As filed with the Securities and Exchange Commission on April 26, 2024

Registration No. 333-274999

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 5
to

 FORM S-1/A

REGISTRATION STATEMENT

Under

The Securities Act of 1933

CORRELATE ENERGY CORP.
(Exact name of Registrant as specified in its charter)

Nevada	8744	84-4250492
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

176 S. Capitol Blvd., 2nd Floor

Boise, Idaho 83702

(855) 264-4060

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Todd Michaels

176 S. Capitol Blvd., 2nd Floor

Boise, Idaho 83702

(855) 264-4060

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Ross Carmel, Esq. Brian Margolis, Esq. Sichenzia Ross Ference Carmel LLP 55 West 39th Street, 4th Floor New York, NY 10018 Telephone: (212) 930-9700	Anthony W. Basch, Esq. J. Britton Williston, Esq. Chenxi Lu, Esq. Kaufman & Canoles, P.C. Two James Center, 14th Floor 1021 E. Cary St. Richmond, VA 23219 Tel: +1.804.771.5700

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the Company is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION , 2024

1,170,000 Units, Each Unit Consisting of One Share of Common Stock

and One Warrant to Purchase One Share of Common Stock,

 1,170,000 Pre-Funded Units, Each Pre-Funded Unit Consisting of One Pre-Funded Warrant to Purchase

One Share of Common Stock and One Warrant to Purchase One Share of Common Stock,

and the shares of Common Stock underlying such Warrants and Pre-Funded Warrants

CORRELATE ENERGY CORP.

This is a firm commitment underwritten public offering (the “Offering”) of 1,170,000 units (each, a “Unit,” collectively, the “Units”). Each Unit consists of one share of Common Stock, $0.0001 par value per share (the “Common Stock”) and one warrant to purchase one share of Common Stock (each, a “Warrant,” collectively, the “Warrants”) at an assumed public offering price of $6.00 per Unit (the mid-point of the estimated range of $5.00 and $7.00 per Unit), of Correlate Energy Corp., a Nevada corporation (the “Company,” “we,” “us,” “our”).

We are also offering to those purchasers, if any, whose purchase of Units in this Offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding shares of Common Stock immediately following the consummation of this Offering, the opportunity to purchase, if the purchaser so chooses, Pre-Funded Units (each, a “Pre-Funded Unit” collectively, the “Pre-Funded Units”) in lieu of Units that would otherwise result in the purchaser’s beneficial ownership exceeding 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding shares of common stock. Each Pre-Funded Unit will consist of a pre-funded warrant to purchase one share of Common Stock at an exercise price of $0.001 per share (each a “Pre-Funded Warrant,” collectively, the “Pre-Funded Warrants”) and one Warrant. The purchase price of each Pre-Funded Unit will be equal to the price per Unit being sold to the public in this offering, minus $0.001, and the exercise price of each Pre-Funded Warrant included in the Pre-Funded Units will be $0.001 per share. The Pre-Funded Warrants will be immediately exercisable and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full. For each Pre-Funded Unit we sell, the number of Units we are offering will be decreased on a one-for-one basis. The offering also includes the shares of Common Stock issuable from time to time upon exercise of the Warrants included in the Pre-Funded Units and the Pre-Funded Warrants.

The Units or Pre-Funded Units have no stand-alone rights and will not be certificated or issued as stand-alone securities. The shares of Common Stock and the Warrants underlying the Units are immediately separable and will be issued separately in this Offering. Each Warrant offered as part of this Offering will have an exercise price of $6.00 per share (the public offering price per Unit), is immediately exercisable on the date of issuance and will expire three (3) years after the initial issuance date.

We are a fully reporting company under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our Common Stock is currently quoted on the OTCQB Marketplace (the “OTCQB”) under the symbol “CIPI.” As of April 26, 2024, the last reported sales price for our Common Stock as quoted on the OTCQB was $___ per share ($____ per share, assuming a reverse stock split of 1-for-6). We intend to list our Common Stock on the New York Stock Exchange (“NYSE”) under the symbol CIPI. There can be no assurance that we will be successful in listing our Common on NYSE. Prices of our Common Stock as reported on the OTCQB may not be indicative of the prices of our Common Stock if our Common Stock were traded on the NYSE. This Offering is contingent upon the listing of our Common Stock on the NYSE. There is no established trading market for the Warrants or the Pre-Funded Warrants, and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the Warrants or the Pre-Funded Warrants on any national securities exchange or other trading market. Without an active trading market, the liquidity of the Warrants and the Pre-Funded Warrants will be limited.

The actual offering price (the “Offering Price”) per Unit will be determined by us and Aegis Capital Corp. (“Aegis” or the “Underwriter”), in connection with this offering, taking into consideration several factors as described between Aegis and us at the time of pricing, considering our historical performance and capital structure, prevailing market conditions, and overall assessment of our business, and will not be based upon the price of our Common Stock on the OTCQB. Therefore, the assumed public offering price used throughout this prospectus may not be indicative of the actual public offering price for our Common Stock.

Unless otherwise noted and other than in our financial statements and the notes thereto, the share and per share information in this prospectus reflects a proposed 1-for-6 reverse stock split of our outstanding Common Stock and treasury stock to occur concurrently with the effective date of the registration statement of which this prospectus is a part and prior to the closing of this offering.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 10 of this prospectus. You should carefully consider these risk factors, as well as the information contained in this prospectus, before you invest.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Common Unit	Per Pre- Funded Unit	Total
Assumed offering price	$6.00	$6.00	$7,020,000
Underwriting discount and commissions (1)	$0.42	$0.42	$491,400
Proceeds to us before offering expenses (2)	$5.58	$5.58	$6,528,600

(1)

We have also agreed to issue warrants to purchase shares of our Common Stock to the Underwriter and to pay or reimburse the Underwriter for certain expenses. See “Underwriting” on page 73 for additional information regarding total underwriter compensation.

(2)

The amount of offering proceeds to us presented in this table does not give effect to any exercise of: (i) the Underwriter’s Over-Allotment Option we have granted to the Underwriter as described below and (ii) the Underwriter’s Warrants being issued to the Underwriter in this Offering.

We have granted the Underwriter an option, for the period of 45 days after the date of the closing of the Offering, exercisable one or more times in whole or in part, to purchase up to a total of 175,500 additional shares of Common Stock and/or Pre-Funded Warrants, representing 15% of the shares and Pre-Funded Warrants sold in the Offering and/or up to 175,500 additional Warrants, representing 15% of the Warrants sold in the Offering. (the “Underwriter’s Over-Allotment Option”), in all cases less the underwriting discount, solely to cover over-allotments, if any.

The Underwriter expects to deliver the securities against payment to the investors in this Offering on or about ______, 2024.

Sole Book-Running Manager

Aegis Capital Corp.

The date of this prospectus is [●], 2024.

You should rely only on information contained in this prospectus. We have not, and the Underwriter has not, authorized anyone to provide you with additional information or information different from that contained in this prospectus. Neither the delivery of this prospectus nor the sale of our securities means that the information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or the solicitation of an offer to buy our securities in any circumstances under which the offer or solicitation is unlawful or in any state or other jurisdiction where the offer is not permitted.

For investors outside the United States: Neither we nor the Underwriter have taken any action that would permit this Offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the Offering of the securities covered hereby and the distribution of this prospectus outside of the United States.

The information in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since those dates.

No person is authorized in connection with this prospectus to give any information or to make any representations about us, the securities offered hereby or any matter discussed in this prospectus, other than the information and representations contained in this prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements discuss matters that are not historical facts. Because they discuss future events or conditions, forward-looking statements may include words such as “anticipate,” “believe,” “estimate,” “intend,” “could,” “should,” “would,” “may,” “seek,” “plan,” “might,” “will,” “expect,” “anticipate,” “predict,” “project,” “forecast,” “potential,” “continue,” and the negatives thereof or similar expressions. Forward-looking statements speak only as of the date they are made, are based on various underlying assumptions and current expectations about the future and are not guarantees of future performance. Such statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, level of activity, performance or achievement to be materially different from the results of operations or plans expressed or implied by such forward-looking statements. You are cautioned to not place undue reliance on these forward-looking statements, which speak only as of their dates.

We cannot predict all the risks and uncertainties that may impact our business, financial condition or results of operations. Accordingly, the forward-looking statements in this prospectus should not be regarded as representations that the results or conditions described in such statements will occur or that our objectives and plans will be achieved, and we do not assume any responsibility for the accuracy or completeness of any of these forward-looking statements. These forward-looking statements are found at various places throughout this prospectus.

Important factors that could cause actual results to differ materially from those in the forward-looking statements included herein include, but are not limited to, information concerning possible or projected future results of our operations, including statements about potential acquisition or merger targets, strategies or plans; business strategies; prospects; future cash flows; financing plans; plans and objectives of management; limited working capital; limited access to capital; changes from anticipated levels of sales; future national or regional economic and competitive conditions; changes in relationships with customers; difficulties in developing and marketing new products; difficulties in marketing existing products; customer acceptance of existing and new products; technological change; dependence on key personnel; availability of key component parts, vendors and contractors; product liability; any other statements regarding future acquisitions, future cash needs, future operations, business plans and future financial results; and any other statements that are not historical facts.

These forward-looking statements represent our intentions, plans, expectations, assumptions and beliefs about future events and are subject to a variety of factors and risks, including, but not limited to, those set forth under “Risk Factors” starting page 10 of this prospectus.

Many of those risks and factors are outside of our control and could cause actual results to differ materially from the results expressed or implied by those forward-looking statements. Considering these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. All subsequent written and oral forward-looking statements concerning other matters addressed in this prospectus and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this prospectus.

Except to the extent required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, a change in events, conditions, circumstances or assumptions underlying such statements, or otherwise.

All references to “Correlate,” “CIPI,” “the Company”, “we” or “our” as used herein refers to the consolidated operations of the Company and its operating subsidiaries.

We express all amounts in this prospectus in U.S. dollars, except where otherwise indicated. References to “$” and “US$” are to U.S. dollars.

CAUTIONARY NOTE REGARDING INDUSTRY DATA

This prospectus includes industry data that we obtained from market research, publicly available information and industry publications. We did not fund and are not otherwise affiliated with any of the sources cited in this prospectus. We obtained the industry, market and competitive position data used throughout this prospectus from our own internal estimates and research, as well as from independent market research, industry and general publications and surveys, governmental agencies and publicly available information in addition to research, surveys and studies conducted by third parties. Internal estimates are derived from publicly available information released by industry analysts and third-party sources, our internal research and our industry experience, and are based on assumptions made by us based on such data and our knowledge of our industry and market, which we believe to be reasonable. In some cases, we do not expressly refer to the sources from which this data is derived. In that regard, when we refer to one or more sources of this type of data in any paragraph, you should assume that other data of this type appearing in the same paragraph is derived from the same sources, unless otherwise expressly stated or the context otherwise requires. In addition, while we believe the industry, market and competitive position data included in this prospectus is reliable and based on reasonable assumptions, such data involve risks and uncertainties and are subject to change based on various factors, including those discussed in “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the estimates made by third parties or by us.

PROSPECTUS SUMMARY

This summary highlights certain information appearing elsewhere in this prospectus. Because this is only a summary, it does not contain all of the information you should consider before investing in our securities and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information included elsewhere in this prospectus. Before you make an investment decision, you should read this entire prospectus carefully, including the risks of investing in our securities discussed under the section of this prospectus entitled “Risk Factors” and similar headings. You should also carefully read our financial statements, and the exhibits to the registration statement of which this prospectus is a part.

Overview

Correlate Energy Corp. (formerly Correlate Infrastructure Partners Inc.), together with its subsidiaries (collectively the “Company”, “Correlate”, “we”, “us” and “our”), is a technology-enabled vertically integrated sales, development, and fulfillment platform focused on distributed clean and resilient energy solutions in North America.

We focus on real estate assets that have a complex energy profile, but do not have the resources of time, expertise, or capital available to invest in technology and sustainable infrastructure upgrades that will improve the net operating income (NOI) and resiliency of those properties. Complexities for building and property owners can stem from having either (i) a large portfolio of sites in different locations, or (ii) a single location that has a variety of different business processes, operations, and equipment that require a wide skillset of expertise to continually optimize (such as achieving the ISO 50001 standard).

We provide property owners and real estate investment trusts (REITs) access to energy experts and solutions via a lean software-driven process. Our process includes end-to-end engineering, finance, project management, and fulfillment services for all major facility energy improvements. Through our processes, we manage client opportunities with the correct experts, solutions, and execution resources across their entire portfolio to help our clients achieve their sustainability mandates, ensure facility uptime, and/or improve bottom-line operating margins. The Company leverages on-demand and in-house experts with our internal systems and technology to turn our clients’ drive for a competitive edge into a comprehensive energy optimization and management program. Each custom program can significantly lower our client’s energy usage, costs, and carbon footprint, thereby improving NOI and providing our clients more flexibility to focus and invest in other areas of their businesses.

The Company is also involved in developing microgrid infrastructure in areas that cannot be properly served by centralized electrical infrastructure.  Microgrids may be required due to (i) a lack of grid capacity or transmission infrastructure, (ii) a lack of funding available for new buildouts, or (iii) long lead times for utilities to deliver the electricity. Microgrids are emerging as a flexible approach to deploying distributed energy resources that can meet the electricity needs of existing communities and new developments without necessarily being connected to the power grid.

Behind our platform is a team of multi-decade industry experts in renewable energy generation, efficiency technology, software development, project finance, supply chain, and construction. The Company’s team is composed of serial entrepreneurs and innovators who have built some of the leading companies in the clean energy space, including technology-based startups and F500 divisions. Our CEO, Todd Michaels, has been in the solar industry since 2005, formerly as VP of Product Innovations at SunEdison, Senior Director - Distributed Solar at NRG Energy (NYSE: NRG), and SVP of Project Development and Marketing at Solar Power Partners (acquired by NRG Energy in 2011). Jason Loyet, our Director of Commercial Solar, has over 20 years in the cleantech industry and was a U.S. Department of Energy SunShot Catalyst award winner for his work building the Solar Site Design technology platform. Our Chief Revenue Officer, Dave Bailey, brings over 15 years of executive sales, supply chain management, and energy efficiency experience from Wesco’s Distributed Energy Resource division (formerly Westinghouse) and GE Supply. Our CFO, Johan Themaat, has held key financial positions at private, public, and startup companies, including Mission Energy, NGL Energy Partners, and RBS. As CFO of Mission Energy, he led financial strategy, back-office operations, and corporate development. As VP of M&A and Investor Relations of NGL Energy Partners (NYSE:NGL), he was instrumental in executing the acquisition strategy, forecasting, and board communications. He gained his financial experience as an investment banker, including RBS's energy investment bank. Mr. Themaat brings his proficiency in financial strategy, planning and analysis, M&A, and capital-raising to the Company. Jed Freedlander, our Director of Corporate Development, has played a central role in the development of several high-profile Public-Private Partnership (P3) projects in the United States. His expertise in creating sustainable and resilient infrastructure has been instrumental in enhancing communities and driving economic growth. With a career spanning over two decades, Mr. Freedlander has garnered extensive experience in the field of infrastructure development where his roles have encompassed a wide range of responsibilities, from strategic planning to project implementation. Roger Baum, our Executive VP of Operations, has successfully sourced and implemented over $1 billion in projects where Mr. Baum’s roles have spanned the entire spectrum of turnkey project delivery, from legal structuring and financing to design and construction. Prior to joining the Company, Mr. Baum was the Vice President of Public-Private Partnerships for CORE Construction, a leading billion-dollar construction management firm in the U.S.

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We believe that building and property owners will choose our services for actionable, cashflow-positive, NOI-improving energy programs. The Inflation Reduction Act (“IRA”) has had an immediate positive impact on demand for our services. Furthermore, numerous states in the U.S. are setting renewable portfolio standards and goals, in addition to the critical and significant underlying carbon reduction mandates taking effect in the U.S. and beyond. Finally, with environmental, social, and governance (“ESG”) mandates increasingly becoming a priority for businesses, we believe that we are well-positioned to be one of the premier net-zero carbon emissions, smart building platform service and infrastructure providers in the United States.

Our Solutions

Our management team understands the barriers that are prohibiting the scalable deployment of distributed energy solutions. We have developed innovative processes and tools targeted at bulk real estate owners, educating them on the financial benefits of energy projects, allowing them to compare potential energy upgrade options, and facilitating the implementation of retrofit measures via attractive turnkey offerings with no-money down, 100% funding options. We also provide custom solutions for energy contractors to more efficiently target potential clients and offer more compelling energy services - fully funded and easy to comprehend.

We use software to bring together energy project development, institutional project financing, and certified installers into a standardized process that is standardized with strong quality, investment-grade controls. This ‘market-making’ model allows us to optimize and keep fixed costs low which, in turn, leads to high scalability and improved pricing for consumers while preserving financial returns to project investors and lenders. We do not need to subsidize the marketplace as there are already large pools of installers who need more consistent, quality work.

Competitive Strengths

Our competitive strengths include the following:

Low-Cost Origination with Ongoing Upsell: We have an extensive referral partner network that brings us qualified leads keeping our cost of customer acquisition low. Our referral partner network includes original equipment manufacturers (“OEMs”), industry consultants, facility management providers, and industry peers. Additionally, since we plan to stay with the customer’s facility over a multi-year contract, subsequent sales are very low cost and can be coordinated on a timely basis based on market and facility conditions we actively monitor. Our programs facilitate rapid engagements and get facilities to take action to manage their energy. Our proprietary process for site data capture and project development are also used by our third-party energy service/product providers to unlock their regional markets and historic client base. We believe that this provides an aggregation that further reduces our costs and increases the velocity of our growth. It also creates an ecosystem model, which is an integrated set of formal, contracted relationships for project origination, development, financing, and installation of solar, efficiency, storage, and EV charging that combine in-house resources with third-party regional and niche expertise to meet a nationwide scalable offering.

Simple, Transparent, Turnkey Customer Experience (Efficiency, Generation, Electric Vehicles (EVs)): When a client opts-in to our program services, they gain access to a multitude of products, services, and installation capacity via a lean software driven process. Facility surveys, analytics, engineering, finance, project management and fulfillment services are all provided from one source for all major energy improvements. We address heating, cooling and lighting solutions, with clean onsite generation, that allows us to reach for net zero goals, while supporting new electric load growth, given high growth applications such as electric vehicle charging impact sites. The current industry standard is separating providers by solution, forcing clients to manage multiple relationships, sort through complex proposals, and manage challenging contractors through completion. Our proactive management and monitoring systems address these issues allowing facility owners to focus on their core business as we provide a transparent turnkey experience for them.

Competition Across All Supply Chains: We are not tied to any particular product, equipment type, technology or project finance fund, allowing us to seek the best partner and supplier for each project to our advantage. A majority of facility owners and our clients put a premium on the disaggregation of our products and services for pricing transparency, but seek integrated solutions with a single, simple interface that we provide. Our ability to drive competition across the full supply chain from materials and labor, to project capital given our scale and diverse project portfolio provides us with a consistent margin advantage. Our best-in-class procurement software further drives competition, decisions, insights, and speed to completion of client projects over time.

Highly Scalable National Development to Regional/Local Installation: Our team is composed of multi-decade industry experts in sales, technology, project finance, supply chain, and construction. Our team includes serial entrepreneurs and innovators that have built and scaled leading companies in the clean energy space. We are constantly working on achieving the optimal balance between sophisticated, shared, centralized, remote development resources and leveraging local fulfilment teams across the diverse national U.S. markets. We optimize for margin, risk, and customer satisfaction for each opportunity by market.

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Consistent Ongoing Customer Management via Software Driven Process: We provide unique tools and simple reports online for clients that make clear the benefits, timelines, actions, and approvals required upfront and over time. Our software and solutions allow us to streamline our processes and services without the need for a large-scale customer support staff to manage hundreds of new locations per year. Our internal staff uses customized, best-in-class customer engagement methods and support software to quickly and accurately respond to current and potential clients.

Although we believe that our competitive strengths described above will help us achieve our strategic plans, there are also certain challenges that we face and there are risks and limitations that could harm our business and/or inhibit our strategic plans, which include, but are not limited to, the following:

-	The amount of indebtedness that we have incurred to date could cause us to be unable to secure financing for our projects and our ongoing operations;

-	Our historical losses may continue in the future, and we may not be able to achieve or sustain profitability;

-	Compliance with regulations has increased our legal and financial compliance costs and demand on our systems and resources, which could make it difficult to execute our strategic plans;

-	Industry and project related challenges could limit the capital or resources available to complete our projects, and projects might be delayed due to regulatory permitting and utility approvals;

-

The Company has incurred losses since inception and has not generated positive cash flows from operations. These matters, among others, raise substantial doubt about the Company’s ability to continue as a going concern.

In addition to the foregoing, please review the section entitled “Risk Factors” commencing on page 10, for a more complete description of the risks that we may experience with respect to our Company.

Intellectual Property

While the success of our business depends more on such factors as our employees’ technical expertise and innovative skills, the success of our business also relies on our ability to protect our proprietary technology. Accordingly, we seek to protect our intellectual property rights in a variety of ways. Although we do not currently have any patented technologies that we use in our business, we seek to protect our proprietary technology and other proprietary rights by requiring our employees and contractors to execute confidentiality and invention assignment agreements. We also rely on employee and third-party nondisclosure agreements and other intellectual property protection methods, including proprietary know-how, to protect our confidential information and our other intellectual property.

We have registered each of Correlate and the Correlate logo as service marks with the U.S. Patent and Trademark Office.

Market Opportunity

Solar deployment in the U.S., relative to other energy sources, has reached a tipping point, where in 2023 solar PV grew over 50% year-over-year and is projected to account for over 50% of new generating capacity brought online in the future, according to Wood Mackenzie, the Solar Energy Industries Association, and the U.S. Energy Information Administration (“EIA”), Preliminary Monthly Electric Generator Inventory. Yet market penetration remains below 5% according to the U.S. Energy Information Administration, 2020 Residential Energy Consumption Survey and the 2018 Commercial Energy Consumption Survey. The U.S. Energy Information Administration projects the percentage of U.S. electric capacity additions from solar will grow from 46% in 2022 (18 GWac) to 54% in 2023 (31 GWac), 63% in 2024 (44 GWac), and 71% in 2025 (51 GWac). We believe that our software-centered, asset-light development and financing business model that is focused on continuous design and process improvement will allow solar to achieve large-scale adoption.

The EIA estimates that there are 6 million commercial buildings in the U.S. This sector is the largest single consumer of energy in the country - using over $2 trillion of energy each year. The EIA and the U.S. Department of Energy (“DOE”) estimate that up to 30%, or approximately $600 billion, is wasted through inefficiencies, representing 15% of greenhouse gas emissions, according to industry experts. According to the U.S. Green Building Council, as of 2022, only 100,000 buildings in the country have a Leadership in Energy and Environmental Design (LEED) certification, a global rating system that acts as a framework to guide energy efficiency, among others. While energy upgrades have real, tangible results, this reveals that most buildings still lack energy programs. According to the DOE, some of the primary barriers that prevent businesses from adopting energy measures include lack of funding, perceived insufficient return on investment, lack of the ability to investigate and implement projects, and lack of general knowledge and technical expertise to implement and maintain such projects. Despite the hesitancy of building and property owners to investigate and implement such projects, we believe that opportunities for improved energy efficiency, lower costs, and lower carbon emissions are enormous. There are favorable market conditions that point towards market opportunities for us to significantly grow our business. For instance, rapid technological advancements and decreasing costs have driven renewable energy to become the second-most widespread electricity source in the country. The EIA reports that renewable energy reached a record high of 14% of total energy consumption in 2022. Among renewable energy sources, solar power has become predominant, with solar power capacity growing from just 0.34 GW in 2008 to approximately 174.7 GW in 2023, according to the Solar Energy Industries Association (“SEIA”) and Wood Mackensie. When it comes to commercial building retrofits, the Rocky Mountain Institute estimates that portfolio energy optimization is a $290 billion market in the U.S., driving deep financial savings and energy efficiency across the commercial sector.

At the same time, the U.S. is increasingly powering itself with clean, renewable energy to strategically phase out carbon pollution by 2050. The U.S. government has recently outlined long-term goals to cut emissions by 50% to 52% by 2030 based on 2005 levels and achieve a net zero economy by 2050. States and local governments are also taking action to phase out carbon pollution. There are 38 states (as well as the District of Columbia)  that have a requirement for 100% clean energy by 2050 or earlier. More than 2,000 businesses and financial institutions have partnered with the Science Based Targets initiative (“SBTi”) to reduce their emissions in line with climate science; meanwhile, over 400 corporations worldwide are working with RE100, a corporate initiative of businesses committed to 100% renewable energy. With massive market demand for carbon reduction and energy optimization, we believe that our scalable offerings are well-positioned to meet these goals.

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Listing on the NYSE

Our Common Stock is currently quoted on the OTC Market’s OTCQB under the symbol “CIPI.” In connection with this Offering, we intend to apply to have our Common Stock listed on the New York Stock Exchange under the symbol “CIPI”. This Offering is contingent upon the listing of our Common Stock on the NYSE. If NYSE approves our listing application, we expect to list our Common Stock upon consummation of the Offering, at which point our Common Stock will cease to be traded on the OTCQB. NYSE’s listing requirements include, among other things, a stock price threshold. As a result, prior to effectiveness of our registration statement of which this prospectus is a part, we will need to take the necessary steps to meet NYSE’s listing requirements, including, but not limited to, effectuating a reverse split of our Common Stock (as further discussed below). Prices of our Common Stock as reported on the OTCQB may not be indicative of the prices of our Common Stock if our Common Stock were traded on the NYSE. If NYSE does not approve the listing of our Common Stock, we will not proceed with this Offering. There can be no assurance that our listing application will be approved or that our Common Stock will be listed on NYSE.

Reverse Stock Split

We intend to effect a 1-for-6 reverse stock split of our outstanding Common Stock concurrently with the effectiveness of the registration statement of which this prospectus is a part, and prior to the closing of this Offering. No fractional shares will be issued in connection with the reverse stock split and all such fractional shares resulting from the reverse stock split will be rounded up to the nearest whole number. The shares issuable upon the exercise of our outstanding warrants and the exercise prices of such warrants will be adjusted to reflect the reverse stock split. Unless otherwise noted, the share and per share information in this prospectus reflects, other than in our financial statements and the notes thereto, the intended 1-for-6 reverse stock split. There will be no effect on the number of shares of Common Stock or preferred stock authorized for issuance under our articles of incorporation or the par value of such securities.

Principal Risks

We are subject to various risks discussed in detail under “Risk Factors” starting on page 10 of this prospectus and which include risks related to the following:

•	our history of losses and our inability to achieve or sustain profitability in the future;
•	the going concern qualification in our audited financial statements;
•	our growth strategy depends on the widespread adoption of solar power and renewable energy technology;
•	our ability to compete successfully against other companies that provide services that compete with ours;
•	our ability to complete our projects at a cost or on a timeline that provides acceptable returns;
•	competition we face from traditional regulated electric utilities, from less-regulated third party energy service providers and from new renewable energy companies;
•	the risk of a material reduction in the retail price of traditional utility-generated electricity or electricity from other sources;
•

the limited number of suppliers in the solar industry and the risks associated with the acquisition of any of these suppliers by a competitor or any shortage, delay, quality issue, price change, or other limitations in our ability to obtain components or technologies we use in our projects;

•	our ability to attract third-party project financing or capital sources to finance or purchase completed projects from us;
•	the harm we will suffer if we do not proceed with projects under development or our inability to complete the construction of, or capital improvements to, facilities on schedule or within budget;
•	our ability to effectively manage our growth;

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•	our inability to realize the anticipated benefits of acquisitions and our inability to successfully integrate these acquisitions;
•	our growth depends on the success of our relationships with third parties;
•	our inability to recruit and retain qualified technicians, advisors, industry professionals, as well as the risk that members of our board of directors, key executives, key employees or consultants discontinue their employment or consulting arrangements with us;
•	the requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain qualified board members and officers;
•	our management has limited experience in operating a public company;
•

our results of operations may fluctuate from quarter to quarter which may make our future performance difficult to predict and which may cause our results of operations for a particular period to fall below expectations, either of which could result in a decline in the price of our Common Stock;

•	our ability to retain key management personnel;
•	our need to raise additional capital;
•	failure to develop and maintain an effective system of internal control over financial reporting and to remedy material weaknesses that have been identified in our internal control over financial reporting;
•	material adverse effects that could result from the extensive regulation of our business;
•	any reductions or modifications to, or the elimination of, governmental incentives or policies that support solar energy;
•	our ability to overcome technical, regulatory and economic barriers to the purchase and use of solar energy;
•	the risk that we may in the future be named in legal proceedings, become involved in regulatory inquiries, or be subject to litigation;
•	our ability to successfully protect our intellectual property rights, and claims of infringement by others;
•	the limited trading market for our shares;
•	we are subject to the penny stock rules, which may adversely affect the trading in our Common Stock;
•	our officers, directors and 10% or greater stockholders collectively own a majority of our outstanding common stock and, as long as they do so, they will be able to control the outcome of stockholder voting;
•	the dilution of our shares as a result of the issuance of additional shares of Common Stock or preferred stock, which may occur without stockholder approval;
•	the volatility of our stock price;
•	limited trading volume and price fluctuations of our stock;
•	the decline in the price of our stock due to offers or sales of substantial number of shares by holders of our Common Stock whose stock is restricted from immediate resale but which may be sold into the market in the future; and
•	our ability to meet the initial or continuing listing requirements of the NYSE.

Corporate Information

Our executive offices are located at 176 S. Capitol Blvd., 2nd Floor, Boise, Idaho 83702. Our main telephone number is (855) 264-4060. Our main website is www.correlate.energy, the contents of which are not incorporated by reference into this prospectus.

5

SUMMARY OF THE OFFERING

Issuer:	Correlate Energy Corp., a Nevada corporation

Units offered by us (1):	1,170,000 Units, each Unit consisting of one share of Common Stock and one Warrant.

Pre-Funded Units Offered by Us

We are also offering to certain purchasers whose purchase of units in this Offering would otherwise result in the purchaser, together with its affiliates, beneficially owning more than 4.99% of our outstanding Common Stock immediately following the consummation of this Offering, the opportunity to purchase, if such purchasers so choose, Pre-Funded Units, each Pre-Funded Unit consisting of one Pre-Funded Warrant to purchase one share of Common Stock and one common warrant to purchase one share of Common Stock, in lieu of units that would otherwise result in any such purchaser’s beneficial ownership exceeding 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock. The purchase price of each Pre-Funded Unit will equal the price per Units being sold to the public in this Offering, and the exercise price of each Pre-Funded Warrant will be $0.001 per share. The Pre-Funded Warrants will be exercisable immediately and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full. For each Pre-Funded Unit we sell, the number of Units we are offering will be decreased on a one-for-one basis. The Offering also includes the shares of Common Stock issuable from time to time upon exercise of the Warrants included in the Pre-Funded Units and the Pre-Funded Warrants.

Description of the Warrants

Each Warrant offered as part of this Offering will have an exercise price of $6.00 per share (the public offering price per Unit), is immediately exercisable on the date of issuance and will expire three (3) years after the initial issuance date.  For more information regarding the Warrants, you should carefully read the section titled “Description of Securities – Warrants” on page 71 of this prospectus.

Offering Price (1):

The Units and the Pre-Funded Units will be offered at a price range of $5.00 per unit to $7.00 per unit and at an assumed public offering price of $6.00 per unit, the midpoint of the range (giving effect to the 1-for-6 reverse stock split which will be occurring concurrently with the effectiveness of the registration statement of which this prospectus is a part).

Over-Allotment Option:

We have granted the Underwriter a 45-day option after closing of the Offering, exercisable one or more times in whole or in part, to purchase up to 175,500 additional shares of Common Stock and/or Pre-Funded Warrants, representing 15% of the shares and Pre-Funded Warrants sold in the Offering and/or up to 175,500 additional Warrants, representing 15% of the Warrants sold in the Offering, in all cases less the underwriting discount, solely to cover over-allotments, if any.

Shares of Common Stock Outstanding before the Offering (2):	6,687,002

Shares of Common Stock Outstanding after the Offering (2)(3):

9,234,584 (assuming the sale of the maximum number of Units covered by this prospectus, no sale of Pre-Funded Units and no exercise of the any of the warrants issued in this offering, including the Underwriter’s Warrants, as defined below and the conversion of an aggregate of $5,786,975 of outstanding notes and payables into 1,377,852 shares of common stock).

Use of Proceeds:

We estimate that we will receive net proceeds of approximately $6,000,000 from our sale of Units in this Offering, after deducting underwriting discounts and estimated offering expenses payable by us. We intend to use the net proceeds of this Offering to provide funding for the following purposes: project finance, working capital and general corporate purposes. As of the date of this prospectus, we have not identified, or engaged in any material discussions regarding, any potential project. See “Use of Proceeds.”

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Underwriter’s Warrants:

The registration statement on Form S-1, of which this prospectus is a part, also registers 58,500 shares of Common Stock issuable upon the exercise of warrants issued to the Underwriter for an assumed $7.50 per share (125% of the assumed Offering Price per Unit of $6.00) as a portion of the underwriting compensation in connection with this Offering (the “Underwriter’s Warrants”). The Underwriter’s Warrants will be exercisable at any time, and from time to time, in whole or in part, during the period commencing 180 days following the commencement of sales of the Offering and expiring five (5) years following the commencement of such sales. Please see “Underwriting – Underwriter’s Warrants.”

Underwriters’ Compensation:

In connection with this Offering, the Underwriter will receive an underwriting discount equal to seven percent (7.0%) of the gross proceeds from the sale of Units in the Offering. We will also reimburse the Underwriter for certain out-of-pocket actual expenses related to the Offering, and the Underwriter shall be entitled to a non-accountable expense allowance equal to one percent (1.0%) of the gross proceeds. See “Underwriting.”

Trading Symbols and Listing Application:

Our Common Stock is currently quoted on the OTCQB under the symbol “CIPI.” We intend to apply to have our Common Stock listed on the New York Stock Exchange under the symbol “CIPI”. No assurance can be given that such listing will be approved or that a trading market will develop for our Common Stock. This Offering is contingent upon the listing of our Common Stock on the NYSE. If NYSE does not approve the listing of our Common Stock, we will not proceed with this Offering.

There is no established trading market for the Warrants or the Pre-Funded Warrants, and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the Warrants or the Pre-Funded Warrants on any national securities exchange or other trading market. Without an active trading market, the liquidity of the Warrants and the Pre-Funded Warrants will be limited.

Lock-Up Agreements:

Our directors and officers and our 10% or greater stockholders, have agreed with the Underwriter not to offer for sale, issue, sell, contract to sell, pledge or otherwise dispose of any Common Stock or securities convertible into Common Stock for a period of 180 days from the closing date. See “Underwriting-Lock-Up Agreements.”

Securities issuance standstill:

We have agreed, for a period of 180 days after the closing date of this Offering, that, with certain exceptions, we will not, without the prior written consent of the Underwriter, offer, sell, issue, or otherwise transfer or dispose of, directly or indirectly, any equity or any securities convertible into or exercisable or exchangeable for our equity; file any registration statement relating to the offering of any equity or any securities convertible into equity. See “Underwriting-Company Standstill”.

Right of First Refusal:

For a period of twenty-four (24) months from the closing date of this Offering, if the Company or any of its subsidiaries (a) decides to finance or refinance any indebtedness, the underwriter (or any affiliate designated by the Underwriter) shall have the right to act as sole book-runner, sole manager, sole placement agent or sole agent with respect to such financing or refinancing; or (b) decides to raise funds by means of a public offering (including at-the-market facility) or a private placement or any other capital raising financing of equity, equity-linked or debt securities, the Underwriter (or any affiliate designated by Aegis) shall have the right to act as sole book-running manager, sole underwriter or sole placement agent for such financing. Notwithstanding the foregoing, the underwriter shall have no rights hereunder with respect to off-balance sheet development and long-term project financing for the Company or any of its project subsidiaries secured in the ordinary course of its business. If the underwriter or one of its affiliates decides to accept any such engagement, the agreement governing such engagement (each, a “Subsequent Transaction Agreement”) will contain, among other things, provisions for customary fees for transactions of similar size and nature, but in no event will the fees be less than those outlined herein, and the provisions included in this Offering, including indemnification, which are appropriate to such a transaction.

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Reverse Stock Split:

We intend to effect a 1-for-6 reverse stock split of our outstanding Common Stock concurrently with the effectiveness of the registration statement of which this prospectus is a part, and prior to the closing of this Offering. No fractional shares will be issued in connection with the reverse stock split and all such fractional shares resulting from the reverse stock split will be rounded up to the nearest whole number. The shares issuable upon the exercise of our outstanding warrants and the exercise prices of such warrants will be adjusted to reflect the reverse stock split. Unless otherwise noted, the share and per share information in this prospectus reflects, other than in our financial statements and the notes thereto, the intended 1-for-6 reverse stock split. There will be no effect on the number of shares of Common Stock or preferred stock authorized for issuance under our articles of incorporation or the par value of such securities.

Dividends:

We have never declared or paid cash dividends on our Common Stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any non-compulsory dividends on our preferred stock or common stock in the foreseeable future, if at all. Any future determination to declare dividends will be made at the discretion of our Board of Directors and will depend on our financial condition, results of operations, capital requirements, general business conditions and other factors that our Board of Directors may deem relevant. See “Dividend Policy.”

Risk Factors:

Investing in our securities involves a high degree of risk and purchasers of our securities may lose their entire investment. See “Risk Factors” starting on page 10 and the other information included and incorporated by reference into this prospectus for a discussion of risk factors you should carefully consider before deciding to invest in our securities.

(1)

The actual number of shares of Common Stock we will offer and the actual price per share will be determined based on the actual public offering and the 1-for-6 reverse stock split of our outstanding Common Stock which we intend to effect concurrently with the effectiveness of the registration statement of which this prospectus is a part, and prior to the closing of this Offering.

(2)	Does not include the following shares of Common Stock (on a post-split basis):

•

117,500 shares of Common Stock issuable upon the exercise of warrants for $6.00 per share, pursuant to certain note agreements. Included in these warrants is a warrant to purchase 4,167 shares of Common Stock which was issued to the Company’s largest shareholder and a warrant to purchase 8,334 shares of Common Stock which was issued to the wife of the Company’s CEO;

•	50,000 shares of Common Stock issuable upon the exercise of warrants, as part of certain note agreements;
•	12,500 shares of Common Stock warrants issuable upon the exercise of warrants for $9.54 per share issued to a third party;
•	521,310 shares of Common Stock issuable upon the exercise of warrants, as part of certain note agreements;
•

1,171,534 shares of Common Stock issuable upon the exercise of warrants as part of certain note agreements. Included in these warrants is a warrant to purchase 33,334 shares of Common Stock which was issued to the Company’s CEO;

•	964,496 shares of Common Stock issuable upon the exercise of warrants issued in connection with the conversion of debt and accounts payable in connection with the closing of this Offering; and
•	1,170,000 shares of Common Stock issuable upon the exercise of the Warrants underlying the Units sold in this Offering.

(3)	Does not include 58,500 shares of Common Stock issuable upon exercise of the Underwriter’s Warrants.

Except as otherwise indicated, all information in this prospectus assumes that:

•	No shares of Common Stock have been issued pursuant to any outstanding warrants;
•	No shares of Common Stock have been issued pursuant to the warrants underlying the Units or the Pre-Funded Units in this Offering;
•	No shares of Common Stock have been issued pursuant to the Underwriter’s Over-Allotment Option; and
•	No shares of Common Stock have been issued pursuant to the Underwriter’s Warrants.

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SUMMARY FINANCIAL DATA

The following tables summarize our financial data. We derived the summary financial statement data for the fiscal years ended December 31, 2023 and 2022 set forth below from our unaudited and audited financial statements and related notes contained in this prospectus. Our historical results are not necessarily indicative of the results that may be expected in the future. You should read the information presented below together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our financial statements, the notes to those statements and the other financial information contained in this prospectus.

Summary of Operations in U.S. Dollars:

	For the years ended
	December 31,
	2023	2022

Revenues	$7,562,982	$3,403,648
Cost of revenues	6,181,279	3,195,966
Gross profit	1,381,703	207,682

Operating expenses
General and administrative	3,356,791	2,603,138
Stock-based compensation	2,531,568	1,982,795
Legal and professional	1,459,571	1,131,127

Depreciation and amortization	250,558	68,080
Impairment of intangible asset	-	139,700
Total operating expenses	7,598,488	5,924,840

Loss from operations	(6,216,785)	(5,717,158)

Other income (expense)
Interest expense	(656,655)	(198,845)
Amortization of debt discount	(4,866,476)	(1,019,319)
Financing costs	(4,156,291)	(368,118)
Change in fair value of derivative liability	3,107,808	140,532
Total other income (expense)	(6,571,614)	(1,445,750)

Net loss	$(12,788,399)	$(7,162,908)

Loss per share	$(2.13)	$(1.22)

Weighted average shares outstanding - basic	6,001,744	5,826,414

Balance Sheet Data in U.S. Dollars:

	December 31,	December 31,
	2023	2022
Cash and cash equivalents	$1,412,379	$96,308
Working capital (deficit)	$(3,919,615)	$(3,541,588)
Total assets	$4,560,690	$2,256,955
Total liabilities	$7,740,343	$5,062,629
Accumulated deficit	$(21,056,825)	$(8,268,426)
Total stockholders' equity (deficit)	$(3,179,653)	$(2,805,674)

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RISK FACTORS

Any investment in our securities involves a high degree of risk. You should consider carefully the risks and uncertainties described below and all information contained in this prospectus, before you decide whether to purchase our securities. If any of the following risks or uncertainties actually occurs, our business, financial condition, results of operations and prospects would likely suffer, possibly materially. In addition, the trading price of our securities could decline due to any of these risks or uncertainties, and you may lose part or all of your investment.

Risks Related to Our Business

We have incurred net losses before income taxes and may be unable to achieve or sustain profitability in the future.

We have incurred net losses from operations during each of the years ended December 31, 2023 and 2022, which as of December 31, 2023, accumulated to $21,056,825, including a net loss of $12,788,399 and $7,162,908 for the years ended December 31, 2023 and 2022, respectively. We may continue to incur net losses as we increase our spending to finance the expansion of our operations, expand our installation, engineering, administrative, sales and marketing staffs, increase spending on our brand awareness and other sales and marketing initiatives, make significant investments to drive future growth in our business and implement internal systems and infrastructure to support our growth. We do not know whether our revenue will grow rapidly enough to absorb these costs and our limited operating history makes it difficult to assess the extent of these expenses or their impact on our results of operations. Our ability to sustain profitability depends on a number of factors, including but not limited to:

•	growing our customer base;
•	raising additional capital in the form of equity, debt or a combination thereof;
•	reducing the cost of components for our solar service offerings;
•	growing and maintaining our third-party sales channel;
•	maintaining high levels of product quality, performance, and customer satisfaction;
•	successfully integrating acquired businesses; and
•	reducing our operating costs by lowering our customer acquisition costs and optimizing our design and installation processes.

We may be unable to achieve positive cash flows from operations in the future.

Our management has concluded that uncertainties around our ability to raise additional capital raise substantial doubt about our ability to continue as a going concern. We will require additional financing to fund our future operations. Any failure to obtain additional capital when needed on acceptable terms, or at all, could force us to delay, limit, reduce or terminate our operations.

We have concluded that we do not have sufficient cash to fund our operations and to meet our obligations as they become due within one year from the date that our consolidated financial statements are issued and as a result, there is substantial doubt about our ability to continue as a going concern.

Our ability to continue as a going concern is an issue raised as a result of ongoing operating losses and a lack of financing commitments to meet cash requirements and is subject to our ability to develop additional sources of capital, and/or achieve profitable operations and positive cash flows. Management’s plans with respect to operations include aggressive marketing, acquisitions, and raising additional capital through sales of equity or debt securities as may be necessary to pursue its business plans and sustain operations until such time as the Company can achieve profitability. Management believes that aggressive marketing combined with acquisitions and additional financing as necessary will result in improved operations and cash flow in the second half of 2024 and beyond. However, there can be no assurance that management will be successful in obtaining additional funding or in attaining profitable operations. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We cannot assure you that we will be able to raise additional capital on commercially reasonable terms or at all. The perception that we may not be able to continue as a going concern may materially limit our ability to raise additional funds through the issuance of new debt or equity securities or otherwise and no assurance can be given that sufficient funding will be available when needed to allow us to continue as a going concern. This perception may also make it more difficult to operate our business due to concerns about our ability to meet our contractual obligations. If we cannot continue as a going concern, we may have to liquidate our assets and may receive less than the value at which those assets are carried on our financial statements, and it is likely that our stockholders may lose some or all of their investment in us.

Our growth strategy depends on the widespread adoption of solar power and renewable energy technology.

The market for solar power products is emerging and rapidly evolving, and our future success is uncertain. If solar power technology proves unsuitable for widespread commercial deployment or if demand for solar power products fails to develop sufficiently, it is likely that we would be unable to generate enough revenues to achieve and sustain profitability and positive cash flow. The factors influencing the widespread adoption of solar power technology include but are not limited to:

•	cost-effectiveness of solar power technologies as compared with conventional and non-solar alternative energy technologies;
•	performance and reliability of solar power products as compared with conventional and non-solar alternative energy products;
•	continued deregulation of the electric power industry and broader energy industry;
•	fluctuations in economic and market conditions which impact the viability of conventional and non-solar alternative energy sources, such as increases or decreases in the prices of oil and other fossil fuels; and
•	availability of governmental subsidies and incentives.

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If we cannot compete successfully against other companies that provide services that compete with ours, we may not be successful in developing our operations and our business may suffer.

The solar and energy industries are characterized by intense competition and rapid technological advances, both in the U.S. and internationally. We compete with other technology-enabled clean energy optimization companies with business models that are similar to ours. In addition, we compete with solar companies in the downstream value chain of solar energy. We face competition from purely sales and finance driven organizations that acquire customers and then subcontract out the installation of solar energy systems, from installation businesses that seek financing from external parties, from large construction companies and utilities, and increasingly from sophisticated electrical and roofing companies. Further, some competitors are integrating vertically in order to ensure supply and to control costs. Many of our competitors also have significant brand name recognition and have extensive knowledge of our target markets, as well as significantly greater personnel and financial resources than us. If we are unable to compete in the market, there will be an adverse effect on our business, financial condition, and results of operations.

If we cannot complete our projects at a cost or on a timeline that provides acceptable returns, our operations and our business may suffer.

Developing and investing in renewable energy projects entails inherent risks, particularly concerning project development costs and schedules. Fluctuations in customer negotiation outcomes, permitting timelines, material prices, labor rates, and regulatory requirements can significantly impact project expenses, potentially leading to cost overruns and budgetary constraints. In extreme cases, projects may be put on hold or canceled, which could have a material adverse effect our business and our results of operations.

With respect to providing electricity on a price-competitive basis, solar systems face competition from traditional regulated electric utilities, from less-regulated third party energy service providers and from new renewable energy companies.

The solar energy and renewable energy industries are both highly competitive and continually evolving as participants strive to distinguish themselves within their markets and compete with large traditional utilities. We believe that our primary competitors are the traditional utilities that supply electricity to our potential customers. Traditional utilities generally have substantially greater financial, technical, operational and other resources than us and the partners we contract with. As a result, these competitors may be able to devote more resources to the research, development, promotion, and sale of their products or respond more quickly to evolving industry standards and changes in market conditions than we can. Traditional utilities could also offer other value-added products or services that could help them to compete with us even if the cost of electricity they offer is higher than the energy solutions we can offer them. In addition, a majority of utilities’ sources of electricity are non-solar, which may allow utilities to sell electricity more cheaply than electricity generated by the renewable energy solutions we can offer.

We also compete with companies that are not regulated like traditional utilities, but that have access to the traditional utility electricity transmission and distribution infrastructure pursuant to state and local pro-competitive and consumer choice policies. These energy service companies are able to offer customers electricity supply-only solutions that are competitive with our solar energy system options on both price and usage of renewable energy technology while avoiding the long-term agreements and physical installations that our third-party financed business model requires. This may limit our ability to attract new customers, particularly those who wish to avoid long-term contracts or have an aesthetic or other objection to putting solar panels on their roofs.

Our failure to adapt to changing market conditions and to compete successfully with existing or new competitors will limit our growth and will have a material adverse effect on our business and prospects.

A material reduction in the retail price of traditional utility-generated electricity or electricity from other sources could harm our business, financial condition, results of operations and prospects.

We believe that a significant number of our customers decide to install solar energy systems and retrofit their internal building systems with more efficient systems and controls because they want to pay less for electricity than what is offered by traditional utilities. However, distributed commercial and industrial (C&I) solar energy has yet to achieve broad market adoption as evidenced by the fact that distributed solar has penetrated less than 5% of its total addressable market in the U.S. C&I sector.

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The customer’s decision to choose solar energy and to retrofit their internal building systems with more efficient systems and controls may also be affected by the cost of other renewable energy sources. Decreases in the retail prices of electricity from traditional utilities or from other renewable energy sources would harm our ability to offer competitive pricing and could harm our business. The price of electricity from traditional utilities could decrease as a result of:

•	construction of a significant number of new power generation plants, including plants utilizing natural gas, nuclear, coal, renewable energy or other generation technologies;
•	relief of transmission constraints that enable local centers to generate energy less expensively;
•	reductions in the price of natural gas;
•	utility rate adjustment and customer class cost reallocation;
•	energy conservation technologies and public initiatives to reduce electricity consumption;
•	development of new or lower-cost energy storage technologies that have the ability to reduce a customer’s average cost of electricity by shifting load to off-peak times; or
•	development of new energy generation technologies that provide less expensive energy.

A reduction in utility electricity prices would make the purchase or the lease of our solar energy systems and the retrofit of their internal building operating systems less economically attractive. If the retail price of energy available from traditional utilities were to decrease due to any of these reasons, or other reasons, we would be at a competitive disadvantage, we may be unable to attract new customers and our growth would be limited.

Due to the limited number of suppliers in the solar industry, the acquisition of any of these suppliers by a competitor or any shortage, delay, quality issue, price change, or other limitations in our ability to obtain components or technologies we use in our projects could result in adverse effects.

While we purchase our products from several different suppliers, If one or more of the solar industry suppliers that we rely upon to meet anticipated demand ceases or reduces production due to its financial condition, acquisition by a competitor, or otherwise, is unable to increase production as industry demand increases or is otherwise unable to allocate sufficient production to us or our subcontractors, it may be difficult to quickly identify alternate suppliers or to qualify alternative products on commercially reasonable terms, and our ability to complete our solar projects may be adversely affected. At times, suppliers may have issues with the quality of their products, which may not be realized until the product has been installed at a customer site. This may result in additional costs incurred. There are a limited number of suppliers of solar energy system components and technologies. While we believe there are other sources of supply for these products available, transitioning to a new supplier may result in additional costs and delays in acquiring our solar products and completing our projects. These issues could harm our business or financial performance.

There have also been periods of industry-wide shortages of key components, including solar panels, in times of industry disruption. The manufacturing infrastructure for some of these components has a long lead-time, requires significant capital investment and relies on the continued availability of key commodity materials, potentially resulting in an inability to meet demand for these components. The solar industry is frequently experiencing significant disruption and, as a result, shortages of key components, including solar panels, may be more likely to occur, which in turn may result in price increases for such components. Even if industry-wide shortages do not occur, suppliers may decide to allocate key components with high demand or insufficient production capacity to more profitable customers, customers with long-term supply agreements or customers other than us. Our supply of such components may be reduced as a result. Delays would push out project completion dates in our timelines.

Any supply shortages, delays, quality issues, price changes or other limitations in our ability to obtain components or technologies for our projects could limit our growth, cause cancellations or adversely affect our profitability, and result in loss of market share and damage to our brand.

Our business, financial condition, results of operations and prospects could suffer if we are not able to attract third party project financing or capital sources to finance or purchase completed projects from us.

Third party project financing and project capital sources are critical to our business. The lack of or absence of these capital sources could severely and adversely affect the growth, operations and profitability of our business.

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Our business, financial condition, results of operations and prospects could suffer if we do not proceed with projects under development or are unable to complete the construction of, or capital improvements to, facilities on schedule or within budget.

Our ability to proceed with projects under development and to complete the construction of, or capital improvements to, facilities on schedule and within budget may be adversely affected by escalating costs for materials and labor and regulatory compliance, inability to obtain or renew necessary licenses, rights-of-way, permits or other approvals on acceptable terms or on schedule, disputes involving contractors, labor organizations, landowners, governmental entities, environmental groups, Native American and aboriginal groups, lessors, joint venture partners and other third parties, negative publicity, interconnection issues and other factors. If any development project or construction or capital improvement project is not completed, is delayed or is subject to cost overruns, certain associated costs may not be approved for recovery or otherwise be recoverable through regulatory mechanisms that may be available, and we could become obligated to make delay or termination payments or become obligated for other damages under contracts, could experience the loss of tax credits or tax incentives, or delayed or diminished returns, and could be required to write off all or a portion of its investment in the project. Any of these events could have a material adverse effect on our business, financial condition, results of operations and prospects.

We may not be able to effectively manage our growth.

Our future growth, if any, may cause a significant strain on our management and our operational, financial, and other resources. Our ability to manage our growth effectively will require us to implement and improve our operational, financial, and management systems and to expand, train, manage, and motivate our employees. These demands will require the hiring of additional management personnel and the development of additional expertise by management. Any increase in resources used without a corresponding increase in our operational, financial, and management systems could have a negative impact on our business, financial condition, and results of operations.

We may not realize the anticipated benefits of acquisitions, and integration of these acquisitions may disrupt our business and management.

We have in the past, and in the future we may, acquire companies, project pipelines, products or technologies or enter into joint ventures or other strategic initiatives. We may not realize the anticipated benefits of these acquisitions, and any acquisition has numerous risks. These risks include the following:

•	difficulty in assimilating the operations and personnel of the acquired company;
•	difficulty in effectively integrating the acquired technologies or products with our current technologies;
•	difficulty in maintaining controls, procedures and policies during the transition and integration;
•	disruption of our ongoing business and distraction of our management and employees from other opportunities and challenges due to integration issues;
•	difficulty integrating the acquired company’s accounting, management information, and other administrative systems;
•	inability to retain key technical and managerial personnel of the acquired business;
•	inability to retain key customers, vendors, and other business partners of the acquired business;
•	inability to achieve the financial and strategic goals for the acquired and combined businesses;
•	incurring acquisition-related costs or amortization costs for acquired intangible assets that could impact our operating results;
•	potential failure of the due diligence processes to identify significant issues with product quality, intellectual property infringement, and other legal and financial liabilities, among other things;
•	potential inability to assert that internal controls over financial reporting is effective; and
•	potential inability to obtain, or obtain in a timely manner, approvals from governmental authorities, which could delay or prevent such acquisitions.

Acquisitions of companies, businesses and assets are inherently risky and, if we do not complete the integration of these acquisitions successfully and in a timely manner, we may not realize the anticipated benefits of the acquisitions to the extent anticipated, which could adversely affect our business, financial condition, or results of operations.

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Our growth depends in part on the success of our relationships with third parties.

A key component of our growth strategy is to expand our relationships and develop new relationships with third parties, including but not limited to independent sales organizations (“ISOs”), Energy Solution Providers (“ESPs”), engineering firms, and electrical, roofing and civil contractors. The majority of our revenues are expected to be generated from leads sourced by ISOs whom we select, control and direct using the Company’s platform. ISOs or ESPs that we have relationships with include electrical contractors, software, hardware and other service providers that provide, install and maintain energy improvement measures on customer facilities. ISOs are paid a commission for each transaction that is installed and completed. Additionally, the installation of our projects is completed by third-party contractors under our direction and control, which include engineering firms, electrical, roofing and civil contractors. Negotiating new relationships with ISOs, training such ISOs and third-party contractors and monitoring them for compliance with our standards require significant time and resources and may present greater risks and challenges than expanding a direct sales or installation team. If we are unsuccessful in maintaining our relationships with these third parties and establishing new relationships with other third parties as we seek to expand our business, our ability to grow our business and address our market opportunity could be impaired. Even if we are able to maintain these relationships and establish new ones, we may not be able to execute our goal of leveraging these relationships to meaningfully expand our business, brand recognition and customer base. This would limit our growth potential and our opportunities to generate significant additional revenue or cash flows.

If we are unable to recruit and retain qualified technicians, advisors, industry professionals, or if our board of directors, key executives, key employees or consultants discontinue their employment or consulting relationship with us, it may delay our development efforts or otherwise harm our business.

We may not be able to attract or retain qualified management or technical personnel in the future due to the intense competition for qualified personnel among solar, energy, and other businesses. Our industry has experienced a high rate of turnover of management personnel in recent years. If we are not able to attract, retain, and motivate the personnel needed to accomplish our business objectives, we may experience constraints that will significantly impede the successful development of any product candidates, our ability to raise additional capital, and our ability to implement our overall business strategy.

We are highly dependent on members of our management and technical staff. The loss of any of our executive officers, key employees, or consultants and our inability to find suitable replacements could potentially harm our business, financial condition, and prospects. We may be unable to attract and retain personnel on acceptable terms given the competition among solar and energy companies. Certain of our current officers, directors, and/or consultants hereafter appointed may from time to time serve as officers, directors, scientific advisors, and/or consultants of other solar and energy companies. We do not maintain “key man” insurance policies on any of our officers or employees. Other than certain members of our senior management team, all of our employees are employed “at will” and, therefore, each employee may leave our employment and join a competitor at any time.

We plan to grant stock options, restricted stock grants, restricted stock unit grants, or other forms of equity awards in the future as a method of attracting and retaining employees, motivating performance, and aligning the interests of employees with those of our shareholders. If we are unable to implement and maintain equity compensation arrangements that provide sufficient incentives, we may be unable to retain our existing employees and attract additional qualified candidates. If we are unable to retain our existing employees and attract additional qualified candidates, our business and results of operations could be adversely affected.

We may be unable to implement and maintain an attractive incentive compensation structure in order to attract and retain the right talent. These actions could lead to disruptions in our business, reduced employee morale and productivity, increased attrition, and problems with retaining existing and recruiting future employees.

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The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain qualified board members and officers.

We are subject to the reporting requirements of the Exchange Act, and our shares are quoted on the OTCQB operated by the OTC Markets and are subject to various securities rules and regulations. Compliance with these rules and regulations has increased our legal and financial compliance costs, made some activities more difficult, time-consuming and costly, and increased demand on our systems and resources. The Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and results of operations and maintain effective disclosure controls, procedures, and internal controls over financial reporting. Maintaining our disclosure controls and procedures and internal controls over financial reporting in accordance with this standard requires significant resources and management oversight. As a result, management’s attention may be diverted from other business concerns, which could harm our business and results of operations. We will need to hire more employees in the future, which will increase our costs and expenses.

Our management has limited experience in operating a public company.

Our executive officers have limited experience in the management of a publicly traded company subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to our management and growth. We may not have adequate personnel with the appropriate level of knowledge, experience and training in the accounting policies, practices or internal controls over financial reporting required of public companies in the United States. It is possible that we will be required to expand our employee base and hire additional employees to support our operations as a public company, which will increase our operating costs in future periods.

Our results of operations may fluctuate from quarter to quarter, which could make our future performance difficult to predict and could cause our results of operations for a particular period to fall below expectations, resulting in a decline in the price of our Common Stock.

Our quarterly results of operations are difficult to predict and may fluctuate significantly in the future. We have experienced seasonal and quarterly fluctuations in the past and expect these fluctuations to continue. However, given that we are operating in a rapidly changing industry, those fluctuations may be masked by our recent growth rates and thus may not be readily apparent from our historical results of operations. As such, our past quarterly results of operations may not be good indicators of likely future performance. In addition to the other risks described in this “Risk Factors” section, as well as the factors discussed in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section, the following factors, among others, could cause our results of operations and key performance indicators to fluctuate:

•	the expiration, reduction or initiation of any governmental tax rebates, tax exemptions, or incentive;
•	changes in financial markets, which could restrict our ability to access available and cost-effective financing sources;
•	seasonal, environmental or weather conditions that impact sales, energy production, and systems installation;
•	the amount and timing of operating expenses related to the maintenance and expansion of our business, operations and infrastructure;
•	announcements by us or our competitors of new products or services, significant acquisitions, strategic partnerships or joint ventures;
•	capital-raising activities or commitments;
•	changes in our pricing policies or terms or those of our competitors, including utilities;
•	changes in regulatory policy related to solar energy generation;
•	delayed approval of interconnection applications by utility companies;
•	the loss of one or more key partners or the failure of key partners to perform as anticipated;
•	actual or anticipated developments in our competitors’ businesses or the competitive landscape;
•	actual or anticipated changes in our growth rate; and
•	general economic, industry and market conditions, including as a result of the COVID-19 pandemic.

Our actual revenue or key operating metrics in one or more future quarters may fall short of the expectations of investors and financial analysts. If that occurs, the market price of our Common Stock could decline and stockholders could lose part or all of their investment.

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Adverse economic conditions may have negative consequences on our business, results of operations and financial condition.

Unpredictable and unstable changes in economic conditions, including recession, inflation, increased government intervention, or other changes, may adversely affect our general business strategy. We rely upon our ability to generate additional sources of liquidity and we may need to raise additional funds through public or private debt or equity financings in order to fund existing operations or to take advantage of opportunities, including acquisitions of complementary businesses or technologies. Any adverse change in economic conditions would have a negative impact on our business, results of operations and financial condition and on our ability to generate or raise additional capital on favorable terms, or at all.

Our ability to obtain insurance and the terms of any available insurance coverage could be materially adversely affected by international, national, state or local events or company-specific events, as well as the financial condition of insurers.

Insurance coverage may not continue to be available or may not be available at rates or on terms similar to those presently available to us. Our ability to obtain insurance and the terms of any available insurance coverage could be materially adversely affected by international, national, state or local events or company-specific events, as well as the financial condition of insurers. If insurance coverage is not available or obtainable on acceptable terms, we may be required to pay costs associated with adverse future events which could have a material adverse effect on our business, financial condition or operating results.

Our ability to be successful is dependent upon the efforts of certain key personnel. The loss of key personnel could negatively impact the operations and profitability of our business and its financial condition could suffer as a result.

Our ability to be successful is dependent upon the efforts of our key personnel. Our success depends to a significant degree upon the continued contributions of senior management, certain of whom would be difficult to replace. Departure by certain of our officers could have a material adverse effect on our business, financial condition, or operating results.

We may need to raise additional funds and these funds may not be available when needed.

We may need to raise additional capital in the future to further scale our business and expand to additional markets. We may raise additional funds through the issuance of equity, equity-related or debt securities, through tax equity partnerships, or through obtaining credit from government or financial institutions. We cannot be certain that additional funds will be available on favorable terms when required, or at all. If we cannot raise additional funds when needed, our financial condition, results of operations, business and prospects could be materially and adversely affected. If we raise funds through the issuance of debt securities or through loan arrangements, the terms of which could require significant interest payments, contain covenants that restrict our business, or other unfavorable terms. Also, changes in tax law or market conditions could negatively impact the availability of tax equity or the terms on which investors are willing to acquire tax equity and therefore reduce our access to capital on favorable terms for new solar energy projects. In addition, to the extent we raise funds through the sale of additional equity securities, our stockholders would experience dilution.

As a smaller reporting company within the meaning of the Securities Act, we will utilize certain modified disclosure requirements, and we cannot be certain if these reduced requirements will make our Common Stock less attractive to investors.

We are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our Common Stock held by non-affiliates is greater than or equal to $250 million as of the end of that fiscal year’s second fiscal quarter, and (ii) our annual revenues are greater than or equal to $100 million during the last completed fiscal year and the market value of our Common Stock held by non- affiliates exceeds $700 million as of the end of that fiscal year’s second fiscal quarter. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible and make our Common Stock less attractive to potential investors.

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We have an ineffective system of internal control over financial reporting. If we fail to develop and maintain an effective system of internal control over financial reporting other business practices, and of board-level oversight, we may not be able to report our financial results accurately or prevent and detect fraud and other improprieties. Consequently, investors could lose confidence in our financial reporting, and this may decrease the trading price of our stock.

We must maintain effective internal controls to provide reliable financial reports and to prevent and detect fraud and other improprieties. We are responsible for reviewing and assessing our internal controls and implementing additional controls when improvement is needed. The process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company. If we are unable to establish or maintain appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations on a timely basis, result in material misstatements in our consolidated financial statements and harm our results of operations.

The Sarbanes-Oxley Act requirements regarding internal control over financial reporting, and other internal controls over business practices, are costly to implement and maintain, and such costs are relatively more burdensome for smaller companies such as us than for larger companies. We have limited internal personnel to implement procedures and rely on outside professionals including accountants and attorneys to support our control procedures. We are working to improve all of our controls but, if our controls are not effective, we may not be able to report our financial results accurately or prevent and detect fraud and other improprieties, which could lead to a decrease in the market price of our stock. Failure to implement any required changes to our internal controls or other changes we identify as necessary to maintain an effective system of internal controls could harm our operating results and cause investors to lose confidence in our reported financial information. Any such loss of confidence would have a negative effect on the market price of our Common Stock.

We have identified material weaknesses in our internal control over financial reporting for which we will incur material costs and have a remediation timetable set for the end of fiscal year 2024. If we are unable to remediate these material weaknesses, or otherwise fail to maintain an effective system of internal control over financial reporting, this may result in material misstatements of our consolidated financial statements or cause us to fail to meet our periodic reporting obligations.

As a public company, we have, pursuant to Section 404(a) of the Sarbanes-Oxley Act, furnished a report by management on, among other things, the effectiveness of our internal control over financial reporting in our annual report for the year ended December 31, 2023. This assessment includes disclosure of any material weaknesses identified by our management in our internal control over financial reporting.

A material weakness is a deficiency or combination of deficiencies in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the financial statements would not be prevented or detected on a timely basis.

We have identified material weaknesses in our internal control over financial reporting that we are currently working to remediate, which relate to: (a) insufficient qualified personnel, which caused management to be unable to appropriately define responsibilities to create an effective control environment; (b) the lack of a formalized risk assessment process; and (c) selection and development of control activities, including over information technology.

Our management has concluded that these material weaknesses in our internal control over financial reporting are due to the fact that we were a private company with limited resources and did not have the necessary business processes and related internal controls formally designed and implemented coupled with the appropriate resources with the appropriate level of experience and technical expertise to oversee our business processes and controls.

Our management has developed a remediation plan which we have begun and will continue to implement. These remediation measures are ongoing and include: hiring additional accounting and financial reporting personnel and implementing additional policies, procedures and controls. The material weaknesses will be considered remediated when our management designs and implements effective controls that operate for a sufficient period of time and management has concluded, through testing, that these controls are effective. Our management will monitor the effectiveness of its remediation plans and will make changes management determines to be appropriate. However, we may encounter problems or delays in completing the remediation of the material weaknesses. In connection with the material weaknesses identified in our internal control over financial reporting we determined that our internal control over financial reporting is not effective and was not effective as of December 31, 2023.

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If not remediated, these material weaknesses could result in material misstatements to our annual or interim consolidated financial statements that might not be prevented or detected on a timely basis, or in delayed filing of required periodic reports. If we are unable to assert that our internal control over financial reporting is effective, or when required in the future, if our independent registered public accounting firm is unable to express an unqualified opinion as to the effectiveness of the internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports, the market price of our Common Stock could be adversely affected and our company could become subject to litigation or investigations by the SEC, or other regulatory authorities, which could require additional financial and management resources. Each of these material weaknesses could result in a misstatement of account balances or disclosures that would result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected.

In order to maintain and improve the effectiveness of its internal control over financial reporting, we have expended, and anticipate that we will continue to expend, significant resources, including accounting-related costs and significant management oversight. Any failure to maintain effective disclosure controls and internal control over financial reporting, and remediate identified material weaknesses could adversely affect our business and operating results and could cause a decline in the market price of our Common Stock.

The rules governing the standards that must be met for our management to assess our internal control over financial reporting are complex and require significant documentation, testing and possible remediation. Testing and maintaining internal controls may divert our management’s attention from other matters that are important to our business. Our testing, or the subsequent testing by our independent registered public accounting firm, may reveal additional deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses. A material weakness in internal controls could result in our failure to detect a material misstatement of our annual or quarterly consolidated financial statements or disclosures. We may not be able to conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404. If we are unable to conclude that we have effective internal controls over financial reporting, investors could lose confidence in our reported financial information, which could have a material adverse effect on the market price of our Common Stock.

Certain estimates of market opportunity and forecasts of market growth may prove to be inaccurate.

From time to time, we make statements with estimates of the addressable market for our solutions and the clean energy market in general. Market opportunity estimates and growth forecasts, whether obtained from third-party sources or developed internally, are subject to significant uncertainty and are based on assumptions and estimates that may prove to be inaccurate. The estimates and forecasts relating to the size and expected growth of the target market, market demand and adoption, capacity to address this demand and pricing may also prove to be inaccurate. In particular, estimates regarding the current and projected market opportunity are difficult to predict. The estimated addressable market may not materialize for many years, if ever, and even if the markets meet the size estimates and growth forecasts, our business could fail to grow at similar rates.

We currently face and will continue to face competition.

We compete for customers, financing partners and incentive dollars with other clean energy providers. These providers include, but are not limited to, utility companies, deregulated suppliers, energy services companies, project developers, OEMs, specialty finance companies and IoT data start-ups. We face increasing competition in the energy efficiency solutions industry, including competitors who could duplicate our model. Our competitors may be able to provide customers with different or greater capabilities or benefits than we can provide in areas such as technical qualifications, past contract performance, geographic presence, and driver price. Further, many of our competitors may be able to utilize substantially greater resources and economies of scale to develop competing service offerings and technologies, divert sales away from us by winning broader contracts or hire away our employees by offering more lucrative compensation packages. In the event that the market for energy efficiency solutions expands, we expect that competition will intensify as additional competitors enter the market and current competitors expand their service offerings. In order to secure contracts successfully when competing with larger, well-financed companies, we may be forced to agree to contractual terms that provide for lower aggregate payments to us over the contract’s life, or result in us assuming higher liability risks, which could adversely affect our margins. If we fail to adapt to changing market conditions and to compete successfully with new competitors, we will limit our growth and adversely affect our business, financial condition, and results of operations.

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We face competition from our own customers, which may elect to finance energy efficiency or generation systems themselves by relying upon our initial analysis of customer sites.

In the process of customer pursuits, we typically perform an initial analysis of one or more customer sites in order to inform and present our proposed deployment of one or more energy efficiency or generation systems. Presenting these analyses results in a knowledge transfer to the customer, and in some cases after receiving such information, customers have elected to forego working with us, and to instead finance the development and installation of energy efficiency or generation systems themselves. Thus, given the long sales cycles for our services, there is an inherent opportunity cost risk that company resources could be tied up for many months on a pursuit only to be disintermediated closer to consummating a transaction. This type of disintermediation is difficult to predict, however, if it happened with a high number of customer pursuits, it could limit our growth and adversely affect our business, financial condition, and results of operations.

Litigation and Regulatory Risks

Our business, financial condition, results of operations and prospects may be materially adversely affected by the extensive regulation of our business.

Our operations are subject to complex and comprehensive federal, state and other regulations. This extensive regulatory framework, portions of which are more specifically identified in the following risk factors, regulates, among other things and to varying degrees, our industry, businesses, rates and cost structures, operation and licensing of solar power facilities, construction and operation of electricity generation facilities and acquisition, disposal, depreciation and amortization of facilities and other assets, decommissioning costs and funding, service reliability, wholesale and retail competition, and trading in solar renewable energy credits (“SRECs”). In our business planning and in the management of our operations, we must address the effects of regulation on our business and any inability or failure to do so adequately could have a material adverse effect on our business, financial condition, results of operations and prospects. Our business, financial condition, results of operations and prospects could be materially adversely affected as a result of new or revised laws, regulations, interpretations or ballot or regulatory initiatives.

Our business is influenced by various legislative and regulatory initiatives, including, but not limited to, new or revised laws, including international trade laws, regulations, interpretations or ballot or regulatory initiatives regarding deregulation or restructuring of the energy industry, and regulation of environmental matters, such as environmental permitting. Changes in the nature of the regulation of our business could have a material adverse effect on our business, financial condition, results of operations and prospects. We are unable to predict future legislative or regulatory changes, initiatives or interpretations, although any such changes, initiatives or interpretations may increase costs and competitive pressures on us, which could have a material adverse effect on our business, financial condition, results of operations and prospects.

We are subject to Federal Energy Regulatory Commission (“FERC”) rules related to energy generation that are designed to facilitate competition on practically a nationwide basis by providing greater certainty, flexibility and more choices to power customers. We cannot predict the impact of changing FERC rules or the effect of changes in levels of wholesale supply and demand, which are typically driven by factors beyond our control. There can be no assurance that we will be able to respond adequately or sufficiently quickly to such rules and developments, or to any changes that reverse or restrict the competitive restructuring of the energy industry in those jurisdictions in which such restructuring has occurred. Any of these events could have a material adverse effect on our business, financial condition, results of operations and prospects.

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Any reductions or modifications to, or the elimination of, governmental incentives or policies that support solar energy, including, but not limited to, tax laws, policies and incentives, renewable portfolio standards (“RPS”) or feed-in-tariffs, or the imposition of additional taxes or other assessments on solar energy, could result in, among other items, the lack of a satisfactory market for the development and/or financing of new solar energy projects, our abandoning the development of solar energy projects, a loss of our investments in solar energy projects and reduced project returns, any of which could have a material adverse effect on our business, financial condition, results of operations and prospects.

The growth and success of our business depend heavily on government incentives and policies that support the economic feasibility of developing and operating solar energy solutions in regions in which we operate or plan to develop and operate. The federal government and a majority of state governments in the U.S. provide incentives, such as tax incentives, RPS or feed-in-tariffs, that support or are designed to support the sale of energy from utility scale renewable energy facilities, such as wind and solar energy facilities. As a result of budgetary constraints, political factors or otherwise, governments from time to time may review their laws and policies that support renewable energy and consider actions that would make the laws and policies less conducive to the development and operation of renewable energy facilities. Any reductions or modifications to, or the elimination of, governmental incentives or policies that support renewable energy or the imposition of additional taxes or other assessments on renewable energy, could result in, among other items, the lack of a satisfactory market for the development and/or financing of new renewable energy projects, our abandoning the development of renewable energy projects, and reduced project returns, any of which could have a material adverse effect on our business, financial condition, results of operations and prospects.

The absence of net energy metering and related policies to offer competitive pricing to our customers in our current markets, and adverse changes to net energy metering policies, may significantly reduce demand for electricity from our solar energy systems.

The majority of the states where we currently serve customers has adopted a net energy metering policy. Net energy metering typically allows our customers to interconnect their on-site solar energy systems to the utility grid and offset their utility electricity purchases by receiving a bill credit at the utility’s retail rate for energy generated by their solar energy system that is exported to the grid in excess of the electric load used by the customers. At the end of the billing period, the customer simply pays for the net energy used or receives a credit at the retail rate if more energy is produced than consumed. Utilities operating in states without a net energy metering policy may receive solar electricity that is exported to the grid when there is no simultaneous energy demand by the customer without providing retail compensation to the customer for this generation. Each of the states where we currently serve customers has adopted a net energy metering policy. In addition to net metering policies, certain of our primary markets, including Massachusetts, New Jersey and Maryland have adopted programs specifically aimed at providing renewable energy benefits to specific customers, such as community solar and low- and moderate-income customers. Many of these programs are set-up with a finite capacity of MW installed. Historically, regulators in our primary markets have continuously rolled out new incentive programs as the caps on existing programs begin to fill to promote continued investment in renewables in order to meet the goals set forth in their Renewable Portfolio Standards. However, the continuous roll-out of such programs is not guaranteed.

Our ability to sell solar energy systems and the electricity they generate may be adversely impacted by the failure to expand existing limits on the amount of net energy metering in states that have implemented it, the failure to adopt a net energy metering policy where it currently is not in place, the imposition of new charges that only or disproportionately impact customers that utilize net energy metering, or reductions in the amount or value of credit that customers receive through net energy metering. If such charges are imposed, the cost savings associated with switching to solar energy may be significantly reduced and our ability to attract future customers and compete with traditional utility providers could be impacted. Our ability to sell solar energy systems and the electricity they generate also may be adversely impacted by the unavailability of expedited or simplified interconnection for grid-tied solar energy systems or any limitation on the number of customer interconnections or amount of solar energy that utilities are required to allow in their service territory or some part of the grid.

Limits on net energy metering, interconnection of solar energy systems and other operational policies in key markets could limit the number of solar energy systems installed in those markets. If the caps on net energy metering in jurisdictions are reached, and new caps are not put in place, or if the amount or value of credit that customers receive for net energy metering is significantly reduced, future customers will be unable to recognize the current cost savings associated with net energy metering. We rely substantially on net energy metering when we establish competitive pricing for our prospective customers and the absence of net energy metering for new customers would greatly limit demand for our solar energy systems.

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Existing electric utility industry regulations, and changes to regulations, may present technical, regulatory and economic barriers to the purchase and use of solar energy offerings that may significantly reduce demand for our solar energy offerings.

Federal, state and local government regulations and policies concerning the electric utility industry, and internal policies and regulations promulgated by electric utilities, heavily influence the market for electricity generation products and services. These regulations and policies often relate to electricity pricing and the interconnection of customer-owned electricity generation. In the U.S., governments and utilities continuously modify these regulations and policies. These regulations and policies could deter customers from purchasing renewable energy, including solar energy systems. This could result in a significant reduction in the potential demand for our solar energy systems. For example, utilities commonly charge fees to larger, industrial customers for disconnecting from the electric grid or for having the capacity to use power from the electric grid for backup purposes. These fees could increase our customers’ cost to use our systems and make them less desirable, thereby harming our business, prospects, financial condition and results of operations. In addition, depending on the region, electricity generated by solar energy systems competes most effectively with expensive peak-hour electricity from the electric grid, rather than the less expensive average price of electricity. Modifications to the utilities’ peak hour pricing policies or rate design, such as to a flat rate, would require us to lower the price of our solar energy systems to compete with the price of electricity from the electric grid.

In addition, any changes to government or internal utility regulations and policies that favor electric utilities could reduce our competitiveness and cause a significant reduction in demand for our products and services. For example, certain jurisdictions have proposed assessing fees on customers purchasing energy from solar energy systems or imposing a new charge that would disproportionately impact solar energy system customers who utilize net energy metering, either of which would increase the cost of energy to those customers and could reduce demand for our solar energy systems. It is possible charges could be imposed on not just future customers but our existing customers, causing a potentially significant consumer relations problem and harming our reputation and business.

Regulatory decisions that are important to us may be materially adversely affected by political, regulatory and economic factors.

The local and national political, regulatory and economic environment has had, and may in the future have, an adverse effect on regulatory decisions with negative consequences for us. These decisions may require, for example, us to cancel or delay planned development activities, to reduce or delay other planned capital expenditures or to pay for investments or otherwise incur costs that we may not be able to recover, each of which could have a material adverse effect on our business, financial condition, results of operations and prospects.

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We may in the future be named in legal proceedings, become involved in regulatory inquiries or be subject to litigation, all of which are costly, distracting to our core business and could result in an unfavorable outcome or a material adverse effect on our business, financial condition, results of operations or the market price for our Common Stock.

We may in the future be involved in legal proceedings and/or receive inquiries from government and regulatory agencies from time to time. In the event that we are involved in significant disputes or are the subject of a formal action by a regulatory agency, we could be exposed to costly and time-consuming legal proceedings that could result in any number of outcomes. Although outcomes of such actions vary, any future claims or regulatory actions initiated by or against us, whether successful or not, could result in significant costs, costly damage awards or settlement amounts, injunctive relief, increased costs of business, fines or orders to change certain business practices, significant dedication of management time, diversion of significant operational resources, or otherwise harm our business, financial condition and results of operations or adversely affect the market price for our Common Stock. If we are not successful in any such legal proceedings and litigation, we may be required to pay significant monetary damages, which could hurt our results of operations. Lawsuits are time-consuming and expensive to resolve and divert management’s time and attention. Although we carry general liability insurance, our insurance may not cover potential claims or may not be adequate to indemnify us for all liability that may be imposed. We cannot predict how the courts will rule in any potential lawsuit against us. Decisions in favor of parties that bring lawsuits against us could subject us to significant liability for damages, adversely affect our results of operations and harm our reputation.

As part of our business model is to acquire complementary businesses, we may become subject to claims arising from the operations of any such acquired businesses for periods prior to the dates we acquired them.

We may be subject to claims or liabilities arising from the ownership or operation of acquired solar systems for the periods prior to our acquisition of them, including environmental, employee-related, indemnification for tax equity partnerships and other liabilities and claims not covered by insurance. These claims or liabilities could be significant. Our ability to seek indemnification from the former owners of our acquired businesses for these claims or liabilities may be limited by various factors, including the specific time, monetary or other limitations contained in the respective acquisition agreements and the financial ability of the former owners to satisfy our indemnification claims. In addition, insurance companies may be unwilling to cover claims that have arisen from acquired businesses or locations, or claims may exceed the coverage limits that our acquired businesses had in effect prior to the date of acquisition. If we are unable to successfully obtain insurance coverage of third-party claims or enforce our indemnification rights against the former owners, or if the former owners are unable to satisfy their obligations for any reason, including because of their current financial position, we could be held liable for the costs or obligations associated with such claims or liabilities, which could adversely affect our financial condition and results of operations.

Changes in laws, regulations or rules, or a failure to comply with any laws, regulations or rules, may adversely affect our business and results of operations.

We are subject to laws, regulations and rules enacted by national, regional and local governments. In particular, we are required to comply with certain SEC and other legal or regulatory requirements. Compliance with, and monitoring of, applicable laws, regulations and rules may be difficult, time consuming and costly. Those laws, regulations or rules and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business and results of operations. In addition, a failure to comply with applicable laws, regulations or rules, as interpreted and applied, could have a material adverse effect on our business and results of operations.

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Intellectual Property and Data Privacy Risks

If we are unsuccessful in developing and maintaining our proprietary technology, our ability to attract and retain independent sales partners and solar partners could be impaired, our competitive position could be harmed and our revenue could be reduced.

Our future growth depends on our ability to continue to develop and maintain our proprietary technology that supports our solar and renewable energy solutions. In addition, we rely, and expect to continue to rely, on licensing agreements with certain third parties for aerial images that allow us to efficiently and effectively analyze a customer’s rooftop for solar energy system specifications. In the event that our current or future products require features that we have not developed or licensed, or we lose the benefit of an existing license, we will be required to develop or obtain such technology through purchase, license or other arrangements. If the required technology is not available on commercially reasonable terms, or at all, we may incur additional expenses in an effort to internally develop the required technology. If we are unable to maintain our existing proprietary technology, our ability to attract and retain our independent sales partners and solar partners could be impaired, our competitive position could be harmed and our revenue could be reduced.

Our business may be harmed if we fail to properly protect our intellectual property, and we may also be required to defend against claims or indemnify others against claims that our intellectual property infringes on the intellectual property rights of third parties.

We believe that the success of our business depends in part on our proprietary technology, including our software, information, processes and know-how.

We rely on copyright, trade secret and other protections to secure our intellectual property rights. Although we may incur substantial costs in protecting our technology, we cannot be certain that we have adequately protected or will be able to adequately protect it, that our competitors will not be able to utilize our existing technology or develop similar technology independently or that foreign intellectual property laws will adequately protect our intellectual property rights. Despite our precautions, it may be possible for third parties to obtain and use our intellectual property without our consent. Unauthorized use of our intellectual property by third parties, and the expenses incurred in protecting our intellectual property rights, may adversely affect our business. In the future, some of our products could be alleged to infringe existing patents or other intellectual property of third parties, and we cannot be certain that we will prevail in any intellectual property dispute. In addition, any future litigation required to enforce our patents, to protect our trade secrets or know- how or to defend us or indemnify others against claimed infringement of the rights of third parties could harm our business, financial condition, and results of operations.

We use open-source software, which may require that we release the source code of certain software subject to open source licenses or subject us to possible litigation or other actions that could adversely affect our business.

We utilize software that is licensed under so-called “open source,” “free” or other similar licenses. Open source software is made available to the general public on an “as-is” basis under the terms of a non-negotiable license. We currently combine our proprietary software with open source software but not in a manner that we believe requires the release of the source code of our proprietary software to the public. However, our use of open source software may entail greater risks than use of third-party commercial software. Open-source licensors generally do not provide support, warranties, indemnification or other contractual protections regarding infringement claims or the quality of the code. In addition, if we combine our proprietary software with open-source software in a certain manner, we could, under certain open source licenses, be required to release the source code of our proprietary software to the public. This would allow our competitors to create similar offerings with lower development effort and time.

We may also face claims alleging noncompliance with open-source license terms or infringement or misappropriation of proprietary software. These claims could result in litigation, require us to purchase a costly license or require us to devote additional research and development resources to change our software, any of which would have a negative effect on our business and results of operations. In addition, if the license terms for open-source software that we use change, we may be forced to re-engineer our solutions, incur additional costs or discontinue the use of these solutions if re-engineering cannot be accomplished on a timely basis. Although we monitor our use of open-source software to avoid subjecting our offerings to unintended conditions, few courts have interpreted open source licenses, and there is a risk that these licenses could be construed in a way that could impose unanticipated conditions or restrictions on our ability to use our proprietary software. We cannot guarantee that we have incorporated or will incorporate open-source software in our software in a manner that will not subject us to liability or in a manner that is consistent with our current policies and procedures.

If we experience a significant disruption in our information technology systems, fail to implement new systems and software successfully or if we experience cyber security incidents or have a deficiency in cybersecurity, our business could be adversely affected.

We depend on information systems to provide proprietary clean energy assessment and deployment solutions for C&I building and property owners, process orders, process and bill customers and collect payments from our customers, respond to customer inquiries, contribute to our overall internal control processes, and record and pay amounts due vendors and other creditors. These systems may experience damage or disruption from a number of causes, including power outages, computer and telecommunication failures, computer viruses, malware, ransomware or other destructive software, internal design, manual or usage errors, cyberattacks, terrorism, workplace violence or wrongdoing, catastrophic events, natural disasters and severe weather conditions. We may also be impacted by breaches of our third-party processors.

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If we were to experience a prolonged disruption in our information systems that involve interactions with customers, independent sales partners and subcontractors, it could result in the loss of sales and customers and/or increased costs, which could adversely affect our overall business operation. Although no such incidents have had a direct, material impact on us, we are unable to predict the direct or indirect impact of any future incidents to our business.

In addition, numerous and evolving cybersecurity threats, including advanced and persistent cyberattacks, phishing and social engineering schemes, particularly on internet applications, could compromise the confidentiality, availability, and integrity of data in our systems. The security measures and procedures we and our customers have in place to protect sensitive data and other information may not be successful or sufficient to counter all data breaches, cyberattacks, or system failures. Although we devote resources to our cybersecurity programs and have implemented security measures to protect our systems and data, and to prevent, detect and respond to data security incidents, there can be no assurance that our efforts will prevent these threats.

Because the techniques used to obtain unauthorized access, or to disable or degrade systems change frequently, have become increasingly more complex and sophisticated, and may be difficult to detect for periods of time, we may not anticipate these acts or respond adequately or timely. As these threats continue to evolve and increase, we may be required to devote significant additional resources in order to modify and enhance our security controls and to identify and remediate any security vulnerabilities.

Risks Related to Ownership of our Securities and Purchasing our Common Stock

There is a limited trading market for our shares and you may not be able to sell your shares if you need immediate liquidity.

Our Common Stock is traded on the OTCQB Venture Market (herein “OTC Market”), an inter-dealer automated quotation system for equity securities. According to OTC Markets, during the thirty days preceding the filing of this prospectus, the average daily trading volume of our Common Stock was approximately 1,000 shares traded per day. As of April 26, 2024, we had 1,030 record holders of our Common Stock (not including an indeterminate number of stockholders whose shares are held by brokers in “street name”). There has been limited trading activity in our stock, and when it has traded, the price has fluctuated widely. We consider our Common Stock to be “thinly traded” and any last reported sale prices may not be a true market-based valuation of the common stock. Stockholders may experience difficulty selling their shares if they choose to do so because of the illiquid market and limited public float for our Common Stock.

We are subject to the penny stock rules and these rules may adversely affect trading in our Common Stock.

Our Common Stock is a “low-priced” security under rules promulgated under the Securities Exchange Act of 1934. In accordance with these rules, broker-dealers participating in transactions in low-priced securities must first deliver a risk disclosure document that describes the risks associated with such stocks, the broker-dealer’s duties in selling the stock, the customer’s rights and remedies and certain market and other information. Furthermore, the broker-dealer must make a suitability determination approving the customer for low-priced stock transactions based on the customer’s financial situation, investment experience and objectives. Broker-dealers must also disclose these restrictions in writing to the customer, obtain specific written consent from the customer, and provide monthly account statements to the customer. The effect of these restrictions probably decreases the willingness of broker-dealers to make a market in our Common Stock, decreases liquidity of our Common Stock and increases transaction costs for sales and purchases of our Common Stock as compared to other securities.

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Our officers, directors and ten percent or greater shareholders collectively own a majority of our outstanding Common Stock, and as long as they do, they will be able to control the outcome of stockholder voting.

Our officers, directors and ten percent or greater shareholders are collectively the beneficial owners of approximately 57.0% of the outstanding shares of our Common Stock as of the date of this prospectus. As long as our officers, directors and ten percent or greater shareholders collectively own a majority of our Common Stock, our other shareholders will be unable to affect or change the management or the direction of our company without the support of our officers, directors and ten percent or greater shareholders. As a result, some investors may be unwilling to purchase our Common Stock. If the demand for our Common Stock is reduced because our officers, directors and ten percent or greater shareholders control our company, the price of our Common Stock could be materially depressed. The officers, directors and ten percent or greater shareholders will be able to control the outcome of all corporate actions requiring stockholder approval, including the election of directors, amendments to our certificate of incorporation and approval of significant corporate transactions.

We have the ability to issue additional shares of our Common Stock and shares of preferred stock without asking for stockholder approval, which could cause your investment to be diluted.

Our authorized capital stock consists of 400,000,000 shares of Common Stock, of which approximately 390,000,000 remain available for issuance, including shares of Common Stock issuable upon the exercise of outstanding options and warrants, and 50,000,000 shares of preferred stock, none of which are outstanding. Our management will continue to have broad discretion to issue shares of our Common Stock, preferred stock, warrants and options, in a range of transactions, including capital-raising transactions, mergers, acquisitions and other transactions, without obtaining stockholder approval, unless stockholder approval is required under law or, if our Common Stock is listed on NYSE, under NYSE rules, which requires stockholder approval for change of control transactions where a stockholder acquires 20% of a NYSE-listed company’s Common Stock or securities convertible into Common Stock, calculated on a post-transaction basis. If our management determines to issue shares of our Common Stock from the large pool of authorized but unissued shares for any purpose in the future and is not required to obtain stockholder approval, your ownership position would be diluted without your further ability to vote on that transaction.

By issuing preferred stock, we may be able to delay, defer or prevent a change of control.

Our Certificate of Incorporation permits us to issue, without approval from our shareholders, a total of 50,000,000 shares of preferred stock, none of which are outstanding. Our Board of Directors can determine the rights, preferences, privileges and restrictions granted to, or imposed upon, the shares of preferred stock and to fix the number of shares constituting any series and the designation of such series. It is possible that our Board of Directors, in determining the rights, preferences and privileges to be granted when the preferred stock is issued, may include provisions that have the effect of delaying, deferring or preventing a change in control, discouraging bids for our Common Stock at a premium over the market price, or that adversely affect the market price of and the voting and other rights of the holders of our Common Stock.

Our stock price is volatile.

The trading price of our Common Stock has been and continues to be subject to fluctuations. The stock price may fluctuate in response to a number of events and factors, such as quarterly variations in operating results, the operating and stock performance of other companies that investors may deem as comparable and news reports relating to trends in the marketplace, among other factors. Significant volatility in the market price of our Common Stock may arise due to factors such as:

•	our developing business;
•	relatively low price per share;
•	relatively low public float;
•	variations in quarterly operating results;
•	changes in our cash flow from operations or earnings estimates;
•	general market trends and economic conditions in the industries in which we do business;
•	domestic and international economic, legal and regulatory factors unrelated to our performance
•	the number of holders of our Common Stock; and
•	the interest of securities dealers in maintaining a market for our Common Stock.

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As long as there is only a limited public market for our Common Stock, the sale of a significant number of shares of our Common Stock at any particular time could be difficult to achieve at the market prices prevailing immediately before such shares are offered and could cause a severe decline in the price of our common stock.

A significant portion of our Common Stock is restricted from immediate resale, but may be sold into the market in the future. This could cause the market price of our Common Stock to drop significantly, even if our business is doing well.

Sales of a substantial number of shares of our Common Stock in the public market or the perception that these sales might occur could depress the market price of our Common Stock and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that sales may have on the prevailing market price of our Common Stock. Sales of significant number of shares of Common Stock may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate, and make it more difficult for you to sell shares of our Common Stock.

We have identified material weaknesses in our internal control over financial reporting. Failure to maintain effective internal controls could cause our investors to lose confidence in us and adversely affect the market price of our Common Stock. If our internal controls are not effective, we may not be able to accurately report our financial results or prevent fraud.

Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, requires that we maintain internal control over financial reporting that meets applicable standards. We may err in the design or operation of our controls, and all internal control systems, no matter how well designed and operated, can provide only reasonable assurance that the objectives of the control system are met. Because there are inherent limitations in all control systems, there can be no assurance that all control issues have been or will be detected.

In prior periods we identified certain material weaknesses in our internal controls. Specifically, we did not maintain effective controls over the control environment. Our weaknesses related to a lack of a sufficient number of personnel with appropriate training and experience in accounting principles generally accepted in the United States of America. Furthermore, we have not developed and effectively communicated to our employees the accounting policies and procedures necessary to maintain effective controls over the control environment. and lack staffing in accounting and finance operations.

If we are unable, or are perceived as unable, to produce reliable financial reports due to internal control deficiencies, investors could lose confidence in our reported financial information and operating results, which could result in a negative market reaction and a decrease in our stock price.

Sales of our currently issued and outstanding shares of Common Stock may become freely tradable pursuant to Rule 144 and may dilute the market for your shares and have a depressive effect on the price of the shares of our Common Stock.

Approximately 76.3% of the shares of Common Stock that will be outstanding following this Offering are “restricted securities” within the meaning of Rule 144 under the Securities Act (“Rule 144”). As restricted securities, these shares may be resold only pursuant to an effective registration statement or under the requirements of Rule 144 or other applicable exemptions from registration under the Securities Act and as required under applicable state securities laws. Rule 144 provides in essence that a non-affiliate who has held restricted securities for a period of at least six months may sell their shares of Common Stock.

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Under Rule 144, affiliates who have held restricted securities for a period of at least six months may, under certain conditions, sell every three months, in brokerage transactions, a number of shares that does not exceed the greater of 1% of a company’s outstanding shares of Common Stock or the average weekly trading volume during the four calendar weeks prior to the sale. A sale under Rule 144 or under any other exemption from the Securities Act, if available, or pursuant to subsequent registrations of our shares of Common Stock, may have a depressive effect upon the price of our shares of Common Stock in any active market that may develop.

An active, liquid, and orderly market for our Common Stock may not develop.

Our Common Stock is expected to trade on NYSE as of the effective date of the registration statement of which this prospectus forms a part. An active trading market for our Common Stock may never develop or be sustained. If an active market for our Common Stock does not continue to develop or is not sustained, it may be difficult for investors to sell their shares of Common Stock without depressing the market price and investors may not be able to sell their securities at all. An inactive market may also impair our ability to raise capital by selling our securities and may impair our ability to acquire other businesses, applications, or technologies using our securities as consideration, which, in turn, could materially adversely affect our business and the market prices of your shares of Common Stock.

While we are seeking to list our Common Stock on NYSE, there is no assurance that such securities will be listed on NYSE.

While we are seeking to list our Common Stock on the NYSE, we cannot assure you that such securities will be accepted for listing on NYSE.

Shares of our Common Stock may continue to be subject to illiquidity because our shares may continue to be thinly traded and may never become eligible for trading on a national securities exchange.

While we have applied to have our Common Stock listed for trading on the NYSE in connection with this Offering, we cannot assure you that our application will be approved or even if approved, that we will maintain listing on NYSE or another national exchange. Our Common Stock is currently quoted on the OTCQB, which is not an exchange. Initial listing on a national securities exchange is subject to a variety of requirements, including minimum trading price and minimum public “float” requirements, and could also be affected by the general skepticism of such markets concerning companies that are the result of mergers with inactive publicly-held companies. There are also continuing eligibility requirements for companies listed on public trading markets. If we are unable to satisfy the initial or continuing eligibility requirements of any such market, then our Common Stock may not be listed or could be delisted. This could result in a lower trading price for our Common Stock and may limit your ability to sell your shares, any of which could result in you losing some or all of your investments.

The market valuation of our business may fluctuate due to factors beyond our control and the value of your investment may fluctuate correspondingly.

The market valuation of smaller reporting companies, such as us, frequently fluctuate due to factors unrelated to the past or present operating performance of such companies. Our market valuation may fluctuate significantly in response to a number of factors, many of which are beyond our control, including:

●	changes in securities analysts’ estimates of our financial performance, although there are currently no analysts covering our Company;

●	fluctuations in stock market prices and volumes, particularly among securities of smaller reporting companies;

●	changes in market valuations of similar companies;

●	announcements by us or our competitors of significant contracts, new technologies, acquisitions, commercial relationships, joint ventures or capital commitments;

●	variations in our quarterly operating results;

●	fluctuations in related commodities prices; and

●	additions or departures of key personnel.

As a result, the value of your investment in us may fluctuate.

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The trading price of our Common Stock could be volatile and could decline following this Offering at a time when you want to sell your holdings.

Numerous factors, many of which are beyond our control, may cause the trading price of our Common Stock to fluctuate significantly. These factors include:

●	quarterly variations in our results of operations or those of our competitors;

●	delays in end-user deployments of products;

●	announcements by us or our competitors of acquisitions, new products, significant contracts, commercial relationships or capital commitments;

●	intellectual property infringements;

●	our ability to develop and market new and enhanced products on a timely basis;

●	commencement of, or our involvement in, litigation;

●	major changes in our Board of Directors or management;

●	changes in governmental regulations;

●	changes in earnings estimates or recommendations by securities analysts;

●	the impact of the COVID-19 pandemic on capital markets;

●	our failure to generate material revenues;

●	our public disclosure of the terms of this financing and any financing which we consummate in the future;

●	any acquisitions we may consummate;

●	short selling activities;

●	changes in market valuations of similar companies; and

●	general economic conditions and slow or negative growth of end markets.

Securities class action litigation is often instituted against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs to us and divert our management’s attention and resources.

Moreover, securities markets may from time to time experience significant price and volume fluctuations for reasons unrelated to operating performance of particular companies, such as the uncertainty associated with the COVID-19 pandemic. These market fluctuations may adversely affect the price of our Common Stock and other interests in our Company at a time when you want to sell your interest in us.

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Future sales or perceived sales of our Common Stock could depress the trading price of our Common Stock.

This prospectus covers 1,170,000 shares of Common Stock. If the holders of these securities were to attempt to sell a substantial amount of their holdings at once, the market prices of our Common Stock could decline. Moreover, the perceived risk of this potential dilution could cause stockholders to attempt to sell their securities and investors to short such securities, a practice in which an investor sells securities that he or she does not own at prevailing market prices, hoping to purchase such securities later at a lower price to cover the sale. All of these events could combine to make it very difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.

Our Common Stock may be affected by limited trading volume and price fluctuations, which could adversely impact the value of our Common Stock.

Our Common Stock has experienced, and is likely to experience in the future, significant price and volume fluctuations, which could adversely affect the market prices of our Common Stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the market prices of our Common Stock to fluctuate substantially. These fluctuations may also cause short sellers to periodically enter the market in the belief that we will have poor results in the future. We cannot predict the actions of market participants and, therefore, can offer no assurances that the market for our Common Stock will be stable or appreciate over time.

We currently do not intend to declare dividends on our Common Stock in the foreseeable future and, as a result, your returns on your investment may depend solely on the appreciation of our Common Stock, if any.

We currently do not expect to declare any dividends on our Common Stock in the foreseeable future. Instead, we anticipate that all of our earnings in the foreseeable future will be used to provide working capital, to support our operations and to finance the growth and development of our business. Any determination to declare or pay dividends in the future will be at the discretion of our Board of Directors, subject to applicable laws and dependent upon a number of factors, including our earnings, capital requirements and overall financial conditions. In addition, terms of any future debt or preferred securities may further restrict our ability to pay dividends on our Common Stock. Accordingly, your only opportunity to achieve a return on your investment in our Common Stock may be if the market price of our Common Stock appreciates and you sell your shares at a profit. The market price for our Common Stock may never exceed, and may fall below, the price that you pay for such Common Stock. See “Dividend Policy.”

Risks Relating to this Offering and our Reverse Stock Split

Investors in this Offering will experience immediate and substantial dilution in net tangible book value.

The public offering price per share of Common Stock included in the Units or issuable upon exercise of the Pre-Funded Warrants included in the Pre-Funded Units will be substantially higher than the net tangible book value per share of our outstanding shares of Common Stock. As a result, investors in this Offering will incur immediate dilution of $5.40 per share based on the assumed public offering price of $6.00 per share of Common Stock. Investors in this Offering will pay a price per share that substantially exceeds the book value of our assets after subtracting our liabilities. See “Dilution” for a more complete description of how the value of your investment will be diluted upon the completion of this Offering.

Participation in this Offering by certain of our directors and their affiliates would reduce the available public float for our shares.

It is possible that one or more of our directors or their affiliates or related parties could purchase portions of Common Stock in this Offering at the public offering price and on the same terms as the other purchasers in this Offering. Any purchases by our directors or their affiliates or related parties would reduce the available public float for our shares because such stockholders would be restricted from selling the Common Stock underlying any purchased Common Stock by a lock-up agreement they have agreed to enter into with the Representative and by restrictions under applicable securities laws. As a result, any purchase of Common Stock by such stockholders in this Offering may reduce the liquidity of your shares of Common Stock relative to what it would have been had these shares of Common Stock been purchased by non-affiliated investors.

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Our management will have broad discretion over the use of proceeds from this Offering and may not use the proceeds effectively.

We intend to use the net proceeds from this Offering to provide funding for the following purposes: project development, working capital and general corporate purposes. Our management will have considerable discretion in the application of the net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The net proceeds may be used for corporate purposes that do not improve our operating results or enhance the value of our securities.

The failure by our management to apply these funds effectively could harm our business. Pending their use, we may invest the net proceeds from this Offering in short-term, investment-grade, interest-bearing securities. These investments may not yield a favorable return to our stockholders. If we do not invest or apply the net proceeds from this Offering in ways that enhance stockholder value, we may fail to achieve expected financial results, which could cause our stock price to decline. See “Use of Proceeds.”

Even if the proposed reverse stock split increases the market price of our Common Stock and we meet the initial listing requirements of NYSE, there can be no assurance that we will be able to comply with the continued listing standards of NYSE, a failure of which could result in a delisting of our Common Stock.

The NYSE requires that the trading price of its listed stocks remain above $1.00 per share in order for the stock to remain listed. If a listed stock trades below $1.00 per share for more than 30 consecutive trading days, then it is subject to delisting from the NYSE. In addition, to maintain a listing on the NYSE, we must satisfy minimum financial and other continued listing requirements and standards, including those regarding director independence and independent committee requirements, minimum stockholders’ equity, and certain corporate governance requirements. If we are unable to satisfy these requirements or standards, we could be subject to delisting, which would have a negative effect on the price of our Common Stock and would impair your ability to sell or purchase your shares of our Common Stock when you wish to do so. In the event of a delisting, we would expect to take actions to restore our compliance with the listing requirements, but we can provide no assurance that any such action taken by us would allow our Common Stock to become listed again, stabilize the market price or improve the liquidity of our Common Stock, prevent our Common Stock from dropping below the minimum bid price requirement, or prevent future non-compliance with the listing requirements.

The reverse stock split may decrease the liquidity of our Common Stock.

The liquidity of the shares of our Common Stock may be affected adversely by the reverse stock split given the reduced number of shares that will be outstanding following the reverse stock split, especially if the market price of our Common Stock does not increase as a result of the reverse stock split. In addition, the reverse stock split may increase the number of stockholders who own odd lots (less than 100 shares) of our Common Stock, creating the potential for such stockholders to experience an increase in the cost of selling their shares of Common Stock and greater difficulty effecting such sales.

Following the reverse stock split, the resulting market price of our Common Stock may not attract new investors, including institutional investors, and may not satisfy the investing requirements of those investors. Consequently, the trading liquidity of our Common Stock may not improve.

Although we believe that a higher market price of our Common Stock may help generate greater or broader investor interest, there can be no assurance that the 1-for-6 reverse stock split which we intend to effect concurrently with the effectiveness of the registration statement of which this prospectus is a part, and prior to the closing of this Offering, will result in a share price that will attract new investors, including institutional investors. In addition, there can be no assurance that the market price of our Common Stock will satisfy the investing requirements of those investors. As a result, the trading liquidity of our Common Stock may not necessarily improve.

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There is no assurance that once listed on NYSE we will not continue to experience volatility in our share price.

The OTCQB, where our Common Stock is currently traded, is an inter-dealer, over-the-counter market that provides significantly less liquidity than NYSE. Our Common Stock is thinly traded due to the limited number of shares available for trading on the OTCQB, thus causing large swings in price. Our public offering price per share may vary from the market price of our Common Stock after the Offering. If an active market for our stock develops and continues, our stock price may nevertheless be volatile. As such, investors and potential investors may find it difficult to obtain accurate stock price quotations, and holders of our securities may be unable to resell their securities at or near the original offering price or at any price.

Certain recent initial public offerings of companies with public floats comparable to our anticipated public float have experienced extreme volatility that was seemingly unrelated to the underlying performance of the respective company. We may experience similar volatility, which may make it difficult for prospective investors to assess the value of its shares of Common Stock.

In addition to the risks addressed above in the preceding risk factors, our Common Stock may be subject to extreme volatility that is seemingly unrelated to the underlying performance of our business. Recently, companies with comparable public floats and initial public offering sizes have experienced instances of extreme stock price run-ups followed by rapid price declines, and such stock price volatility was seemingly unrelated to the respective company’s underlying performance. Upon the consummation of this Offering, we will have a relatively small public float due to the relatively small size of this Offering, the ownership percentage of its executive officers and directors, and greater than 5% shareholders. As a result of its small public float, our shares of Common Stock may be less liquid and have greater stock price volatility than the shares of companies with broader public ownership. The rapid and substantial price volatility, including any stock run-up, may be unrelated to our actual or expected operating performance and financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Common Stock. This volatility may prevent you from being able to sell your securities at or above the price you paid for your securities. In addition, you may experience losses, which may be material, if the price of our Common Stock declines after this Offering or if you purchase our Common Stock prior to any price decline.

Holders of the Warrants or the Pre-Funded Warrants will have no rights as a stockholder until they acquire our Common Stock.

Until holders of the Warrants and the Pre-Funded Warrants acquire our Common Stock upon exercise of those Warrants and those Pre-Funded Warrants, the holders will have no rights with respect to the Common Stock issuable upon exercise of those Warrants and those Pre-Funded Warrants. Upon exercise of those Warrants and those Pre-Funded Warrants, the holder will be entitled to exercise the rights of a stockholder as to the purchased shares of Common Stock only as to matters for which the record date occurs after such exercise.

The Warrants Included in the Units and the Pre-Funded Units Are Speculative in Nature.

The Warrants represent the right to acquire shares of common stock at a fixed price. Specifically, commencing on the date of issuance, holders of the Warrants may acquire the shares of common stock issuable upon exercise of such Warrants at exercise price of $6.00 per share (the assumed public offering price per Unit). Moreover, following this Offering, the market value of the Warrants is uncertain and there can be no assurance that the market value of the Warrants will equal or exceed the public offering price. There can be no assurance that the market price of our Common Stock will ever equal or exceed the exercise price of the Warrants, and consequently, whether it will ever be profitable for holders of Warrants to exercise the Warrants.

There is no public market for the Warrants or the Pre-Funded Warrants offered in this Offering.

There is no established public trading market for the Warrants or the Pre-Funded Warrants being offered in this Offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the Warrants or the Pre-Funded Warrants on any national securities exchange or other nationally recognized trading system, including NYSE. Without an active trading market, the liquidity of the Warrants and the Pre-Funded Warrants will be limited.

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Since the Warrants are executory contracts, they may have no value in a bankruptcy or reorganization proceeding.

In the event a bankruptcy or reorganization proceeding is commenced by or against us, a bankruptcy court may hold that any unexercised warrants are executory contracts that are subject to rejection by us with the approval of the bankruptcy court. As a result, holders of the Warrants may, even if we have sufficient funds, not be entitled to receive any consideration for their Warrants or may receive an amount less than they would be entitled to if they had exercised their warrants prior to the commencement of any such bankruptcy or reorganization proceeding.

Provisions of the Warrants offered pursuant to this prospectus could discourage an acquisition of us by a third-party.

Certain provisions of the Warrants offered pursuant to this prospectus could make it more difficult or expensive for a third-party to acquire us. The Warrants prohibit us from engaging in certain transactions constituting “fundamental transactions” unless, among other things, the surviving entity assumes our obligations under the Warrants. These and other provisions of the Warrants could prevent or deter a third-party from acquiring us even where the acquisition could be beneficial to you.

If we do not file and maintain a current and effective prospectus relating to the Common Stock issuable upon exercise of the Warrants, holders will only be able to exercise the Warrants on a “cashless basis.”

If we do not file and maintain a current and effective registration statement relating to the Common Stock issuable upon exercise of the Warrants at the time that holders wish to exercise such Warrants, such holders will only be able to exercise them on a “cashless basis,” provided that an exemption from registration is available. As a result, the number of shares of Common Stock that holders will receive upon exercise of the warrants will be fewer than it would have been had such holder exercised his, her or its warrants for cash. Further, if an exemption from registration is not available, holders would not be able to exercise on a cashless basis and would only be able to exercise their warrants for cash if a current and effective registration statement relating to the Common Stock issuable upon exercise of the warrants is available. If we are unable to maintain a current and effective registration statement relating to the Common Stock issuable upon exercise of the warrants, the potential “upside” of the holder’s investment in us may be reduced or the warrants may expire worthless.

The Warrants may have an adverse effect on the market price of our Common Stock and make it more difficult to effect a business combination.

To the extent we issue shares of Common Stock to effect a future business combination, the potential for the issuance of a substantial number of additional shares of Common Stock upon exercise of the Warrants could make us a less attractive acquisition vehicle in the eyes of a target business. Such Warrants, when exercised, will increase the number of issued and outstanding shares of Common Stock and reduce the value of the shares issued to complete the business combination. Accordingly, the Warrants may make it more difficult to effectuate a business combination or increase the cost of acquiring a target business. Additionally, the sale, or even the possibility of a sale, of the shares of Common Stock underlying the Warrants could have an adverse effect on the market price for our securities or on our ability to obtain future financing. If and to the extent the Warrants are exercised, you may experience dilution to your holdings.

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USE OF PROCEEDS

We estimate that the net proceeds from this Offering will be approximately $6,000,000 after deducting estimated underwriting discounts, estimated offering expenses payable by us and assuming no sale of any Pre-Funded Units offered in this Offering. If the Underwriters’ Over-Allotment Option is exercised in full, we estimate that our net proceeds will be approximately $6,968,760. We intend to use the net proceeds from this Offering for the following purposes:

Proceeds:	Amount:
Gross Proceeds	$7,020,000
Discounts	491,400
Accountable Expenses	100,000
Non-Accountable Fee	70,200
Estimated legal, printing, transfer agent and other expenses	358,400
Net Proceeds	$6,000,000

Uses:

Project development, working capital and general corporate purposes	6,000,000
Total	$6,000,000

We anticipate that the proceeds from this Offering will satisfy the Company’s cash requirements for the next 12 months.

The amounts and timing of our actual expenditures will depend on numerous factors, including the status of our product sales and marketing efforts, and the amount of cash generated through our existing strategic collaborations and any additional strategic collaborations into which we may enter.

The actual allocation of proceeds realized from this Offering will depend upon our operating revenues and cash position and our working capital requirements and may change.

Therefore, as of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to be received upon the completion of this Offering. Accordingly, we will have discretion in the application of the net proceeds, and investors will be relying on our judgment regarding the application of the proceeds of this Offering.

Pending our use of the net proceeds from this Offering, we intend to invest the net proceeds in a variety of capital preservation investments, including short-term, investment-grade, interest-bearing instruments and U.S. government securities. In addition, we intend to use the net proceeds of this Offering to provide funding for the following purposes: project acquisition and finance, sales and marketing, and working capital. However, as of the date of this prospectus, we have not identified, or engaged in any material discussions regarding, any potential project or acquisition target. We anticipate that the proceeds from this Offering will enable us to further grow the business and increase cash flows from operations.

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CAPITALIZATION

The following table sets forth our consolidated cash and capitalization as of December 31, 2023. Such information is set forth on the following basis:

●	on an actual basis; and

●

on a pro forma as adjusted basis, giving effect to the pro forma adjustments and the issuance and sale of 1,170,000 Units and/or Pre-Funded Units in this Offering at an assumed public offering price of $6.00 per Unit and $6.00 per Pre-Funded Unit (giving effect to the 1-for-6 reverse stock split which will be occurring concurrently with the effectiveness of the registration statement of which this prospectus is a part), after deducting estimated underwriting discounts and commissions, and estimated offering expenses payable by us.

The pro forma information below is illustrative only and our capitalization following the completion of this Offering will be adjusted based on the actual public offering price and other terms of this Offering determined at pricing. You should read this table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited consolidated financial statements and the related notes appearing elsewhere in this prospectus.

	As of December 31, 2023
	Actual	Pro Forma as Adjusted - (unaudited)

Cash and Cash Equivalents	$1,412,379	$7,412,379
Total Current Assets	2,885,421	8,885,421
Total Current Liabilities	6,805,036	2,958,061
Total Long-Term Liabilities	935,307	935,307

Stockholders’ Equity:
Preferred Stock, $0.0001 par value, 50,000,000 shares with -0- issued and outstanding at December 31, 2023		0
Common stock $0.0001 par value; authorized 400,000,000 shares with 6,045,112 shares issued and outstanding at December 31, 2023 pro forma as adjusted	3,627	859

Additional paid-in capital	17,873,545	38,458,837
Accumulated Deficit	(21,056,825)	(31,792,379)
Total Stockholders’ Equity (Deficit)	$(3,179,653)	$6,667,318

A $1.00 increase or decrease in the assumed public offering price per Unit would increase or decrease our pro forma cash, additional paid-in capital, total stockholders’ equity (deficit) and total capitalization by approximately $1,170,000 assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discount and estimated offering expenses payable by us. We may also increase or decrease the number of shares of Common Stock we are offering in the Units. An increase (decrease) of 100,000 in the number of Units offered by us at the assumed public offering price of $6.00 per Unit would increase (decrease) our stockholders’ equity, as adjusted, after this Offering by approximately $600,000, assuming that the assumed public offering price remains the same, and after deducting the estimated underwriting discounts and commissions payable by us.

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DETERMINATION OF OFFERING PRICE

The offering price of the Units will be negotiated between the Underwriter and us considering our historical performance and capital structure, prevailing market conditions, and overall assessment of our business.

MARKET FOR OUR COMMON STOCK

Our Common Stock is currently quoted on the OTCQB under the trading symbol “CIPI.” Quotations on the OTCQB reflect inter-dealer prices, without retail mark-up, mark-down commission, and may not represent actual transactions. On April __, 2024, the reported closing price of our Common Stock was $[●] per share ($[●] per share assuming a 1-for-6 reverse stock split of our Common Stock).

Holders

As of April 26, 2024, there were 1,030 stockholders of record of our Common Stock. The number of stockholders of record does not include certain beneficial owners of our Common Stock whose shares are held in the names of various dealers, clearing agencies, banks, brokers and other fiduciaries.

Dividend Policy

Any determination to pay dividends will be at the discretion of our Board and will depend on our financial condition, results of operations, capital requirements and other factors that our Board deems relevant. In addition, the terms of any future debt or credit facility may preclude us from paying dividends. At this time, we do not anticipate paying any future dividends.

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DILUTION

If you invest in our securities in this Offering, your ownership interest will be immediately diluted to the extent of the difference between the Offering Price per share of our Common Stock that is a part of the Unit or the Pre-Funded Unit and the pro forma as adjusted net tangible book value per share of our Common Stock immediately after this Offering.

Net tangible book value (deficit) represents the amount of our total tangible assets reduced by our total liabilities. Tangible assets equal our total assets less intangible assets. As of December 31, 2023, our actual net tangible (deficit) was ($4,682,572) and our net tangible book (deficit) per share was ($0.13).

Pro forma as adjusted net tangible book value per share represents our pro forma as adjusted net tangible book value divided by the number of shares of Common Stock outstanding. After giving effect to the sale of Units that we are offering at the assumed public offering price of $6.00 per Unit, assuming no sale of any Pre-Funded Units in this Offering, no exercise of any of the Warrants being offered in this Offering, and after deducting the underwriting discount and commission and estimated offering expenses, our pro forma as adjusted net tangible book value per share of Common Stock as of December 31, 2023, would have been $5,164,403, or $0.60 per share. This represents an immediate increase in pro forma as adjusted net tangible book value of $0.73 per share to existing stockholders and immediate dilution of $5.40 per share to new investors in the Offering.

The following table illustrates per share dilution (1):

Assumed public offering price per unit	$6.00
Net tangible book (deficit) per share of common stock as of December 31, 2023	$(0.13)
Increase in pro forma net tangible book value per share	$0.73

Pro forma net tangible book value per share after giving effect to this Offering	$0.60
Dilution in net tangible book value per share to new investors	$5.40

(1)	Does not include:

●	1,170,000 shares of Common Stock issuable upon the exercise of the Warrants included in the Units sold in this Offering;

●	175,500 shares of Common Stock issuable upon the exercise of the Underwriter’s Over-Allotment Option;

●	58,500 shares of Common Stock issuable upon exercise of the Underwriter’s Warrants; and

●	964,496 shares of Common Stock issuable upon exercise of the Warrants included in the conversion of notes and accounts payable simultaneously with the completion of the Offering.

If the Underwriter’s Over-Allotment Option is exercised in full, our adjusted pro forma net tangible book value following the Offering will be $0.70 per share, and the dilution to new investors in the Offering will be $5.30 per share.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our financial statements and notes thereto appearing elsewhere in this prospectus. Our financial statements are prepared and presented in accordance with generally accepted accounting principles in the United States. In addition to historical financial information, the following discussion and analysis contains forward-looking statements that involve risks, uncertainties, and assumptions. Our actual results could differ materially from those anticipated by these forward-looking statements as a result of many factors. We discuss factors that we believe could cause or contribute to these differences below and elsewhere in this prospectus, including those set forth under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

The following discussion and analysis of the results of financial condition and results of operations for the fiscal years ended December 31, 2023 and 2022 should be read in conjunction with our consolidated financial statements, and the notes to those consolidated financial statements that are included elsewhere in this prospectus.

Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements.

Overview

Correlate Energy Corp. (OTCQB: CIPI), formerly Correlate Infrastructure Partners Inc., through its main operating subsidiary, Correlate Inc., offers a complete suite of proprietary clean energy assessment and fulfilment solutions for the commercial real estate industry. The Company believes scaling distributed clean energy solutions is critical in mitigating the effects of climate change. We believe that we are at the forefront in creating an industry-leading energy solution and financing platform for the commercial and industrial sector. The Company sees tremendous market opportunity in reducing site-specific energy consumption and deploying clean energy generation and energy efficiency solutions at scale.

Recently Issued Accounting Pronouncements

During the year ended December 31, 2023, and through March 31, 2024, there were several new accounting pronouncements issued by the Financial Accounting Standards Board (“FASB”). Each of these pronouncements, as applicable, has been or will be adopted by the Company. Management does not believe the adoption of any of these accounting pronouncements has had or will have a material impact on the Company’s consolidated financial statements.

All other new accounting pronouncements issued but not yet effective or adopted have been deemed not to be relevant to us, hence are not expected to have any impact once adopted.

Summary of Significant Accounting Policies

Use of Estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

The Company accounts for revenue in accordance with FASB ASC 606, “Revenue from Contracts with Customers”.

A performance obligation is a promise in a contract to transfer a distinct good or service to the client and is the unit of accounting in Topic 606. A contract’s transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied. For contracts with multiple performance obligations, the Company allocates the contract’s transaction price to each performance obligation based on the relative standalone selling price. Determining relative standalone selling price and identifying separate performance obligations require judgment. Contract modifications may occur in the performance of the Company’s contracts. Contracts may be modified to account for changes in the contract specifications, requirements or duration. If a contract modification results in the addition of performance obligations priced at a standalone selling price or if the post-modification services are distinct from the services provided prior to the modification, the modification is accounted for separately. If the modified services are not distinct, they are accounted for as part of the existing contract.

The Company’s revenues are derived from contracts for engineering, procurement and construction services (“EPC”) and consulting. These contracts may have different terms based on the scope, performance obligations and complexity of the engagement, which may require us to make judgments and estimates in recognizing revenues.

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The Company’s performance obligations are satisfied as work progresses or at a point in time (for defined milestones). The selection of the method to measure progress towards completion requires judgment and is based on the contract and the nature of the services to be provided.

The Company’s contracts for EPC services are typically less than one year in duration and require us to a) provide engineering services, b) purchase and obtain materials, and c) install equipment and materials to agreed-upon specifications. The EPC agreement typically may be terminated by either party in connection with a breach of the agreement that has not been timely cured, or at any time by either party provided all payments required to be made to the other party have been made, including expense reimbursement and other costs incurred by the non-terminating party in connection with preparing to provide services pursuant to the EPC agreement. The majority of our contracts provide an integrated service to the customer that includes multiple services: origination, design, analyzing, engineering, equipment procurement, construction, and testing services. For revenue recognition, we do not consider the integrated services to be distinct, combining separate scopes of work into a single commercial benefit for the customer.  As a result, we typically identify a single performance obligation in our contracts. The Company recognizes revenue using the input method, by obtaining information from its subcontractors every reporting period on the progress of the project and multiplying the percentage completed (calculated based on costs incurred to date compared to total estimated costs) by the estimated total project revenue.

The Company’s contracts for consulting services require us to assist the client in achieving certain defined project milestones. The consulting agreements typically may be terminated by either party in connection with a breach of the agreement that has not been timely cured, or at any time by either party provided all payments required to be made to the other party have been made, including expense reimbursement and other costs incurred by the non-terminating party in connection with preparing to provide services pursuant to the agreement. Revenues are recognized over time as the Company performs the consulting services and value is provided to the client.

Financial Instruments

The Company’s financial instruments include cash and cash equivalents, receivables, payables, and debt and are accounted for under the provisions of ASC Topic 825, “Financial Instruments”. The carrying amount of these financial instruments, with the exception of discounted debt, as reflected in the balance sheets approximates fair value.

Derivative Financial Instruments

FASB ASC Topic 820, “Fair Value Measurement” requires bifurcation of certain embedded derivative instruments, and measurement at their fair value for accounting purposes. At December 31, 2022, a holder redemption feature embedded in certain of the Company’s notes payable required bifurcation from its host instrument and was accounted for as a freestanding derivative. These notes payable were settled during 2023 and the resulting accounting for the change in the fair value of the derivative liability was recorded.

Income Taxes

In accordance with FASB ASC Topic 740, "Income Taxes," the Company provides for the recognition of deferred tax assets if realization of such assets is more likely than not. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

In addition, the Company’s management performs an evaluation of all uncertain income tax positions taken or expected to be taken in the course of preparing the Company’s income tax returns to determine whether the income tax positions meet a “more likely than not” standard of being sustained under examination by the applicable taxing authorities. This evaluation is required to be performed for all open tax years, as defined by the various statutes of limitations, for federal and state purposes. If the Company has interest or penalties associated with insufficient taxes paid, such expenses are reported in income tax expense.

Share-Based Payment

All share-based payments to employees, directors and contractors, including grants of stock options, restricted shares or warrants, are recognized in the statement of operations based on their fair values at the time of grant in accordance with ASC Topic 718, “Compensation - Stock Compensation”. During the periods ended December 31, 2023 and 2022, the Company calculated the fair value of the options granted based on assumptions used in the Cox-Ross-Rubinstein binomial pricing model. The fair value of options granted is expensed as vesting occurs over the applicable service periods.

Liquidity and Capital Resources

At December 31, 2023, the Company had a cash balance of $1,412,379, as compared to a cash balance of $96,308 at December 31, 2022. The Company reported cash flows used in operating activities of $2,400,268 for the year ended December 31, 2023 compared to $2,756,076 for the year ended December 31, 2022. The increase in cash flows used in operating activities for the year ended December 31, 2023 was primarily driven by increases in payroll and related expenses and professional fees for consultants related to the Company’s planned operational expansion. For the year ended December 31, 2023, the increase in negative cash flows were primarily driven by increases in payroll and related expenses as well as legal and professional fees, both of which were incurred in preparation for the Company’s planned operational expansion. The Company reported cash flows used in investing activities of $537,811 during 2023 compared to cash used in investing activities of $4,805 during 2022, all of which related to the purchase of intangible assets and property and equipment. The Company had net cash provided by financing activities totaling $4,254,150 for the year ended December 31, 2023, compared to $2,605,000 during the year ended December 31, 2022. The increase during 2023 was due to $4,724,950 in proceeds from the issuance of convertible notes payable partially offset by $470,800 repayment of note payable. The increase during 2022 related to $2,455,000 in proceeds from notes payable and $150,000 in proceeds from the sale of common stock.

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Our ability to successfully execute our business plan is contingent upon us obtaining additional financing and/or upon realizing revenues sufficient to fund our ongoing expenses. Until we are able to sustain our ongoing operations through revenues, we intend to fund operations through debt and/or equity financing arrangements, which may be insufficient to fund our capital expenditures, working capital, or other cash requirements. There can be no assurance that such additional financing will be available to us on acceptable terms, or at all.

The Company expects to raise significant debt or equity capital in order to fund expanding operations in the near future.

Results of Operations

Comparison of Years Ended December 31, 2023 and 2022

For the years ended December 31, 2023 and 2022, the Company’s revenue was $7,562,982 and $3,403,648, respectively. The source of revenues which increased year over year was from new EPC services and consulting services performed for solar energy projects. The increase of $4,159,334, or 122%, was driven primarily by the continued expansion of operations during the current period. We anticipate the Company’s revenues in upcoming quarters to continue to increase as revenues are recognized from projects in progress and in the pipeline.

Gross profit for the year ended December 31, 2023, totaled $1,381,703 compared to a gross profit of $207,682 for the year ended December 31, 2022. The $1,174,020, or 565%, increase in gross profit was due to the Company’s increased operations, growth plans and focused efforts to maximize project profitability by effectively managing installation and equipment costs. We anticipate future gross margins to increase from the current level as we commercialize new project opportunities, increase revenues, cover more fixed costs within cost of revenues and expand project profitability.

For the year ended December 31, 2023, operating expenses were $7,598,488 compared to $5,924,840 for 2022. The increase in operating expenses of $1,673,648, or 28%, was primarily due to an increase in general and administrative expenses and stock-based compensation of $753,653 and $548,773, respectively. The increase in general and administrative expenses in 2023 was primarily driven by an increase in payroll and related expenses of $815,306. Also contributing to the increase in operating expenses was an increase in legal and professional fees of $328,444 which was primarily due to an increase in consulting fees. Overall, the increases in operating expenses in 2023 were the result of the addition of strategic management and both internal and outsourced staff to support our continued expansion efforts during the year. We anticipate future operating expenses to increase with the expansion of operations, resulting in increased expenses related to payroll and related expenses, stock-based compensation, marketing, and legal and professional fess partially offset by added contribution margins from anticipated revenue growth.

For the year ended December 31, 2023, other expenses totaled $6,571,614, compared to $1,445,750 in 2022. The increase in other expenses during 2023 was due to an increase in interest expense of $457,810, amortization of debt discounts of $3,847,157, financing costs of $3,788,173, partially offset by the change in the gain on the fair value of the derivative liability of $2,967,276. We anticipate our other expenses to remain elevated as the Company incurs interest from debt and related financing costs to expand its operations.

The activities above resulted in net losses of $12,635,422 and $7,162,908 for the year ended December 31, 2023 and 2022, respectively.

Off Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

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Comparison of Years Ended December 31, 2022 and 2021

For the years ended December 31, 2022 and 2021, the Company’s revenue was $3,403,648 and $98,446, respectively. The increase of $3,305,202, or 3,357%, was driven primarily by the expansion of operations during the current period coupled with the negative impacts of the COVID pandemic during the prior period. We anticipate the Company’s revenues in upcoming quarters to continue to increase as revenues are recognized from projects in progress and in the pipeline.

Gross profit for the year ended December 31, 2022, totaled $207,682 compared to a gross profit of $9,695 for the year ended December 31, 2021. The $197,987 increase in gross profit was due to the Company’s increased operations, growth plans and efforts to optimize project installation and equipment costs. We anticipate future gross margins to increase from the current level as we commercialize new project opportunities, increase revenues, cover more fixed costs within cost of sales and expand our margins.

For the year ended December 31, 2022, our operating expenses increased to $5,924,840 compared to $84,944 for 2021. The increase of $5,839,896, or 6,875%, was primarily driven by higher legal and professional fees and greater compensation expenses associated with added strategic management and staff commencing and accelerating throughout 2022. The increased legal and professional fees were incurred primarily in connection with the Company’s acquisition and capital raising programs. Compensation expenses for the year ended December 31, 2022 included approximately $1,393,000, $293,000, and $1,983,000 in salaries and wages, bonuses, and the non-cash expenses of stock-based compensation, respectively, compared to $0 in the prior period. We anticipate future operating expenses to increase with the expansion of operations, resulting in increased expenses related to wages and compensation, advertising, and insurance offset by added contribution margins from anticipated revenue growth.

For the year ended December 31, 2022, other expenses totaled $1,445,750, compared to $15,000 in 2021. The change in other expenses during 2022 was due to interest expenses of $198,845, amortization of debt discounts of $1,019,319, financing costs of $368,118, and a gain on the change in fair value of the derivative liability of $140,532. Comparatively, during 2021, the Company had interest expenses totaling $15,000. We anticipate our other expenses to remain elevated as the Company incurs interest from debt and related financing costs to expand its operations.

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BUSINESS

Our Business

Correlate Energy Corp., together with its subsidiaries (collectively the “Company”, “Correlate”, “we”, “us” and “our”), is a technology-enabled vertically integrated sales, development, and fulfillment platform focused on distributed clean and resilient energy solutions in North America.

We focus on real estate assets that have a complex energy profile, but do not have the resources of time, expertise, or capital available to invest in technology and sustainable infrastructure upgrades that will improve the net operating income (“NOI”) and resiliency of those properties. Complexities for building and property owners can stem from having either (i) a large portfolio of sites in different locations, or (ii) a single location that has a variety of different business processes, operations, and equipment that require a wide skillset of expertise to continually optimize (such as achieving the ISO 50001 standard).

We provide property owners and REITs access to energy experts and solutions via a lean software-driven process Our process includes end-to-end engineering, finance, project management, and fulfillment services for all major facility energy improvements. Through our processes, we manage client opportunities with the correct experts, solutions, and execution resources across their entire portfolio to help our clients achieve their sustainability mandates, ensure facility uptime, and/or improve bottom line operating margins. The Company leverages on-demand and in-house experts with our internal systems and technology to turn our clients’ drive for a competitive edge into a comprehensive energy optimization and management program. Each custom program can significantly lower our client’s energy usage, costs, and carbon footprint, thereby improving NOI and providing our clients more flexibility to focus and invest in other areas of their businesses.

The Company is also involved in developing microgrid infrastructure in areas that cannot be properly served by centralized electrical infrastructure. Microgrids may be required due to (i) a lack of grid capacity or transmission infrastructure, (ii) a lack of funding available for new buildouts, or (iii) long lead times for utilities to deliver the electricity. Microgrids are emerging as a flexible approach to deploying distributed energy resources that can meet the electricity needs of existing communities and new developments without necessarily being connected to the power grid.

Behind our platform is a team of multi-decade industry experts in renewable energy generation, efficiency technology, software development, project finance, supply chain, and construction. The Company’s team is composed of serial entrepreneurs and innovators who have built some of the leading companies in the clean energy space, including technology-based startups and F500 divisions. Our CEO, Todd Michaels, has been in the solar industry since 2005, formerly as VP of Product Innovations at SunEdison, Senior Director - Distributed Solar at NRG Energy (NYSE: NRG), and SVP of Project Development and Marketing at Solar Power Partners (acquired by NRG Energy in 2011). Jason Loyet, our Director of Commercial Solar, has over 20 years in the cleantech industry and was a U.S. Department of Energy SunShot Catalyst award winner for his work building the Solar Site Design technology platform. Our Chief Revenue Officer, Dave Bailey, brings over 15 years of executive sales, supply chain management, and energy efficiency experience from Wesco’s Distributed Energy Resource division (formerly Westinghouse) and GE Supply. Our CFO, Johan Themaat, has held key financial positions at private, public, and startup companies, including Mission Energy, NGL Energy Partners, and RBS. As CFO of Mission Energy, he led financial strategy, back-office operations, and corporate development. As VP of M&A and Investor Relations of NGL Energy Partners (NYSE:NGL), he was instrumental in executing the acquisition strategy, forecasting, and board communications. He gained his financial experience as an investment banker, including RBS's energy investment bank. Mr. Themaat brings his proficiency in financial strategy, planning and analysis, M&A, and capital-raising to the Company. Jed Freedlander, our Director of Corporate Development, has played a central role in the development of several high-profile Public-Private Partnership (P3) projects in the United States. His expertise in creating sustainable and resilient infrastructure has been instrumental in enhancing communities and driving economic growth. With a career spanning over two decades, Mr. Freedlander has garnered extensive experience in the field of infrastructure development where his roles have encompassed a wide range of responsibilities, from strategic planning to project implementation. Roger Baum, our Executive VP of Operations, has successfully sourced and implemented over $1 billion in projects where Mr. Baum’s roles have spanned the entire spectrum of turnkey project delivery, from legal structuring and financing to design and construction. Prior to joining the Company, Mr. Baum was the Vice President of Public-Private Partnerships for CORE Construction, a leading billion-dollar construction management firm in the U.S.

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We believe that building and property owners will choose our services for actionable, cashflow-positive, NOI-improving energy programs. The Inflation Reduction Act (“IRA”) has had an immediate positive impact on demand for our services.  Furthermore, numerous states in the U.S. are setting renewable portfolio standards and goals, in addition to the critical and significant underlying carbon reduction mandates taking effect in the U.S. and beyond. Finally, with environmental, social, and governance (“ESG”) mandates increasingly becoming a priority for businesses, we believe that we are well-positioned to be one of the premier net-zero carbon emissions, smart building platform service and infrastructure providers in the United States.

Market Opportunity

Solar deployment in the U.S., relative to other energy sources, has reached a tipping point, where in 2023 solar PV grew over 50% year-over-year and is projected to account for over 50% of new generating capacity brought online in the future, according to Wood Mackenzie, the Solar Energy Industries Association, and the U.S. Energy Information Administration (“EIA”), Preliminary Monthly Electric Generator Inventory. Yet market penetration remains below 5% according to the U.S. Energy Information Administration, 2020 Residential Energy Consumption Survey and the 2018 Commercial Energy Consumption Survey. The U.S. Energy Information Administration projects the percentage of U.S. electric capacity additions from solar will grow from 46% in 2022 (18 GWac) to 54% in 2023 (31 GWac), 63% in 2024 (44 GWac), and 71% in 2025 (51 GWac). We believe that our software-centered, asset-light development and financing business model that is focused on continuous design and process improvement will allow solar to achieve large-scale adoption.

The EIA estimates that there are 6 million commercial buildings in the U.S. This sector is the largest single consumer of energy in the country - using over $2 trillion of energy each year. The EIA and the U.S. Department of Energy (“DOE”) estimate that up to 30%, or approximately $600 billion, is wasted through inefficiencies, representing 15% of greenhouse gas emissions, according to industry experts. According to the U.S. Green Building Council, as of 2022, only 100,000 buildings in the country have a Leadership in Energy and Environmental Design (“LEED”) certification, a global rating system that acts as a framework to guide energy efficiency, among others. While energy upgrades have real, tangible results, this reveals that most buildings still lack energy programs. According to the DOE, some of the primary barriers that prevent businesses from adopting energy measures include lack of funding, perceived insufficient return on investment, lack of the ability to investigate and implement projects, and lack of general knowledge and technical expertise to implement and maintain such projects. Despite the hesitancy of building and property owners to investigate and implement such projects, we believe that opportunities for improved energy efficiency, lower costs, and lower carbon emissions are enormous. There are favorable market conditions that point towards market opportunities for us to significantly grow our business. For instance, rapid technological advancements and decreasing costs have driven renewable energy to become the second-most widespread electricity source in the country. The EIA reports that renewable energy reached a record high of 14% of total energy consumption in 2022. Among renewable energy sources, solar power has become predominant, with solar power capacity growing from just 0.34 GW in 2008 to approximately 174.7 GW in 2023, according to Solar Energy Industries Association (“SEIA”) and Wood Mackensie. When it comes to commercial building retrofits, the Rocky Mountain Institute estimates that portfolio energy optimization is a $290 billion market in the U.S., driving deep financial savings and energy efficiency across the commercial sector.

At the same time, the U.S. is increasingly powering itself with clean, renewable energy to strategically phase out carbon pollution by 2050. The U.S. government has recently outlined long-term goals to cut emissions by 50% to 52% by 2030 based on 2005 levels and achieve a net zero economy by 2050. States and local governments are also taking action to phase out carbon pollution. There are 38 states as well as the District of Columbia), that have a requirement for 100% clean energy by 2050 or earlier. More than 2,000 businesses and financial institutions have partnered with the Science Based Targets initiative (“SBTi”) to reduce their emissions in line with climate science; meanwhile, over 400 corporations worldwide are working with RE100, a corporate initiative of businesses committed to 100% renewable energy. With massive market demand for carbon reduction and energy optimization, we believe that our scalable offerings are well-positioned to meet these goals.

Our Solutions

Our management team understands the barriers prohibiting the scalable deployment of distributed energy solutions. We have developed innovative processes and tools targeted at bulk real estate owners, educating them on the financial benefits of energy projects, allowing them to compare potential energy upgrade options, and facilitating the implementation of retrofit measures via attractive turnkey offerings with no-money down, 100% funding options. We also provide custom solutions for energy contractors to more efficiently target potential clients and offer more compelling energy services - fully funded and easy to comprehend.

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We use software to bring together energy project development, institutional project financing, and certified installers into a standardized process featuring strong quality, investment-grade controls. This ‘market-making’ model allows us to optimize and keep fixed costs low which leads to high scalability and improved pricing for consumers while preserving financial returns to project investors and lenders. We do not need to subsidize the marketplace as there are already large pools of installers who need more consistent, quality work.

Our Proprietary Customer Acquisition Tool

We use our proprietary customer acquisition processes and online project development platform to generate a regular flow of qualified energy project opportunities. Expensive customer acquisition is one of the major barriers to entry in the distributed energy industry which we believe our process addresses, helping to sustain profitability and improve predictability. We aggregate the project data entered by regional energy professionals and connect the projects to our approved centralized engineers and analysts who finalize the design and explore financing options for the site, thereby reducing customer development costs and increasing close rates. By leveraging a collaborative marketplace model, we are also able to provide clients with additional energy services, creating additional revenue opportunities for the Company.

An Integrated Platform for Deploying Commercial Energy Solutions at Scale

Our platform was created by a team of clean energy pioneers. This innovative platform, tools, and business model were the result of the team's average 20+ years of experience working with energy customers, including countless "voice of the customer" research engagements. Our offering was created after the results of a business model innovation project at SunEdison made it clear that any strategic energy plan should provide end users the resources to create, implement, and manage an ongoing plan, regardless of the magnitude of the economic opportunity. Additionally, California investor-owned utilities, including DNV GL and others, conducted research efforts for their energy efficiency business plans. These combined insights informed the need for a platform to connect on-demand energy managers with energy end users and the development of a streamlined software workflow process based on the ISO 50001 framework for Strategic Energy Management (aka Energy Management System).

Our management team has conducted over 100 structured interviews with energy product and service providers to understand the challenges they are facing with the commercialization, deployment, and financing of their products and services. Our research was focused on gaining insights into six key areas: priority initiatives, success factors, perceived barriers, decision criteria, buying influencers, and resources that buyers trust. We have used the results of our research to create three target buyer profiles and have been designing and adjusting our go-to market, product, and pricing strategies around the target buyer’s specific needs. Based on direct customer feedback, we believe that we have either significantly mitigated or removed risks for customers to highly prioritize and execute their sustainability initiatives. We also created contracts, pricing, and payment programs based on this feedback.

Technology Capabilities

The Company leverages a cloud-based, energy project platform designed to streamline, accelerate, and scale retrofit projects in commercial and industrial (“C&I”) buildings. The platform is constantly being developed and improved and consists of an integration of best-in-class third-party and internally developed systems. The platform uses advanced energy retrofit simulation and algorithms to manage the entire energy retrofit cycle: origination, building energy performance assessment, project development, project financing, implementation oversight, and ongoing monitoring. This technology stack typically reduces project transaction costs and execution timelines by a factor of five, and is thus particularly well-suited for medium-sized commercial buildings.

Our central management platform is a SaaS-based Building Relationship Manager (“BRM”) that connects data and solution applications for up to 90% faster energy decisions. As disparate data, products, and applications make energy-related decision-making exceedingly difficult in buildings, our platform solves that problem by bringing all data points and applications into a single system, making building energy analysis more actionable. The platform is open and standards-based, allowing us to have digital relationships with customers, partners, and utilities throughout the U.S.

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Our services have already been deployed across more than 30 major U.S. metropolitan areas. We have processed and completed project simulations and use cases on more than 250,000 buildings (representing over 15 billion sq ft of real estate), resulting in more than $11 billion in annual energy savings opportunities identified. We are leveraging our platform to catalyze energy retrofits in owner occupied buildings and those owned by REITs. Our bulk portfolio analysis is similar to a “Zillow for energy projects" in buildings through its ability to model properties with five basic inputs. We will increasingly adapt and simplify the user interface (“UI”), user experience (“UX”) and workflows to make them more compelling to non-energy expert stakeholders (such as SMBs). Additionally, we will simplify the retrofit value proposition and business case in terms that resonate directly with the owners’ key business metrics, such as savings as a percent of profit margins, or improving bottom line net operating income (“NOI”).

Our Process

Correlate uses its complete building energy model to rapidly create a best-fit solution bundle for each building in a given territory. The Company uses a database of building data archetypes derived from the U.S. Department of Energy’s Commercial Reference Building Models. With this model, and a handful of building physical characteristics, the Company rapidly creates an initial assessment of current building energy performance. The data points - exact address, building use, square footage, number of floors, and year built - are enhanced by other data such as building codes, weather, energy prices, rebates, and grid programs.

Correlate creates solution scenarios with a business case for each and in aggregate as a bundle - efficiency, solar, storage, EV infrastructure, and other grid revenue opportunities. Appropriate financing based on the asset owners’ goals is included to eliminate the need for upfront capital and remove performance risk.

Correlate automatically drives contract level pricing on the created building model to simulate and match each measure in its solution library to estimate the cost, energy savings, payback period, internal rate of return, carbon savings, and NOI. These measures include solar, upgraded HVAC systems, installation of ground or air source heat pumps, lighting upgrades, smart thermostats/controls, or real-time energy management systems. The library was developed by multiple research projects and initiatives, including the DOE Building Component, the LBNL Commercial Building Energy Saver, and the Commercial Buildings Sector Agent-Based Model (“CoBAM”), a project of the Georgia Institute of Technology and Argonne National Laboratory.

Step-by-Step Sale to Project Completion Process

The customer engagement process begins by benchmarking and prioritizing the goals of our potential customers. The process continues by acquiring building data to analyze energy consumption to quickly identify savings (and hence, improved NOI) with intelligent machine learning. By analyzing and comparing data, numerous incentives are created through this process.

At its core, the Company uses a physics-based hourly building energy simulation model to create a “digital twin” of each building in its database. The model is used throughout the process to originate, develop, finance, and deliver retrofit projects that meet precise metrics to building owners. We provide end-to-end building energy analytics to support the development, financing, and ongoing monitoring of building energy retrofit projects. Once a lead is acquired, the following illustrates the project development workflow of our systems-based approach:

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Building Energy Performance Assessment - the user provides energy use information, minimum of one complete bill for each energy meter. We then adjust the calibration of the building model to benchmark and assess the overall building energy performance;

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Progressive Energy Audit - the user responds to a simple online remote audit survey designed for non-energy professionals. The information is automatically reflected into our building energy model and facility database;

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Retrofit Simulation - Based on information collected from the remote audit, our proposed retrofit options are recalculated, review for QA by a human expert, and presented to the opportunity lead. ESP and solutions vendors can further refine the analysis after their on-site visit to refine the scoping and make a more formal proposal to the facility owner;

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Project Risk Assessment - For projects requiring third-party financing solutions, a risk assessment provides technical due diligence capability to evaluate the uncertainty of the proposed savings measures, credit and regulatory risks;

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Financing and Performance Assurance - We have developed a network of financing partners to cater to most financing needs of retrofit projects (PPA, PACE, ESA, fixed payments as a service and loans). Based on contract type, additional performance assurance plans are available from third-parties;

-	Measurement and Verification (“M&V”) - We provide M&V tools to automatically determine the baseline and run the monthly performance to forecast;
-	Ongoing Monitoring and Maintenance - We conduct continuous, ongoing monitoring and maintenance of all building retrofit projects.

Business Model

The majority of our projects are originated by third-party generation programs whom we select, control and direct. Projects are also originated through in-house sales using the Company’s platform. Referral-only organizations are paid a commission for each project that we install and complete. Revenues are generated by our in-house and end-to-end development and fulfillment resources for engineering, procurement and construction services (“EPC”) and consulting services.

The Company’s contracts for EPC services require us to a) provide engineering services, b) obtain materials, and c) install materials to agreed-upon specifications and achieve certain defined project milestones. The Company recognizes revenues for engineering, materials, and installation over time utilizing the input method wherein revenues are recognized based on efforts or inputs to satisfy the performance obligation.

The Company’s contracts for consulting services require us to assist the client in achieving certain defined project milestones. Revenues are recognized over time as the Company performs the consulting services and value is provided to the client.

Acquisition and Growth Strategy

The Company actively seeks to acquire private companies that can complement its business model, grow its project pipeline, bring critical execution capabilities, and contribute to EBITDA. Potential acquisition targets will include specialized software companies that help further scale and accelerate aspects of project development, financing, supply chain management, and unique regional fulfillment needs. However, as of the date of this prospectus, we have not identified, or engaged in any material discussions regarding, any potential project or acquisition target.

Value Proposition to the Building Owner

We offer a multi-value proposition to building owners, as set forth below:

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Industry Performance and Outlook

Renewable energy has become the second-most prevalent electricity source in the U.S. Rapid technology advancements, decreasing costs of renewable energy resources, and the increased competitiveness of battery storage, have made renewables one of the most competitive energy sources.

The industry has moved past the supply chain constraints, increased shipping costs, and rising commodity prices experienced during the COVID-19 pandemic (2020-2021). Furthermore, in 2022 the Inflation Reduction Act of 2022 was signed into Law, providing increased federal tax incentives for renewable energy projects.

Many cities, states, and utilities in the U.S. are setting ambitious clean energy goals, increasing renewable portfolio standards, and enacting energy storage procurement mandates. Furthermore, more than 4,500 businesses and financial institutions worldwide are working with the SBTi to reduce their emissions in line with climate science.

Renewable Energy Consumption in the U.S. 2020-2050 (U.S. Energy Information Administration)

Renewable energy growth is poised to accelerate in 2023 and beyond, as concern for climate change and support for ESG considerations grow, along with accelerated demand for cleaner energy sources from most market segments. At the same time, federal and state mandates are helping spur activity in the renewable sector that will likely drive further growth. By 2025, the EIA projects that approximately 15.21 quadrillion Btu of renewable energy are expected to be consumed in the U.S. And by 2050, this could reach 21.51 quadrillion Btu, almost doubling the estimated renewable energy consumed in 2020.

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Solar is the Fastest Growing Generation Resource

Solar power is more affordable, accessible, and prevalent in the U.S. than ever before. From just 0.34 gigawatts (“GW”) in 2008, solar power capacity has grown to an estimated 174.7 GW today, as per the SEIA. This is enough to power the equivalent of 25 million average American homes. To add, over 3.4% of U.S. electricity comes from solar energy in the form of solar photovoltaics (“PV”) and concentrating solar-thermal power (“CSP”). Since 2014, the average cost of solar PV panels has dropped nearly 70%, and markets for solar energy are maturing rapidly around the U.S. since solar electricity is now economically competitive with conventional energy sources in most states.

It is estimated that solar PV panels on just 22,000 square miles of the nation’s total land area - about the size of Lake Michigan - could supply enough electricity to power the entire country, according to a report from the National Renewable Energy Laboratory. Solar panels can also be installed on rooftops with essentially no land use impacts, and it is projected that more than 1 in 7 homes will have a rooftop solar PV system by 2030. The EIA, in a December 2021 report, said it projects the U.S. will add about 78 GW of new electricity generation capacity in 2022 through year-end 2023. The agency said 62% of that total, or about 49 GW, will come from large-scale solar power and energy storage projects. This means 2024 could well see the industry growing solar-plus-storage buildouts, exploring floating solar PV modules, and expanding community solar projects to new markets. Pairing storage with solar offers cost synergies, operational efficiencies, and the opportunity to reduce storage capital costs with the solar investment tax credit.

Moreover, the solar market is a proven incubator for job growth nationwide. Further data from DOE shows that solar jobs in the U.S. have increased 167% over the past decade, which is 5 times faster than the overall job growth rate in the U.S. economy. There are more than 255,000 solar workers in the U.S. in fields spanning manufacturing, installation, project development, trade, distribution, and more.

Clean Energy Goals Boost Commercial Solar Demand

EIA’s Commercial Buildings Energy Consumption Survey estimated that there were 6 million commercial buildings in the U.S. in 2018, and this sector accounts for about 76% of electricity use and 40% of all U.S. primary energy use and associated greenhouse gas (“GHG”) emissions. In 2019, only 69,066 buildings had a Leadership in Energy and Environmental Design (“LEED”) certification - one of the most commonly used green building rating systems in the world. Developed by the U.S. Green Building Council, this system acts as a framework to guide buildings regarding energy efficiency, among other cost-saving standards.

Further data from EIA shows that while large buildings (greater than 100,000 square feet, such as high-rise office buildings) represent just 2% of U.S. commercial buildings, they represent nearly 35% of the U.S. commercial building stock floor area, and they are more likely to have smart building technology components such as distributed energy resources. Small and medium buildings (100,000 square feet or smaller) represent nearly 98% of U.S. commercial buildings and typically lack smart building technologies. This shows that a majority of commercial buildings still lack energy projects, and therefore represent a large market opportunity for the Company. Particularly, the portfolio energy optimization market, according to Rocky Mountain Institute, is a $290 billion opportunity in the U.S.

Buildings Sector: A Snapshot

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Expected Growth in Corporate Investments

ESG has emerged as a major influence on corporate policies and practices as businesses and investors are increasingly called upon to address topics such as sustainability and environmental equity, among others. As a result, many large companies are pledging to utilize renewable energy. Climate change is having a major effect on the ways businesses plan, assess risk, and deploy resources, and investors are now asking how businesses are reducing their carbon footprint. These initiatives are fueling the dramatic growth of renewable energy, especially investment in solar power. As a result, total corporate spending for solar projects, including venture capital funding and debt financing, rose 42% in 2023 compared to 2022, reaching $34.4 billion in 2023, up from $24.1 billion in 2022, according to Mercom Capital.

Furthermore, a 2023 survey completed by Net Zero Tracker found that the share of large publicly-traded companies with net zero targets more than doubled in a little over two years, up from more than a third in 2022. This trend is only expected to grow, as net-zero initiatives become more critical to an organization’s longevity. Energy cost savings, increasing energy security, and customer attraction / retention are the biggest drivers of investment.

Reasons for Investment in Smart Building Technologies (Johnson Controls Energy Efficiency Indicator Survey, 2020)

Rated as ‘extremely or very significant’ by organizations

Energy cost savings	85%
Increasing energy security	75%
Customer attraction / retention	73%
Enhanced brand or reputation	72%
Improving operational efficiency	70%
Government / utility incentives / rebates	69%
Increasing building resilience	69%
Greenhouse gas footprint reduction	68%

Clean Energy Commitments and Initiatives

In 2022, more than 4,500 businesses and financial institutions (including American Express, Owens Corning, Molson Coors, BNSF Railway, etc.) are working with the SBTi to reduce their emissions in line with climate science. Additionally, 60% of Fortune 500 companies (2020) have set a climate or energy-related commitment. This represents a 12% increase from 2017. While renewable generation is an essential strategy for these companies to meet their climate and sustainability promises, energy efficiency solutions are expected to be the single largest strategy to reduce their emissions and carbon footprint, as per EIA.

Also, as of March 2022, approximately 400 corporations worldwide have joined RE100 and have made a commitment to go 100% renewable. According to RE100, if the current roster of RE100 members were a country, they would be the 21st largest electricity consumer in the world - bigger than South Africa. In December of 2021, President Biden signed an Executive Order that directed the Federal Government to use its scale and procurement power to achieve 100% carbon pollution-free electricity by 2023 with half to be locally supplied clean energy, 100% zero-emission vehicle acquisitions by 2035, net-zero emissions from Federal procurement, net-zero emissions building portfolio by 2045, and net-zero emissions from overall Federal operations by 2050 including a 65% emissions reduction by 2030.

Barriers to Renewable Energy Technologies

Renewable energy has overcome numerous barriers to become competitive with coal, natural gas, and nuclear power. Nonetheless, renewables still face major obstacles when it comes to adoption. Data from Johnson Controls (discussed below) shows the leading deterrents to successful smart building carbon reduction programs. To solve these issues, the Company’s solutions involve no money upfront (100% financing), deployment of energy managers and resources, performing detailed analytics, and continuous performance monitoring, among others. By providing a solution to these deterrents, we believe that our solutions unlock significant opportunities that exist in renewable energy.

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Lack of Funding / Uncertainty in Savings Performance

The most obvious and widely publicized barrier to renewable energy is capital costs, or the upfront expense of building and installing solar farms. According to McKinsey, a holistic U.S. Energy efficiency program would yield gross energy savings worth more than $1.2 trillion, well above the $520 billion needed for upfront investment in efficiency measures. Such a program is estimated to reduce end use energy consumption by 9.1 quadrillion Btus, roughly 23% of projected demand, abating up to 1.1 gigatons of greenhouse gases annually. Like most renewables, solar is exceedingly cheap to operate - its “fuel” is free, and maintenance is minimal - so the bulk of the expense comes from building the technology.

According to SEIA, commercial solar panel systems cost an average of $1.66 per watt as of 2023. For example, a factory with a system size of 350 kW would cost around $507,500. Limited access to commercial financing has long been recognized by experts to be one of the major barriers to implementing energy efficiency projects. Competing for financing with other core business investment projects, energy efficiency projects often rank low on the priority lists of high-level private sector managers or investors. Higher construction costs also make financial institutions more likely to perceive renewables as risky, lending money at higher rates, and making it harder for utilities or developers to justify the investment. Funding can be difficult to secure and as a result can deter building owners. However, the Company has the ability to provide financing options for 100% of the project costs with no out-of-pocket cost to building owners leveraging experience from the solar industry where power purchase agreements (“PPAs”) have helped drive the rapid adoption of commercial solar since 2005.

Reasons Smart Building Carbon Reduction Programs Fail (Johnson Controls Energy Efficiency Indicator Survey, 2020)

Perceived Insufficient Payback / ROI

A common barrier in the utility sector is the perception that energy efficiency actions will reduce a company’s revenue. Businesses also face uncertainty about how long it will take to pay back their energy investments. While true in some cases, energy efficiency programs can help electricity companies better manage peak demand and also defer the need for investing in new power infrastructure, and thus can be very profitable for electricity companies. The Company’s solutions also provide recommendations such as short, medium, and long-term payback with ROI scenarios to make it extremely transparent and easy for our clients to understand and analyze the benefits of our product offerings and programs.

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Lack of Technical Expertise to Evaluate or Execute

Since renewable energy technology is comparatively new and not optimally developed, there is a lack of knowledge about operation and maintenance. Efficiency cannot be achieved if a system is not optimally operated and if maintenance is not carried out regularly. We quickly identify and analyze energy savings potential, helping building owners determine current building performance, benchmarking, and retrofit plans.

Lack of Awareness

Approximately 11% of respondents to the Johnson Controls survey pointed to a general lack of awareness of the importance, benefits, and potential of renewable energy both among the general public and major stakeholders, thus constraining rapid adoption. There is often a lack of awareness of the cost of solar systems in particular, and many operators assume they are cost prohibitive without understanding ROI benefits.

Expanding Government Energy Policies

A combination of federal incentives, state policies, and market conditions have accelerated increases in renewable electricity generation, and is expected to drive demand for the Company’s services. For example, the U.S. has recently set long-term goals to reach net zero emissions by 2050. As part of this initiative, the U.S. will not only move to 100% clean energy, but will also prioritize clean fuels like hydrogen and biofuels where needed, cut energy waste, reduce methane and non-carbon emissions, and scale up carbon removal. Additionally, the current administration plans to cut emissions from 50% to 52% by 2030 based on 2005 levels, achieving total carbon free power by 2035 and achieving a net zero economy by 2050.

Building Energy Codes Program

Some commercial and/or residential construction codes mandate certain energy performance requirements for the design, materials, and equipment used in new construction and renovation. The DOE’s Building Energy Codes Program, for instance, aims to improve building energy efficiency, and to help states achieve maximum savings. This program assesses the savings impacts of model energy codes, calculating energy, cost, and carbon savings, and coordinates with key stakeholders to improve model energy codes, including architects, engineers, builders, code officials, and a variety of other energy professionals.

According to the U.S. government, energy codes for residential and commercial buildings are projected to save $138 billion in energy costs, 900 MMT of avoided Co2 emissions, and 13.5 Btus of primary energy (cumulative 2010-2040). These savings equate to the annual emissions of 195 million passenger vehicles, 227 coal power plants, and 108 million homes.

States’ Renewable Portfolio Standards and Goals

As of the end of 2021, 31 states and the District of Columbia had established renewable portfolio standards (“RPS”) or renewable goals, and in 12 of those states (and the District of Columbia), the requirement is for 100% clean electricity by 2050 or earlier. Designed to increase the use of renewable energy sources for electricity generation, state RPS programs vary widely in terms of program structure, enforcement mechanisms, size, and application. According to EIA, states have generally met their interim RPS targets in recent years, with only a few exceptions reflecting unique, state-specific policy designs. Roughly half of all growth in U.S. renewable electricity generation and capacity since 2000 is associated with state RPS requirements. Nationally, the role of RPS policies represented about 23% of all U.S. renewable electricity capacity additions in 2019. Within particular regions - especially the Northeast - RPS policies continue to serve a central role in motivating growth in renewable electricity generation.

California’s RPS Milestones - In California, the state’s ambitious RPS was established in 2002 and requires that by 2020, at least 33% of all electricity flowing into households and commercial buildings should be sourced from renewable energy. According to the Natural Resources Defense Council (“NRDC”), billion-dollar renewable energy investments in the state have created more than 100,000 jobs as early as 2015. In 2021, the Los Angeles Times reported that the state hit nearly 95% of its renewable energy goals - supplying power to over 6.4 million homes and reducing harmful carbon emissions by over 21 million metric tons annually. The program is growing so fast in part because of the measurable economic benefits. Through the end of 2020, participants collectively saved nearly $1.2 billion. These efforts are widely supported by Californians. 83% of California residents support setting a target for the state to generate 50% of its electricity from renewable resources.

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A number of factors helped create an environment favorable for RPS compliance, including RPS-qualified generation projects that take advantage of federal incentives, reductions in the cost of renewable technologies, and complementary state and local policies that either reduce costs or increase revenue streams associated with RPS-eligible technologies. States have adopted a number of other policies to support greater investment in the adoption of renewable energy, including Public Benefits Funds for Renewable Energy, Output-Based Environmental Regulations, Interconnection Standards, Net Metering, Feed-In Tariffs, and programs by the U.S. EPA.

The Future is Renewable

The Solar Market Insight Report ranks the top states across the country based on the total amount of solar electric capacity installed and in operation as of the end of the first quarter of 2021. To put into context, SEIA figures also include the equivalent number of homes that can be powered by that solar capacity in the individual state. Here are the current leaders for solar power in the U.S.:

Top Solar Energy States (Solar Market Insight Report, 2021)

State	Cumulative Solar Capacity (Megawatts)	Equivalent Number of Homes Supplied
California	31,873	8,548,370
Texas	9,311	1,082,407
North Carolina	7,132	859,707
Florida	7,074	842,897
Arizona	5,247	810,751
Nevada	3,904	672,707
New Jersey	3,653	586,709
Massachusetts	3,263	545,258
Georgia	3,069	359,160
New York	2,840	474,848

While California has dominated the U.S. solar market, other markets are continuing to expand rapidly and are emerging solar hotbeds. For instance, some smaller Northeastern states, like Massachusetts and New Jersey, are emerging solar states. The above leaderboard shows that it is not just about land space and the natural sunshine; the policies and economics driving these installations are just as impactful.

We believe that as the price of solar continues to fall, new state entrants will grab an increasingly larger share of the national market. In order to illustrate this opportunity, the table below shows the states that have adopted official zero-GHG or 100% renewable energy goals for their power sector or whole economy.

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100% Clean Energy States

	Power Sector					Whole Economy
State	100% Renewable Energy		Zero GHG			Zero GHG
	Executive Order	Legislation	Board Decision	Executive Order	Legislation	Executive Order	Legislation
California					2045	2045
Colorado					2050
Connecticut				2040
Washington, DC		2032
Hawaii		2045
Illinois					2050
Louisiana						2050
Maine		2050
Massachusetts							2050
Michigan						2050
Nebraska				2050
Nevada					2045
New Jersey					2040
New Mexico					2050
New York					2040
North Carolina
Oregon
Rhode Island	2030
Virginia					2050
Washington					2045
Wisconsin				2050

Target Market Demographics

We operate nationwide, with an emphasis on the Northeast region, California, and Hawaii. States in the Northeast have a long history of climate leadership from strengthening renewable energy standards, to reducing power sector emissions and modernizing transportation systems. In fact, all 9 states in the region have an RPS and are part of the Regional Greenhouse Gas Initiative (“RGGI”), which serves to reduce global warming pollution from power plants through the implementation of a carbon cap-and-trade system.

Companies and investors in the region want to see smart policy solutions that will help them meet their climate goals, improve public health, create jobs, and cut costs for businesses and communities alike.

The Northeast leads the nation in electricity consumption and in the adoption of renewables; however, there is still room for growth in these states. With over 2.1 million businesses across the region, we believe that we are properly positioned to capitalize on and address this market.

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Northeast Region Demographics

State	% Renewable Electricity	Compliance Year	Total Households	Total Businesses
Maine	40%	2017	587,633	55,990
New Hampshire	25%	2025	557,262	67,388
Rhode Island	16%	2019	422,324	38,757
Massachusetts	15%	2020	2,699,633	279,800
Vermont	20%	2017	265,838	31,695
Connecticut	27%	2020	1,388,735	166,088
New Jersey	22.5%	2021	3,321,271	315,982
Pennsylvania	18%	2021	5,163,155	457,737
New York	29%	2015	7,482,516	708,406

Regional Opportunities

To meet 2030 emissions targets, at least 35% of the Northeast region’s power generation must come from renewable sources such as solar and wind. Including hydroelectricity, 57% of the Northeast's energy must be renewable by 2030. In a report, the Pace Energy and Climate Center has identified two key opportunities for growth in the region.

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The Northeast United States buys a large volume of voluntary green power, but does not supply much of it. This suggests an opportunity to capture private investment dollars and emissions reductions that are currently leaving the region. The disparity between sales and supply in the region highlights the low impact of voluntary demand on renewable energy development in the Northeast. However, renewable energy generators in the Northeast can participate in both RPS and voluntary markets for renewable energy, and there are many examples of facilities that currently supply both. Renewable energy generators can move between markets, which allows them to maximize prices and manage volatility.

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Corporate procurement of renewable energy is a major potential driver for renewable energy development in the Northeast region, as it is across the country. Many large companies have the interest and ability to develop projects themselves, directly finance or invest in construction of new renewable capacity, or enter into long-term PPAs with new suppliers. These companies are motivated by corporate social responsibility commitments, the demands of their customers, and, increasingly, energy cost savings. In the Northeast, these companies can take advantage of currently high renewable energy credit (“REC”) prices by “arbitraging” the RECs from the projects - that is, selling the RECs from the Northeast project into local compliance markets and then purchasing cheaper RECs from outside the region. Depending on the price differential between the sold and replacement RECs, this can substantially lower the cost of renewable energy for these companies, while producing primary- tier local supply in the Northeast.

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Competitive Strengths

Our competitive strengths include the following:

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Low-Cost Origination with Ongoing Upsell:  We have an extensive referral partner network that brings us qualified leads keeping our cost of customer acquisition low. Our referral partner network includes original equipment manufacturers (“OEMs”), industry consultants, facility management providers, and industry peers. Additionally, since we plan to stay with the customer’s facility over a multi-year contract, subsequent sales are very low cost and can be coordinated on a timely basis based on market and facility conditions we actively monitor. Our programs facilitate rapid engagements and get facilities to take action to manage their energy. Our proprietary process for site data capture and project development are also used by our third-party energy service/product providers to unlock their regional markets and historic client base. We believe that this provides for aggregation that further reduces our costs and increases the velocity of our growth. It also creates an ecosystem model, which is an integrated set of formal, contracted relationships for project origination, development, financing, and installation of solar, efficiency, storage, and EV charging that combine in-house resources with third-party regional and niche expertise to meet a nationwide scalable offering

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Simple, Transparent, Turnkey Customer Experience (Efficiency, Generation, EVs): When a client opts-in to our program services, they gain access to a multitude of products, services, and installation capacity via a lean software driven process. Facility surveys, analytics, engineering, finance, project management and fulfillment services are all provided from one source for all major energy improvements. We address heating, cooling and lighting solutions, with clean onsite generation, that allows us to reach for net zero goals, while supporting new electric load growth, given high growth applications such as electric vehicle charging impact sites. The current industry standard is separating providers by solution, forcing clients to manage multiple relationships, sort through complex proposals, and manage challenging contractors through completion. Our proactive management and monitoring systems address these issues allowing facility owners to focus on their core business as we provide a transparent turnkey experience for them.

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Competition Across All Supply Chains: We are not tied to any particular product, equipment type, technology or project finance fund, allowing us to seek the best partner and supplier for each project to our advantage. A majority of facility owners and our clients put a premium on the disaggregation of our products and services for pricing transparency, but seek integrated solutions with a single, simple interface that we provide. Our ability to drive competition across the full supply chain from materials and labor, to project capital given our diverse project portfolio provides a consistent margin advantage. Our best-in-class procurement software and partnerships further drives competition, decisions, insights, and speed to completion of client projects over time.

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Highly Scalable National Development to Regional/Local Installation: Our team is composed of multi-decade industry experts in sales, technology, project finance, supply chain, and construction. Our team includes serial entrepreneurs and innovators that have built and scaled leading companies in the clean energy space. We are constantly working to achieve the optimal balance between sophisticated, shared, centralized, remote development resources and leveraging local fulfilment teams across the diverse national U.S. markets. We optimize for margin, risk, and customer satisfaction for each opportunity by market.

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Consistent Ongoing Customer Management via Software Driven Process: We provide unique tools and simple reports online for clients that make clear the benefits, timelines, actions, and approvals required upfront and overtime. Our software and solutions allow us to streamline our processes and services without the need for a large-scale customer support staff to manage hundreds of new locations per year. Our internal staff uses customized, best in class customer engagement methods and support software to quickly and accurately respond to current and potential clients.

Commitment to Environmental, Social and Governance Leadership

We believe that leadership in ESG issues is central to our mission of creating a clean electrification ecosystem and driving the clean energy transition of our customers across the United States. We have taken and plan to continue to take steps to address the environmental and social risks and opportunities of our operations, services and products. As our ESG efforts progress, we plan to report how we oversee and manage ESG factors and evaluate our ESG objectives by using industry- specific frameworks such as the Sustainability Accounting Standards Board (“SASB”) and elements of the United Nations Sustainable Development Goals (“UN SDGs”). We plan to organize our ESG initiatives into three pillars, which, in turn, will contain focus areas for our attention and action:

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Our Environmental Pillar is focused on providing clean, affordable energy to our customers; maintaining a robust environmental management program that ensures we protect the environment, including in the communities where we operate; and helping to make our energy infrastructure more sustainable and resilient;

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Our Social Pillar is expected to focus on attracting and retaining the best talent and offering opportunities to progress their careers; ensuring a safety-first workplace for our employees through proper training, policies and protocols; and supporting ethical supply chains through our Supplier Code of Conduct; and

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Our Governance Pillar is expected to focus on ensuring Board oversight and committee ownership of our enterprise risk management and sustaining a commitment to ethical business conduct, transparency, honesty and integrity.

All of our actions and each of our ESG pillars are, or are expected to be, underpinned by our desire to put clean energy in every business, every home and every electric vehicle.

Sales and Marketing

The Company’s goal is to position itself as the most reliable and capable tech-enabled clean energy optimization provider nationwide. The Company is executing and constantly improving a cohesive client acquisition strategy, involving the use of channel partners, direct and online marketing channels, and tactics to position itself appropriately to its target market. A large portion of this strategy is driven by direct business development initiatives and strategic partnerships. Each of the Company’s marketing initiatives is tailored to attract the most ROI, while positioning the Company as a major force in the renewable energy space, as well as in the commercial buildings sector, in the U.S. and beyond. We intend to achieve these goals by utilizing the following marketing channels and tactics.

Marketing Strategies

Business Development

The Company’s business development strategies involve creating a brand that will drive potential clients in need of the Company’s services to reduce their energy consumption patterns. Specifically, this process includes attracting prospective commercial property owners, building engagement, and then converting these opportunities into clients. Once clients have been on-boarded onto the platform, the process begins to devise measures to help them optimize their energy consumption sustainably, and, where applicable, recommend clean energy generation opportunities.

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Medium-sized business facility owners will be invited to enter their address (if in the database, the basic information about their property will populate; if not, they will be prompted to enter size in square feet, number of floors, year built, property use), and submit energy bills for at least one month (to allow calculation of energy use intensity for their specific property).

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For larger businesses, the Company will offer the option of a paid turnkey project development, orchestration, and delivery service at a low cost to the owner (“concierge service” for solution discovery and transaction execution).

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Strategic Partnerships

The Company promotes its brand to current and potential partners for indirect channels, such as local and national energy service/product providers, utilities, non-profit efficiency organizations, and local governments. For example, Correlate is partnered with the Alaska Center for Energy and Power and the Alaska Energy Authority; they have used the Company’s subscription service to gain engagement from business energy consumers efficiently. As with any marketing intensive business, the Company will benefit from participating in a number of corporate collaboration or networking opportunities that have the potential to yield new clients as well as further develop existing ones.

Word-of-Mouth and Referrals

The Company also leverages word-of-mouth marketing and referrals to build trust and reliability amongst potential partners and clients. Satisfied clients are drawn to discuss their experience with using the Company’s services among their peers, family, business partners, and other acquaintances. We believe that this will continue to result in new client acquisition for Correlate.

Website

Correlate has a dedicated website located at www.correlate.energy featuring cohesive information about the Company’s solutions, technology, portfolio, testimonials, and more. The Company will continue to engage in digital marketing initiatives to ensure its website shows up anytime a user searches for any relevant keywords on search engines.

Social Media

A solid online social media presence represents an inexpensive promotional and informational marketing strategy. The Company will operate and post via its various social media platforms, with a focus on the LinkedIn community. While social media posts are less official, they are a great venue for more creative presentations of the Correlate brand. Real-time updates on these sites seek to keep clients informed of company updates, special promotions, partnership activity, and more.

Supply Chain

We along with our partners purchase equipment, including solar panels, inverters and batteries from a variety of manufacturers and suppliers. If one or more of the suppliers and manufacturers that we rely upon to meet anticipated demand reduces or ceases production, it may be difficult to quickly identify and qualify alternatives on acceptable terms. In addition, equipment prices may increase in the coming years, or not decrease at the rates we historically have experienced, due to tariffs or other factors. For further information, please see the section entitled “Risk Factors” elsewhere in this prospectus.

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Intellectual Property

While the success of our business depends more on such factors as our employees’ technical expertise and innovative skills, the success of our business also relies on our ability to protect our proprietary technology. Accordingly, we seek to protect our intellectual property rights in various ways. Although we do not currently have any patented technologies that we use in our business, we seek to protect our proprietary technology and other proprietary rights by requiring our employees and contractors to execute confidentiality and invention assignment agreements. We also rely on employee and third-party nondisclosure agreements and other intellectual property protection methods, including proprietary know-how, to protect our confidential information and our other intellectual property.

We have registered each of Correlate and the Correlate logo as service marks with the U.S. Patent and Trademark Office.

Regulatory

Although we are not regulated as a public utility in the United States under applicable national, state or other local regulatory regimes where we conduct business, some of our products and services compete primarily with regulated utilities. As a result, we are committed to maintaining key relationships with policy experts who keep us informed of key regulatory and legislative issues impacting the entire industry. We believe these efforts help us better navigate local markets through relationships with key stakeholders and facilitate a deep understanding of the national and regional policy environment.

To operate our systems, we obtain interconnection permission from the applicable local primary electric utility. Depending on the size of the solar energy system and local law requirements, interconnection permission is provided by the local utility directly to us and/or our customers. In almost all cases, interconnection permissions are issued based on a standard process that has been pre-approved by the local public utility commission or other regulatory body with jurisdiction over net metering policies. As such, no additional regulatory approvals are required once interconnection permission is given.

Our operations are subject to stringent and complex federal, state and local laws, including regulations governing the occupational health and safety of our employees and wage regulations. For example, we are subject to the requirements of the federal Occupational Safety and Health Act, as amended (“OSHA”), and comparable state laws that protect and regulate employee health and safety. We endeavor to maintain compliance with applicable OSHA and other comparable government regulations. We are also subject to Federal Energy Regulatory Commission (“FERC”) rules related to energy generation that are designed to facilitate competition on practically a nationwide basis by providing greater certainty, flexibility and more choices to power customers.

Government Incentives

Federal, state and local government bodies provide incentives to owners, distributors, system integrators and manufacturers of solar energy systems to promote solar energy. These incentives may take the form of rebates, tax credits, payments for RECs associated with renewable energy generation, and the exclusion of solar energy systems from property tax assessments. These incentives enable us to lower the price we charge, helping to catalyze customer acceptance of solar energy as an alternative to utility-provided power. In addition, for some investors, the acceleration of depreciation creates a valuable tax benefit that reduces the overall cost of the solar energy system and increases the return on investment.

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More than half of the states, and many local jurisdictions, have established property tax incentives for renewable energy systems that include exemptions, exclusions, abatements and credits. Approximately thirty states and the District of Columbia have adopted a renewable portfolio standard (and approximately eight other states have some voluntary goal) that requires regulated utilities to procure a specified percentage of total electricity delivered in the state from eligible renewable energy sources, such as solar energy systems, by a specified date. To prove compliance with such mandates, utilities must surrender SRECs to the applicable authority. Solar energy system owners such as our investment funds often are able to sell SRECs to utilities directly or in SREC markets.

While there are numerous federal, state and local government incentives that benefit our business, some adverse interpretations or determinations of new and existing laws can have a negative impact on our business.

Facilities

Our corporate headquarters are located in Boise, Idaho, where we lease office space on a month-to-month basis.

Corporate Information

We were originally formed as a Texas corporation in 1995 under the name TBX Resources, Inc. In December 2011 we changed our name to Frontier Oilfield Services Inc. In January 2020, we merged with and into Triccar Inc., a Nevada corporation and Triccar Inc. was the surviving entity. In December 2021, we acquired 100% of the equity interests of each of Correlate Inc. and Loyal Enterprises LLC. In February 2022, a majority of our stockholders approved an amendment to our articles of incorporation, including changing our corporate name from Triccar Inc. to Correlate Infrastructure Partners Inc. On April 5, 2022, we filed an amendment to our articles of incorporation with the State of Nevada to change our corporate name from Triccar Inc. to Correlate Infrastructure Partners Inc. In May 2023, a majority of our stockholders approved an amendment to our articles of incorporation and the change of our corporate name from Correlate Infrastructure Partners Inc. to Correlate Energy Corp., to better reflect our future growth and focus. On June 8, 2023, we filed an amendment to our articles of incorporation with the State of Nevada to change our corporate name from Correlate Infrastructure Partners Inc. to Correlate Energy Corp.

Our principal executive offices are located at 176 S. Capitol Blvd., 2nd Floor, Boise, Idaho 83702, and our telephone number is (855) 264-4060.

Human Capital Resources

As of December 31, 2023, we had nineteen employees. All except one were full-time employees. As of December 31, 2023, none of our employees are represented by a labor union or are subject to a collective bargaining agreement. We believe that our employee relations are good. We also rely on independent contractors for ongoing project work and job-specific tasks. As of December 31, 2023, we had two full-time equivalent independent contractors engaged with us on various projects.

In shaping our culture, we aim to combine a high standard of excellence, technological innovation, agility, and operational and financial discipline. We believe that our flat and transparent structure and our collaborative and collegial approach enable our employees to grow, develop and maximize their impact on our organization. To attract and retain top talent in our highly competitive industry, we have designed our compensation and benefits programs to promote the retention and growth of our employees along with their health, well-being and financial security. Our short- and long-term incentive programs are aligned with key business objectives and are intended to motivate strong performance. As an equal opportunity employer, all qualified applicants receive consideration without regard to race, national origin, gender, gender identity, sexual orientation, protected veteran status, disability, age or any other legally protected status.

We seek to create an inclusive, equitable, culturally competent, and supportive environment where our management and employees model behavior that enriches our workplace.

Legal Proceedings

From time to time, we may be engaged in various legal proceedings or be subject to claims arising in the ordinary course of our business. We are not currently a party to any legal proceedings the ultimate outcome of which, in our judgment based on information currently available, would have a material adverse effect on our business, financial condition or results of operations.

We do not know of any threatened, pending, asserted or unasserted claims against us or our wholly owned subsidiary.

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DESCRIPTION OF PROPERTY

Our principal executive offices are located at 176 S. Capitol Blvd., 2nd Floor, Boise, Idaho 83702, which we rent on a month-to-month basis at a rate of $400.00 per month. We believe that our offices are sufficient for our current operations.

DIRECTORS, EXECUTIVE OFFICERS & CORPORATE GOVERNANCE

Set forth below is a list of the names, ages and positions of our directors and executive officers.

Name:	Position(s):	Age:	Director or Executive Officer Since:
Todd Michaels	Chief Executive Officer, President, Interim Chief Financial Officer and Director	49	December 28, 2021

Johan ver Loren van Themaat	Chief Financial Officer	48	January 4, 2024

Jason Loyet	Director of Commercial Solar of Correlate Inc. and Director	48	December 28, 2021

Matthew Flemming	Chairman of the Board	55	May 14, 2021

Bob Powell	Director	59	December 28, 2021

Cory Hunt	Director	42	December 28, 2021

Eli Albrecht	Director	36	August 3, 2023

Dr. Christine Gulbranson	Director	52	January 4, 2024

Alina Zagaytova	Director	42	January 4, 2024

A brief description of the background and business experience of our executive officers and directors for the past five years is as follows:

Mr. Michaels became our President and CEO and was appointed to serve as a member of our board of our directors on December 28, 2021. Prior thereto, Mr. Michaels served as the CEO of Correlate Inc. since he founded the company in 2016 and which we acquired on December 28, 2021. From February 2014 through August 2015, Mr. Michaels was the Vice President of Product Innovation for SunEdison, at the time a large global renewable energy developer, owner, operator company. From November 2011 through November 2013, Mr. Michaels was the Senior Director of Business Development for NRG Solar, a subsidiary of NRG Energy. NRG Solar is a renewable energy developer, owner, operator company. From November 2006 through November 2011, Mr. Michaels served as Senior Vice President of Development and Marketing for Solar Power Partners Inc. a solar energy developer, owner, operator company. Between 1997 and 2006, Mr. Michaels held various positions and acted as a consultant and independent contractor for several solar technology and telecommunications companies. Mr. Michaels graduated Magna Cum Laude from the Kelly School of Business, Indiana University with a BS in Computer Information Systems in 1997.

Mr. Themaat became our CFO on January 4, 2024. Prior thereto, he acted as our VP of Finance since September 1, 2023. Mr. Themaat has held key financial positions at private, public, and startup companies, including Mission Energy, NGL Energy Partners, and RBS. Mr. Themaat brings his proficiency in financial strategy, planning and analysis, M&A, and capital-raising transactions to the Company. From January 2021 to July 2023 Mr. Themaat was CFO of Mission Energy, a private C&I solar developer for non-profits where he led financial strategy, back-office operations, and corporate development. From April 2014 to December 2020, he was CEO of two startup midstream infrastructure developers, Black Canyon Midstream and First River Energy, where he directed all aspects of company's operations, offered strategic direction, and implemented growth initiatives including organic growth, capital raises and acquisitions. From August 2011 to March 2014, Mr. Themaat was VP of M&A and Investor Relations of NGL Energy Partners (NYSE:NGL midstream MLP) where he was instrumental in executing the acquisition strategy, forecasting, and board communications. From October 2006 to August 2011, he was a Vice President of Energy Investment Banking at The Royal Bank of Scotland (a public global financial institution) where he gained his financial experience. Mr. Themaat earned an MBA from Tulane University and an Electrical and Electronic Engineering Degree from the University of Stellenbosch.

Mr. Loyet was appointed to serve as member of our board of directors on December 28, 2021. On December 28, 2021, Mr. Loyet was appointed to serve as the Director of Commercial Solar of Correlate Inc., our wholly-owned subsidiary. From January 2013 to December 2021, Mr. Loyet was the Founder and Managing Director of Loyal Enterprises LLC (D.B.A. Solar Site Design), the Company’s wholly-owned subsidiary. Loyal Enterprises is a U.S. Department of Energy SunShot Catalyst award winner for its work building the Solar Site Design technology platform. Before joining the solar energy industry in 2005, Mr. Loyet founded and sold two software companies in the streaming media (GlobalStreams) and newspaper publishing (MyCapture) industries. Mr. Loyet currently serves as a member of the board of directors for the Tennessee Solar Energy Industry Association (TenneSEIA).

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Mr. Flemming has been the Chairman of our board of directors since May 14, 2021. Mr. Flemming was our chief executive officer and acting chief financial officer from May 14, 2021 through December 28, 2021. Mr. Flemming has served as the Chief Business Development Officer of SMG Industries Inc. (OTCQB: SMGI) since December 2020, as its interim Chief Executive Officer and Interim Chief Financial Officer from January 2021 through July 2023, and prior thereto Mr. Flemming served as its Chief Executive Officer from September 2017 through December 2020 and continues to serve as the Chairman of the Board of Directors. Prior thereto, Mr. Flemming was a consultant for a financial restructuring firm and a financial advisor to a private closely held oilfield services company during 2016 and early 2017. From June 2011 to March 2016, Mr. Flemming was the Chief Executive Officer, Treasurer, Secretary, and Chairman of the Board of HII Technologies Inc. an oilfield services company with operations in Texas, Oklahoma, Ohio and West Virginia focused on commercializing technologies and providing services in frac water management, safety services and portable power used by exploration and production companies in the United States. Prior thereto, from 2009 to 2011, Mr. Flemming was Chief Financial Officer of Hemiwedge Industries Inc., a proprietary valve technology company with oilfield applications, that was sold in 2011. From 2005 to 2009, Mr. Flemming was Chief Financial Officer of Shumate Industries, Inc., an oilfield manufacturing company and successor of Excalibur. Previous to that, from 2001 to 2005, Mr. Flemming was Chief Financial Officer of Excalibur Industries, Inc., an industrial and energy related manufacturer and fabrication company. From June 1999 to March 2001, he served as Chief Executive Officer of WorldByNet, Inc. a Houston, Texas based privately held technology company. From January 1994 to May 1999, Mr. Flemming served as Chief Executive Officer of FARO Pharmaceuticals, Inc., a privately held national specialty products company that he founded. Mr. Flemming received a Bachelor of Arts in Finance from the University of Houston.

Mr. Powell was appointed to serve as a member of our board of directors on December 28, 2021. Since August 2015, Mr. Powell has been the Chief Executive Officer and President of Brightmark Energy, LLC. Brightmark transforms organic waste into renewable natural gas and creates innovative approaches to the plastics renewal process through science-first strategies and powerful partnerships in the United States and internationally. Mr. Powell has over twenty-seven years of energy industry experience. He has expertise in a variety of sectors within the energy industry including renewable entrepreneurial ventures, fossil-fuel and cogeneration technologies, as well as efficiency measures. His experiences include being the CEO of a solar developer, CFO of Pacific Gas and Electric Company, the North America President of the largest worldwide renewable energy company, an innovator in financing energy projects, and a Partner in Andersen and PwC’s energy consulting practices. Mr. Powell received a Masters in Business Administration and a Bachelor of Science in Electrical Engineering, both from the Georgia Institute of Technology.

Mr. Hunt was appointed to serve as a member of our board of directors on December 28, 2021. Mr. Hunt has been the President and Co-Founder of P&C Ventures Inc. since February 2021. With an international focus on its investments, in addition to capital investment, P&C Ventures provides its portfolio investments with additional support to help their businesses grow. Prior thereto, from 2018 to June 2021, Mr. Hunt was the VP Corporate Development of SiteDocs Inc., a Software as a service company focused on the construction industry, which was recently acquired by K1 Investments. From 2015 through 2018, Mr. Hunt was the CEO of Infinity Property Care, a paving contracting company located in Alberta, Canada. From 2011 through 2018, Mr. Hunt was a private investor focused on investments in both public and private companies through Hunt Group Investments, of which Mr. Hunt was the founder and sole owner.

Mr. Albrecht was appointed to serve as a member of our board of directors on August 3, 2023. Since June 1, 2023, Mr. Albrecht has been a Partner at SMB Law Group LLP focusing on mergers and acquisitions (M&A) and corporate law. Mr. Albrecht is an expert on M&A strategy and deal structuring and has advised public and private companies and funds on over $40 billion worth of acquisitions, dispositions, and joint ventures, including transactions in green energy and renewables. From December 2018 to June 2023, Mr. Albrecht was an M&A lawyer at Gibson Dunn & Crutcher LLP and prior to that at DLA Piper LLP. Mr. Albrecht holds a Bachelor of Science from Johns Hopkins University, and a Juris Doctorate from Georgetown University Law Center.

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Dr. Gulbranson was appointed to serve as a member of our board of directors on January 4, 2024.  Dr. Gulbranson is the Founder of Nova Global Ventures, a fund focused on AI and disruptive technology, partnering with Global Corporate Venturing to use data to co-invest alongside top firms and has been its CEO and Managing Partner since its formation in July, 2023. Since July 2023, Dr. Gulbranson has served as the Chief Investment Officer of Treehouse Studios, an athlete-focused, corporate-leveraged startup studio focusing on AI-powered consumer technology and commerce products. In 2022 Dr. Gulbranson released her book TRANSFORMATIVE INNOVATION®: Today’s Capital Drives Tomorrow’s Exponential Growth & Profits to Advance the World where she highlights the need for innovation and its key drivers to transform markets and society. At the end of 2020, Dr. Gulbranson set out to write her book entitled “TRANSFORMATIVE INNOVATION®: Today’s Capital Drives Tomorrow’s Exponential Growth & Profits to Advance the World”. She previously served as CEO and director, from 2019 to 2020, of a Silicon Valley private family foundation/office (funded by Sergey Brin), and as Chief Innovation Officer of the University of California System, from 2016 to 2019, overseeing a $100B+ technology investment portfolio, $37B operations budget, and $1B+ in sales.  Dr. Gulbranson earned five degrees from UC Davis – BS in physics, a BS, MS, and PhD in materials science and engineering, and an MBA. She holds patents in the fields of nanotechnology and lighting.

Ms. Zagaytova was appointed to serve as a member of our board of directors on January 4, 2024.  Ms. Zagaytova served as General Counsel, Corporate Secretary and Chief Compliance Officer of Redwood Materials, Inc., a battery materials company from January 2022 to December 2023. From November 2019 to January 2022, Ms. Zagaytova served as Deputy General Counsel and Assistant Corporate Secretary of Marqeta, Inc., a global fintech company, where she led strategic transactions, including a successful $16 billion IPO. From June 2014 to November 2019, Ms. Zagaytova worked at First Solar Inc. (FSLR) as Chief Counsel Business Development where she worked on corporate and business development, finance, and M&A. Prior to that, she spent seven years working at the law firms of Cleary Gottlieb LLP and Hogan Lovells, LLP. Between 2017 and 2023, Ms. Zagaytova also served as a Director on the Boards of Clean Energy Collective, LLC and Younicos AG, and as a Board Advisor to Deep Isolation and Retrolux Inc. Ms. Zagaytova received a Juris Doctorate from Harvard Law School and a Bachelor of Arts in Political Science from the University of California, Berkeley.

Family Relationships

There are no family relationships among the individuals comprising our Board of Directors, management and other key personnel.

Involvement in Legal Proceedings

Except as set forth below, none of our directors or executive officers has, during the past ten years:

•	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses),

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been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities, futures, commodities or banking activities,

•

been found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated, or

•	has had any bankruptcy petition filed by or against any business of which he was a general partner or executive officer, either at the time of the bankruptcy or within two years prior to that time.

Mr. Flemming was an executive officer of HII Technologies, Inc. (“HII”) in 2016. Subsequent to his employment with HII, that company entered into a plan of reorganization under Chapter 11.

Code of Business Conduct and Ethics

We intend to adopt a corporate Code of Conduct and Ethics at our next quarterly board meeting. The text of our Code of Conduct and Ethics, which will apply to our officers and each member of our Board, will be posted in the “Corporate Governance” section of our website, www.correlateinfra.com. We intend to satisfy the disclosure requirement under Item 10 of Form 8-K regarding any amendments to, or waiver from, a provision of our Code of Conduct and Ethics by posting such information on our website, www.correlateinfra.com. A copy of our Code of Conduct and Ethics will also be available in print; free of charge, upon written request to 176 S. Capitol Blvd., 2nd Floor, Boise, Idaho 83702, Attn: President.

Director Independence

Our Board of Directors has determined that each of Mr. Flemming, Mr. Powell, Mr. Albrecht, Dr. Gulbranson and Ms. Zagaytova are “independent” as defined under the standards set forth in Part 8 of the NYSE American Company Guide. In making this determination, the Board of Directors considered all transactions set forth under “Certain Relationships and Related Transactions.”

Board Committees

Our Board intends to form the following three committees: Audit Committee, Compensation Committee, and Nominating and Governance Committee, each of which is described below. All standing committees will operate under charters that will be approved by the Board. Copies of the charters of the Audit Committee, Compensation Committee, and the Nominating and Governance Committee will be posted on our website at such time as they are approved by the Board.

Audit Committee. Our Audit Committee members will be composed of independent directors as defined in the rules and regulations of SEC and NYSE. Our Audit Committee will oversee our corporate accounting, financial reporting practices and the annual audit and quarterly reviews of the financial statements.

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The Audit Committee’s primary functions will be to:

•	assist the monitoring the integrity of our financial statements,

•	appoint and retain the independent registered public accounting firm to conduct the annual audit and quarterly reviews of our financial statements and review the firm’s independence,

•	review the proposed scope and results of the audit and discuss required communications in connection with the audit,

•	review and pre-approve the independent registered public accounting firm’s audit and non-audit services rendered,

•	review accounting and financial controls with the independent registered public accounting firm and our financial and accounting staff,

•	meet regularly with the independent registered public accounting firm without management present,

•	recognize and prevent prohibited non-audit services,

•	establish procedures for complaints received by us regarding accounting matters,

•	review, pass on the fairness of, and approve “related-party transactions” as required by and in conformance with the rules and regulations of the SEC,

•	establish procedures for the identification of management of potential conflicts of interest, and review and approve any transactions where such potential conflicts have been identified, and

•	prepare the report of the audit committee that SEC rules require to be included in our annual meeting proxy statement.

Compensation Committee. Upon establishing our Compensation Committee, its primary functions will be to:

•	review and recommend the compensation arrangements for management, including the compensation for our Chief Executive Officer,

•	establish and review general compensation policies with the objective to attract and retain superior talent, to reward individual performance and to achieve our financial goals,

•	approve and oversee reimbursement policies for Directors, Executive Officers and key employees,

•	administer our stock incentive plan,

•	review and discuss the compensation discussion and analysis prepared by management to be included in our Annual Report, proxy statement or any other applicable filings as required by the SEC, and

•	prepare the report of the compensation committee that SEC rules require to be included in our annual meeting proxy statement.

Decisions regarding executive compensation will ultimately be determined by the Board upon recommendations of the Compensation Committee, which will review a number of factors in its decisions, including market information about the compensation of executive officers at similar-sized companies within our industry and geographic region, and recommendations from our Chief Executive Officer. The Compensation Committee may consult external compensation consultants to assist with the recommendation of executive compensation.

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Nominating and Governance Committee.  Upon establishing our Nominating and Governance Committee, its primary functions will be to:

•	identify the appropriate size, functioning and needs of and nominate members of the Board,

•	develop and recommend to the Board of Directors a set of corporate governance principles applicable to our company and review at least annually our code of conduct and ethics,

•

review and maintain oversight of matters relating to the independence of our board and committee members, in light of the independence standards of the Sarbanes-Oxley Act of 2002 and the rules of the New York Stock Exchange, and

•	Oversee the evaluation of the Board and management.

The Nominating and Governance Committee will recommend to the Board candidates for nomination to the Board. When considering individuals to recommend for nomination as Directors, our Nominating and Governance Committee will seek persons who possess the following characteristics: integrity, education, commitment to the Board, business judgment, relevant business experience, diversity, reputation, and high-performance standards. The Nominating and Governance Committee may engage the services of third-party search firms to assist in identifying and assessing the qualifications of Director candidates.

The Nominating and Governance Committee will consider recommendations for Director candidates from stockholders, provided that the stockholder submits the Director nominee and reasonable supporting material concerning the nominee by the due date for a stockholder proposal to be included in the Company’s Proxy Statement for the applicable annual meeting as set forth in the rules of the SEC then in effect.

The Nominating and Governance Committee will consider properly and timely submitted Director candidates recommended by stockholders of the Company. Stockholders who wish to suggest qualified candidates for election to the Board should write to 176 S. Capitol Blvd., 2nd Floor, Boise, Idaho 83702 Attn: President. These recommendations should include detailed biographical information concerning the nominee, his or her qualifications to be a member of the Board and a description of any relationship the nominee has to other stockholders of the Company. A written statement from the candidate consenting to be named as a candidate and, if nominated and elected, to serve as a Director should accompany any such recommendation.

Meetings of the Board of Directors

During its fiscal year ended December 31, 2023, the Board met from time to time informally and acted by written consent on numerous occasions.

Indemnification and Limitation on Liability of Directors

Our articles of incorporation limit the liability of our directors to the fullest extent permitted by Nevada law. Nothing contained in the provisions will be construed to deprive any director of his right to all defenses ordinarily available to the director nor will anything herein be construed to deprive any director of any right he may have for contribution from any other director or other person.

At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification will be required or permitted. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Board Leadership Structure and Role in Risk Oversight

Our Board evaluates its leadership structure and role in risk oversight on an ongoing basis. Currently, Matthew Flemming serves as Chairman of the Board. Our Board determines what leadership structure it deems appropriate based on factors such as the experience of the applicable individuals, the current business environment of the Company and other relevant factors. After considering these factors, our Board has determined that the role of Chairman of the Board, is an appropriate Board leadership structure for our company at this time.

The Board is also responsible for oversight of our risk management practices, while management is responsible for the day-to-day risk management processes. This division of responsibilities is the most effective approach for addressing the risks facing the Company, and the Company’s Board leadership structure supports this approach. Through our Chief Executive Officer and other members of management, the Board receives periodic reports regarding the risks facing the Company. In addition, the Audit Committee assists the Board in its oversight role by receiving periodic reports regarding our risk and control environment.

Equity Incentive Plans

The 2021 Plan

On February 4, 2022, the Board of Directors and majority stockholder adopted the Company’s 2021 Equity Incentive Plan (the “2021 Plan”). The Plan provides for the grant of the following types of stock awards: (i) incentive stock options (to eligible employees only); (ii) nonqualified stock options; (iii) restricted stock; (iv) stock awards; (v) shares in performance of services; (vi) other stock-based awards; or (vii) any combination of the foregoing. In making such determinations, the Board of Directors may take into account the nature of the services rendered by such person, his or her present and potential contribution to the Company’s success, and such other factors as the Board of Directors in its discretion shall deem relevant. The Plan is administered by either (a) a committee of the Board (if any); or (b) the entire Board of Directors of the Company, as determined from time to time by the Board of Directors (the “Administrator”). The Administrator has the exclusive right to interpret and construe the Plan, to select the eligible persons who shall receive an award, and to act in all matters pertaining to the grant of an award and the determination and interpretation of the provisions of the related award agreement, including, without limitation, the determination of the number of shares subject to stock options and the option period(s) and option price(s) thereof, the number of shares of restricted stock or shares subject to stock awards or performance shares subject to an award, the vesting periods (if any) and the form, terms, conditions and duration of each award, and any amendment thereof consistent with the provisions of the Plan.  On August 3, 2023, the Company’s Board of Directors approved an increase in the number of shares available for grant under the Company’s 2021 Plan from 833,334 to 1,666,667, and on September 13, 2023, a majority of the Company’s stockholders approved this action.

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EXECUTIVE COMPENSATION

The following table shows the total compensation earned during the fiscal years ended December 31, 2023 and 2022 to (1) our Chief Executive Officer, and (2) our other named executive officers during the fiscal years ended December 31, 2023 and 2022 (collectively, the “named executive officers”):

				Stock Awards (3)	Option Awards (3)	Other	Total
Name and Position	Year	Salary ($)	Bonus ($)	($)	($)	($)	($)

Todd Michaels	2023	140,625		-	-	-	140,625
CEO(1)	2022	250,000	150,000	-	-	-	400,000

Channing Chen	2023	86,394		-	210,000	-	296,394
Former CFO (1)(2)	2022	192,000	115,000	-	868,000	-	1,175,000

Jason Loyet(1)	2023	84,375	-	-	-	-	84,375
Director of Commercial Solar	2022	150,000	-	-	-	-	150,000

(1)	Each of Messrs. Michaels, Chen and Loyet agreed to a deferral of a portion of their salaries during the year ended December 31, 2023 in the amounts of $99,375, $40,000 and $65,625, respectively.
(2)	Mr. Chen served as our Chief Financial Officer from January 2022 through August 31, 2023.
(3)

Share awards are valued at the fair value at the grant date. Stock options are valued at a fair value in accordance with FASB Accounting Standards Codification (“ASC”) Topic 718. All options vest at the date of grant and are exercisable at the market value at the date of grant. For information regarding assumptions underlying the determination of grant date fair value of share and option awards in accordance with FASB ASC Topic 718.

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Executive Employment Agreements

Employment Agreement with Mr. Todd Michaels

On December 28, 2021, the Company entered into an employment agreement with Mr. Todd Michaels, President and CEO (the “Employee”), providing for an annual salary of $250,000 per year (the “CEO Agreement”). As part of the CEO Agreement, the Company issued Mr. Michaels 166,667 options exercisable at $3.12 per share for ten years. The options, valued at approximately $469,000 on the issuance date, vest monthly over 36 months beginning one month from issuance.

The term of the CEO Agreement commenced on December 28, 2021 (the “Effective Date”) and continues until a period of thirty-six (36) months commencing on the Effective Date (the “Term”). The Term of the CEO Agreement shall be automatically extended for additional one (1) year periods, unless either party notifies the other in writing at least ninety (90) days prior to the expiration of the then existing Term of its intention not to extend the Term.

The Company may terminate the CEO Agreement upon written notice for Cause. For purposes hereof, “Cause” shall mean: (A) Employee's misconduct as could reasonably be expected to have a material adverse effect on the business and affairs of Employer, (B) the Employee’s violation of either the Company’s Code of Ethics as then in effect, or any lawful Employer imposed employee guidelines known to Employee, as determined by the Management Committee, or any similar committee, in its sole discretion from time to time, (C) the Employee's disregard of lawful instructions of Employer’s Management Committee, or similar committee, consistent with Employee's position relating to the business of Employer or neglect of duties or failure to act, which, in each case, could reasonably be expected to have a material adverse effect on the business and affairs of Employer or Employer’s parent company, (D) if Employee should be unable or incapable of performing the essential functions of his job position for a period of thirty (30) consecutive days in any twelve (12) month period, or one hundred twenty (120) days during any twelve (12) month period, whether or not such days are consecutive (as used herein, “unable or incapable of performing essential job functions” shall mean the inability of Employee, on account of a mental, physical, or other condition, to perform his essential job functions as determined by at least two of three medical physicians or by agreement of the Company and Employee or his designee (if the determination is to be made by medical physicians, the Employee or his designee shall appoint one such physician, the Company shall appoint one, and the two so appointed shall appoint the third medical physician)) (E) engaging by the Employee in conduct that constitutes activity in material violation of the Non-Competition and Non-Solicitation provisions set forth in Section 8 of this Agreement; (F) the conviction of Employee for the commission of a felony; and/or (G) the habitual abuse of controlled substances. Except with respect to (B), (C), (D) and (E) above, notwithstanding anything to the contrary in this Section 9(a)(i), Employer may not terminate Employee's employment under this Agreement for Cause unless Employee shall have first received notice from the Chairman advising Employee of the specific acts or omissions alleged to constitute Cause, and such acts or omissions continue after Employee shall have had a reasonable opportunity (at least 30 days from the date Employee receives the notice from their supervisor) to correct the acts or omissions so complained of.

The Agreement provides that the Company shall, to the extent permitted by law, include the Mr. Michaels during the Term of this Agreement under any directors and officers’ liability insurance policy maintained for its directors and officers, with coverage at least as favorable to Mr. Michaels in amount and each other material respect as the coverage of other directors and officers covered thereby.

Employment Agreement with Mr. Themaat

On August 24, 2023, the Company entered into an employment agreement with Mr. Johan ver Loren van Themaat, CFO (the “Employee”) which commenced on September 1, 2023, providing for an annual salary of $250,000 per year (the “CFO Agreement”). As part of the CFO Agreement, the Company issued Mr. Themaat 83,334 options exercisable at $5.34 per share for five years. The options, valued at approximately $444,000 on the issuance date, vest monthly over 36 months beginning one month from issuance.

The term of the CFO Agreement commenced on September 1, 2023 (the “Effective Date”) and continues until a period of twelve (12) months commencing on the Effective Date (the “Term”). The Term of the CFO Agreement shall be automatically extended for additional one (1) year periods, unless either party notifies the other in writing at least ninety (90) days prior to the expiration of the then existing Term of its intention not to extend the Term.

The Company may terminate the CFO Agreement upon written notice for Cause. For purposes hereof, “Cause” shall mean:  (A) Employee's misconduct as could reasonably be expected to have a material adverse effect on the business and affairs of Employer, (B) the Employee’s violation of either the Company’s Code of Ethics as then in effect, or any lawful Employer imposed employee guidelines known to Employee, as determined by the Management Committee, or any similar committee, in its sole discretion from time to time, (C) the Employee's disregard of lawful instructions of Employer’s Management Committee, or similar committee, consistent with Employee's position relating to the business of Employer or neglect of duties or failure to act, which, in each case, could reasonably be expected to have a material adverse effect on the business and affairs of Employer or Employer’s parent company, (D) if Employee should be unable or incapable of performing the essential functions of his job position for a period of thirty (30) consecutive days in any twelve (12) month period, or one hundred twenty (120) days during any twelve (12) month period, whether or not such days are consecutive (as used herein, “unable or incapable of performing essential job functions” shall mean the inability of Employee, on account of a mental, physical, or other condition, to perform his essential job functions as determined by at least two of three medical physicians or by agreement of the Company and Employee or his designee (if the determination is to be made by medical physicians, the Employee or his designee shall appoint one such physician, the Company shall appoint one, and the two so appointed shall appoint the third medical physician)) (E) engaging by the Employee in conduct that constitutes activity in violation of the Noncompetition Agreement with Employer or Employer’s subsidiaries; (F) the conviction of Employee for the commission of a felony; and/or (G) the habitual abuse of controlled substances. Except with respect to (B), (C) and (D) above, notwithstanding anything to the contrary in this Section 9(a)(i), Employer may not terminate Employee's employment under this Agreement for Cause unless Employee shall have first received notice from his or her supervisor advising Employee of the specific acts or omissions alleged to constitute Cause, and such acts or omissions continue after Employee shall have had a reasonable opportunity (at least 10 days from the date Employee receives the notice from their supervisor) to correct the acts or omissions so complained of.

The Agreement provides that the Company shall, to the extent permitted by law, include Mr. Themaat during the term of this agreement under any directors and officers’ liability insurance policy maintained for its directors and officers, with coverage at least as favorable to Mr. Themaat in amount and each other material respect as the coverage of other directors and officers covered thereby.

Employment Agreement with Mr. Jason Loyet

On December 28, 2021, the Company entered into an employment agreement with Mr. Jason Loyet, Director of Commercial Solar, providing for an annual salary of $150,000 per year. As part of the agreement, the Company issued Mr. Loyet 166,667 options exercisable at $3.12 per share for ten years. The options, valued at approximately $469,000 on the issuance date, vest monthly over 36 months beginning one month from issuance.

The term of the agreement commenced on December 28, 2021 (the “Effective Date”) and continues until a period of thirty-six (36) months commencing on the Effective Date (the “Term”). The Term of this agreement shall be automatically extended for additional one (1) year periods, unless either party notifies the other in writing at least ninety (90) days prior to the expiration of the then existing Term of its intention not to extend the Term.

The Company may terminate this agreement upon written notice for Cause. The meaning of “Cause” shall mean shall have the same meanings prescribed in the employment agreement with Mr. Michaels, described above.

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The Agreement provides that the Company shall, to the extent permitted by law, include Mr. Loyet during the Term of this agreement under any directors and officers’ liability insurance policy maintained for its directors and officers, with coverage at least as favorable to Mr. Loyet in amount and each other material respect as the coverage of other directors and officers covered thereby.

Compensation of Directors

Director Compensation

Director Compensation Table

During the year ended December 31, 2023, we granted 41,667 options valued at $215,000 to each of our non-executive directors, Robert Powell, Cory Hunt, Matthew Flemming and Eli Albrecht for their Board service.

Cash Compensation of Directors

Members of our Board of Directors do not currently receive cash compensation for their services, however, the Board may in the future determine to compensate it members through the payment of cash compensation. We reimburse our non-employee directors for out-of-pocket expenses for attending in-person board meetings.

Equity Compensation of Directors

Our directors are eligible to participate in our 2021 Equity Incentive Plan.

Outstanding Equity Awards at 2023 Year End

There were 708,334 outstanding unexercised options, unvested stock and equity incentive plan awards held by our executive officers and directors as of December 31, 2023.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our Common Stock as of the date of April 15, 2024 for: (1) all persons who are beneficial owners of 5% or more of our Common Stock, (2) each of our officers and directors, and (3) all directors and executive officers as a group. The information regarding beneficial ownership of our Common Stock has been presented in accordance with the rules of the Securities and Exchange Commission. Under these rules, a person may be deemed to beneficially own any shares of capital stock as to which such person, directly or indirectly, has or shares voting power or investment power, and to beneficially own any shares of capital stock as to which such person has the right to acquire voting or investment power within 60 days of April 15, 2024 through the exercise of any stock option or other right. The percentage of beneficial ownership as to any person as of a particular date is calculated by dividing (a) (i) the number of shares beneficially owned by such person plus (ii) the number of shares as to which such person has the right to acquire voting or investment power within 60 days of April 15, 2024 by (b) the total number of shares outstanding as of such date, plus any shares that such person has the right to acquire from us within 60 days of April 15, 2024. Unless otherwise indicated, each of the persons listed below has sole voting and investment power with respect to the shares beneficially owned by them. As of April 26, 2024, there were 6,687,002 shares of our Common Stock issued and outstanding. Except as otherwise listed below, the address of each person is 176 S. Capitol Blvd., 2nd Floor, Boise, Idaho 83702.

Name	Amount of Beneficial Ownership of Common Stock (1)	Percent of Common Stock

Newton Dorsett (2)	1,845,613	27.6%
P&C Ventures Inc. (3)	1,005,482	13.9%

Directors and Officers:
Todd Michaels (4)	756,068	11.0%
Johan ver Loren Van Themaat (5)	20,834	*
Jason Loyet (6)	390,847	5.7%
Matthew Flemming (7)	173,334	2.6%
Robert Powell (8)	128,743	1.9%
Cory Hunt (9)	1,088,982	14.9%
Eli Albrecht (10)	41,667	*
Dr. Christine Gulbranson (11)	41,667	*
Alina Zagaytova (12)	41,667	*
Directors and Officers as a group (9 persons)	2,683,805	33.8%

 *less than one percent

(1)

Pursuant to the rules and regulations of the Securities and Exchange Commission, shares of common stock that an individual or group has a right to acquire within 60 days of April 15, 2024 pursuant to the exercise of options or warrants are deemed to be outstanding for the purposes of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person shown in the table.

(2)	Includes 4,167 shares of Common Stock issuable upon the exercise of warrants owned by Mr. Dorsett.
(3)

Includes 521,310 shares of Common Stock issuable upon the exercise of warrants owned by P&C Ventures Inc. Mr. Hunt is a director and the President of P&C Ventures and Mr. Peter Lacey is a director and the Treasurer and Secretary of P&C Ventures.  Mr. Hunt and Mr. Lacey have shared power to vote and/or dispose of the shares held by P&C Ventures Inc.  P&C Ventures is fifty percent owned by Marco Advisors Inc. and fifty percent owned by Timber Creek Investments.  Marco Advisors is owned and controlled by Martha Hunt, the wife of Mr. Hunt, one of our directors. Timber Creek Investments is owned and controlled by Mr. Lacey. The address for P&C Ventures is #200 8133 Edgar Industrial Close, Red Deer, Alberta Canada T4P 3R4.

(4)

Includes: (i) 143,520 shares of Common Stock issuable upon the exercise of options held by Mr. Michaels, (ii) 33,334 shares of Common Stock issuable upon the exercise of warrants held by Mr. Michaels, (iii) 5,209 shares of Common Stock issuable upon the conversion of a convertible note held by Mr. Michaels, (iv) 8,334 shares of Common Stock issuable upon the exercise of warrants held by Mr. Michaels’s wife, and (v) 404 shares of Common Stock held by Mr. Michaels’s wife.

(5)	Consists of 20,834 shares of Common Stock issuable upon the exercise of options held by Mr. Themaat.
(6)

Includes: (i) 121,432 shares of Common Stock held by Mr. Loyet’s wife; (ii) 143,520 shares of Common Stock issuable upon exercise of options held by Mr. Loyet; and (iii) 4,465 shares of Common Stock issuable upon the exercise of warrants held by Mr. Loyet.

(7)	Includes 83,334 shares of Common Stock issuable upon the exercise of options held by Mr. Flemming.
(8)	Includes 83,334 shares of Common Stock issuable upon the exercise of options held by Mr. Powell.
(9)

Includes: (i) 83,334 shares of Common Stock issuable upon the exercise of options held by Mr. Hunt, (ii) 484,339 shares of Common Stock owned by P&C Ventures Inc.; and (ii) 521,310 shares of Common Stock issuable upon exercise of outstanding warrants owned by P&C Ventures Inc. Mr. Hunt is a director and the President of P&C Ventures Inc. and has shared power to vote and/or dispose of the shares held by P&C Ventures Inc. The address for Mr. Hunt is #200 8133 Edgar Industrial Close, Red Deer, Alberta Canada T4P 3R4.

(10)	Consists of 41,667 shares of Common Stock issuable upon the exercise of options held by Mr. Albrecht.
(11)	Consists of 41,667 shares of Common Stock issuable upon the exercise of options held by Dr. Gulbranson.
(12)	Consists of 41,667 shares of Common Stock issuable upon the exercise of options held by Ms. Zagaytova.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Except as disclosed herein, no director, executive officer, stockholder holding at least 5% of shares of our Common Stock, or any family member thereof, had any material interest, direct or indirect, in any transaction, or proposed transaction in which the amount involved in the transaction exceeds the lesser of $120,000 or one percent of the average of our total assets at the year-end for the last two completed fiscal years.

Transactions with Related Persons

The following is a description of the transactions we have engaged in since January 1, 2022, with our Directors and Officers and their affiliates:

Mr. Cory Hunt, who was named a director of the Company on December 28, 2021, is a director and an officer of P&C Ventures, Inc. and his spouse is an owner of P&C Ventures, Inc., and his spouse is an owner of P&C Ventures, Inc. During January 2022, the Company entered into a note agreement with P&C Ventures, Inc. totaling $1,485,000 and issued 450,000 warrants related to the note. On January 11, 2023, the Company and P&C Ventures, Inc. agreed to amend the January 11, 2022 note payable. As part of the agreement, $78,929 in accrued and unpaid interest was added to the principal balance, bringing the total principal balance of the note payable to $1,563,929. Additionally, the interest rate and maturity date were amended to 14% and October 11, 2023, respectively. In connection with the amendment, the Company issued P&C Ventures, Inc. 521,310 warrants to purchase shares of Common Stock exercisable at $5.10 per share. The warrants, which were immediately vested, were valued at $3,309,045. On July 10, 2023, the Company and P&C Ventures agreed to further amend the note to extend the maturity date of the note from October 11, 2023 to December 11, 2023 and the to extend the expiration date of the originally issued 450,000 warrants to December 11, 2023. On December 8, 2023, the Company and P&C Ventures agreed to further amend the note to extend the maturity date of the note from December 11, 2023 to July 11, 2024, and to extend the expiration date of the warrants to January 15, 2027.

During September 2022, the Company entered into a note agreement with the wife of Mr. Michaels totaling $50,000 and issued 8,334 warrants, valued at approximately $75,000, related to the note.

During August 2022, three of the Company’s directors, Robert Powell, Cory Hunt, and Matthew Flemming, each received 41,667 options valued at approximately $374,000. The options vested immediately upon issuance.

On December 31, 2022, the Company accrued bonus compensation for its CEO and CFO of approximately $150,000 and $115,000, respectively.

During January 2023, the Company entered into a 14% convertible note with proceeds totaling $100,000 from the Company’s CEO. In connection with the convertible note, the Company issued 33,334 warrants to purchase shares of Common Stock valued at $209,180.

During October 2023, four of the Company’s directors, Robert Powell, Cory Hunt, Matthew Flemming and Eli Albrecht, each received 41,667 options, valued at approximately $858,520 in aggregate for the 166,667 options in total. The options vested immediately upon issuance.

On December 31, 2023, the Company had advances payable of $22,154 due to the Company’s CEO.

On December 31, 2023, the Company had advances payable of $62,500 due to the Company’s largest shareholder.

On December 31, 2023, the Company had accounts payable of $258,000 due to Elysian Fields Disposal, LLC, an entity owned by the Company’s largest shareholder. The Company incurred $2,000 of operating expenses with the entity during the year ended December 31, 2023.

On December 31, 2023, the Company had accounts payable of $78,346 due to Loutex Production Company, an entity owned by the Company’s largest shareholder. The Company incurred $4,900 of operating expenses with the entity during the year ended December 31, 2023.

On December 31, 2023, the Company had accounts payable of $120,000 due to P&C Ventures, Inc. The Company incurred $240,000 of operating expenses with P&C Ventures Inc. during the period ended December 31, 2023. Mr. Cory Hunt is an officer of P&C Ventures, Inc.

On December 31, 2023, the Company had accounts payable of $344,000, due to Michaels Consulting, an entity owned by the wife of Mr. Michaels.

On December 31, 2023, the Company had accrued bonus compensation for its CEO, CFO and former CFO of approximately $150,000, $50,000 and $115,000, respectively.

During January 2024, the Company issued 41,667 options to each of Dr. Christine Gulbranson and Alina Zagaytova, valued at approximately $947,310 in aggregate for the 83,334 options in total.  The options vested immediately upon issuance.

Related Person Transaction Policy

Prior to this Offering, we have not had a formal policy regarding approval of transactions with related parties. We expect to adopt a Related Party Transaction Policy that sets forth our procedures for the identification, review, consideration and approval or ratification of related person transactions. For purposes of our policy only, a related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we and any related person are, were or will be participants in which the amount involved exceeds the lesser of $120,000 or 1% of the average of our total assets at year-end for the last two completed fiscal years, in the aggregate per year. Transactions involving compensation for services provided to us as an employee or director are not covered by this policy.

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A related person is any executive officer, director or beneficial owner of more than 5% of any class of our voting securities, including any of their immediate family members and any entity owned or controlled by such persons. Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberation or vote requesting approval or ratification of the transaction. Transactions that are subject to the policy include any transaction, arrangement or relationship (including indebtedness or guarantees of indebtedness) in which the Company is a participant with a related person. The related person may have a direct or indirect material interest in the transaction. It is Company policy that the audit committee shall approve any related party transaction before the commencement of the transaction. However, if the transaction is not identified before commencement, it must still be presented to the audit committee for their review and ratification.

Under the policy, if a transaction has been identified as a related person transaction, including any transaction that was not a related person transaction when originally consummated or any transaction that was not initially identified as a related person transaction prior to consummation, our management must present information regarding the related person transaction to our Audit Committee, or, if Audit Committee approval would be inappropriate, to another independent body of our Board of Directors, for review, consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction and whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to or from employees generally. Under the policy, we will collect information that we deem reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder to enable us to identify any existing or potential related person transactions and to effectuate the terms of the policy. In addition, under our code of business conduct and ethics, our employees and directors will have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest. In considering related person transactions, our Audit Committee, or other independent body of our Board of Directors, will take into account the relevant available facts and circumstances including, but not limited to:

●	the risks, costs and benefits to us;
●	the impact on a director’s independence in the event that the related person is a director, immediate family member of a director or an entity with which a director is affiliated;
●	the availability of other sources for comparable services or products; and
●	the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.

The policy requires that, in determining whether to approve, ratify or reject a related person transaction, our Audit Committee, or other independent body of our Board of Directors, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and those of our stockholders, as our Audit Committee, or other independent body of our Board of Directors, determines in the good faith exercise of its discretion.

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DESCRIPTION OF SECURITIES

We are offering (i) Units, each unit consisting of one share of our Common Stock and one Warrant to purchase one share of Common Stock and (ii) Pre-Funded Units, each Pre-Funded Unit consisting of one Pre-Funded Warrant to purchase one share of Common Stock and one Warrant to purchase one share of Common Stock. For each Pre-Funded Unit we sell, the number of Units we are offering will be decreased on a one-for-one basis. Shares of our Common Stock will not be certificated.

Each share of Common Stock and Warrant included in each unit will be immediately separable upon issuance and will be issued separately, and each Pre-Funded Warrant to purchase one share of Common Stock and the Warrant included in each Pre-Funded Unit will be immediately separable upon issuance and will be issued separately. The Units and Pre-Funded Units will not be issued or certificated. We are also registering the shares of Common Stock included in the Units, the Warrants included in the Units and the Pre-Funded Units, and the shares of Common Stock issuable from time to time upon the exercise of the Pre-Funded Warrants included in Pre-Funded Units.

These securities are being issued pursuant to an underwriting agreement between us and the Underwriter. You should review the underwriting agreement, filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions.

General

The total authorized number of shares of Common Stock that may be issued by the Company is four hundred million (400,000,000) shares of Common Stock, with a par value of one hundredth of one cent ($0.0001) per share.

The total authorized number of shares of preferred stock that may be issued by the Company is fifty million (50,000,000) shares of preferred stock with a par value of one hundredth of one cent ($0.0001) per share.

On December 31, 2021, Common Stock authorized consisted of three hundred seventy-two million five hundred thousand (372,500,000) Class A shares with 1:1 voting rights and twenty-seven million five hundred thousand (27,500,000) Class B shares with 20:1 voting rights, and fifty million (50,000,000) shares of preferred stock.

On April 5, 2022, the Company amended its Articles of Incorporation such that Class A or Class B common shares were eliminated and replaced by a single class of Common Stock with 1:1 voting rights. As of April 26, 2024, 6,687,002 shares of Common Stock were issued and outstanding and held by 1,030 stockholders of record.

This description is intended as a summary and is qualified in its entirety by reference to our amended and restated articles of incorporation and amended and restated bylaws, which are filed, or incorporated by reference, as exhibits to the registration statement of which this prospectus forms a part.

Common Stock

Holders of our Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, and do not have cumulative voting rights. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our Board of Directors out of funds legally available for dividend payments. All outstanding shares of Common Stock are fully paid and nonassessable, and the shares of Common Stock to be issued upon completion of this Offering will be fully paid and nonassessable. The holders of Common Stock have no preferences or rights of cumulative voting, conversion, or pre-emptive or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. In the event of any liquidation, dissolution or winding up of our affairs, holders of Common Stock will be entitled to share ratably in any of our assets remaining after payment or provision for payment of all of our debts and obligations and after liquidation payments to holders of outstanding shares of preferred stock, if any. As of April 26, 2024, we had 6,687,002 shares of Common Stock outstanding.

Exchange Listing. We intend to apply to list our Common Stock on NYSE under the symbol “CIPI.” No assurance can be given that our listing application will be approved. This Offering is contingent upon the listing of our Common Stock on the NYSE. If NYSE does not approve the listing of our Common Stock, we will not proceed with this Offering.

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Preferred Stock

Our Certificate of Incorporation authorizes the Board of Directors to issue up to 50,000,000 shares of preferred stock. Our Board of Directors has the authority, without further stockholder authorization, to issue from time to time shares of preferred stock in one or more series and to fix the terms, limitations, relative rights and preferences and variations of each series. Although we have no present plans to issue additional shares of preferred stock, the issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could decrease the amount of earnings and assets available for distribution to the holders of Common Stock, could adversely affect the rights and powers, including voting rights, of the Common Stock, and could have the effect of delaying, deterring or preventing a change of control of us or an unsolicited acquisition proposal.

Warrants

The following summary of certain terms and provisions of the Warrants included in Units and the Pre-Funded Warrants included in the Pre-Funded Units hereby is not complete and is subject to and qualified in its entirety by the provisions of the form of the Warrants and the form of the Pre-Funded Warrants, each of which is filed as an exhibit to the registration statement of which this prospectus is a part. Prospective investors should carefully review the terms and provisions set forth in the form of Warrants and in the form of Pre-Funded Warrants.

Common Stock Warrants Issued in Connection with This Offering

Exercisability. The Warrants are exercisable at any time after their original issuance and at any time up to the date that is three (3) years after their original issuance. The warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares purchased upon such exercise (except in the case of a cashless exercise).

Exercise Limitation. A holder will not have the right to exercise any portion of the warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days following notice from the holder to us.

Duration and Exercise Price. The Warrants will be immediately exercisable and may be exercised until the three-year anniversary of the original issuance date. The exercise price per share of Common Stock purchasable upon exercise of the Warrants in the Units and Pre-Funded Units is $6.00 per share, or the public offering price of a Unit in this Offering, assuming a public offering price of $6.00 per Unit. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock. In addition, subject to certain exemptions outlined in the Warrants, if we sell, enter into an agreement to sell, or grant any option to purchase, or sell, enter into an agreement to sell, or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any shares of Common Stock or Common Stock Equivalents (as defined in the Warrant), at an effective price per share less than the exercise price of the Warrant then in effect, the exercise price of the Warrant shall be reduced to the lower of (a) such lesser price or (b) the lowest VWAP during the five (5) consecutive trading days immediately following the dilutive issuance, provided that the reduced exercise price shall not be lower than $3.00 assuming a public offering price of $6.00 per Unit.

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Cashless Exercise. At the time a holder exercises its Warrants, in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the Pre-Funded Warrant.

Fundamental Transactions. In the event of a fundamental transaction, as described in the Warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the Warrants will be entitled to receive upon exercise of the Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Warrants immediately prior to such fundamental transaction. In addition, in certain circumstances, upon a fundamental transaction, the holder of a Warrant will have the right to require us to repurchase its Warrants at the Black-Scholes value; provided, however, that, if the fundamental transaction is not within our control, including not approved by our Board, then the holder will only be entitled to receive the same type or form of consideration (and in the same proportion), at the Black-Scholes value of the unexercised portion of the Warrant that is being offered and paid to the holders of our common stock in connection with the fundamental transaction.

Warrant Agent; Global Certificate. The Warrants will be issued in registered form under a warrant agency agreement between our transfer agent or other warrant agent and us. The Warrants will initially be represented only by one or more global warrants deposited with the warrant agent, as custodian on behalf of The Depository Trust Company, or DTC, and registered in the name of Cede & Co, a nominee of DTC, or as otherwise directed by DTC.

Transferability. Subject to applicable laws, a Warrant may be transferred at the option of the holder upon surrender of the Warrant to us together with the appropriate instruments of transfer.

Fractional Shares. No fractional shares of Common Stock will be issued upon the exercise of the Warrants. Rather, the number of shares of Common Stock to be issued will, at our election, either be rounded up to the nearest whole number or we will pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Exchange Listing. There is no established trading market for the Warrants, and we do not expect a market to develop. We do not intend to apply for the listing of the Warrants on any national securities exchange or other trading market. Without an active trading market, the liquidity of the Warrants will be limited.

Other Outstanding Warrants

Separate from the Warrants issued in connection with this Offering, we also have outstanding warrants to purchase up to 1,752,960 shares of our Common Stock.

Pre-Funded Warrants

The following summary of certain terms and provisions of the Pre-Funded Warrants included in the Pre-Funded Units that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the Pre-Funded Warrant, the form of which will be filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of Pre-Funded Warrant for a complete description of the terms and conditions of the Pre-Funded Warrants.

Exercisability. The Pre-Funded Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our Common Stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the Pre-Funded Warrant to the extent that the holder would own more than 4.99% (or at the election of a holder prior to the date of issuance, 9.99%) of the outstanding Common Stock immediately after exercise; provided, however, that upon notice to us, the holder may increase or decrease such beneficial ownership limitation, provided that in no event shall the beneficial ownership limitation exceed 9.99% and any increase in the beneficial ownership limitation will not be effective until 61 days following notice of such increase from the holder to us.

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Duration and Exercise Price. The Pre-Funded Warrants offered hereby will have an exercise price of $0.001 per share. The Pre-Funded Warrants will be immediately exercisable and may be exercised at any time after their original issuance until such Pre-Funded Warrants are exercised in full. The exercise price and number of shares of Common Stock issuable upon exercise are subject to appropriate adjustment in the event of share dividends, share splits, reorganizations or similar events affecting our shares of common stock.

The Pre-Funded Warrants will be issued separately from the Warrants included in the Pre-Funded Units and may be transferred separately immediately thereafter.

Cashless Exercise. At the time a holder exercises its Pre-Funded Warrants, in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of Common Stock determined according to a formula set forth in the Pre-Funded Warrant.

Fundamental Transactions. In the event of a fundamental transaction, as described in the Pre-Funded Warrants and generally including any reorganization, recapitalization or reclassification of our Common Stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding Common Stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding Common Stock, the holders of the Pre-Funded Warrants will be entitled to receive upon exercise of the Pre-Funded Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Pre-Funded Warrants immediately prior to such fundamental transaction. In addition, in certain circumstances, upon a fundamental transaction, the holder of a Pre-Funded Warrant will have the right to require us to repurchase its Pre-Funded Warrants at the Black-Scholes value; provided, however, that, if the fundamental transaction is not within our control, including not approved by our Board, then the holder will only be entitled to receive the same type or form of consideration (and in the same proportion), at the Black-Scholes value of the unexercised portion of the Pre-Funded Warrant that is being offered and paid to the holders of our Common Stock in connection with the fundamental transaction.

Warrant Agent; Global Certificate. The Pre-Funded Warrants will be issued in registered form under a warrant agency agreement between our transfer agent or other warrant agent and us. The Pre-Funded Warrants will initially be represented only by one or more global warrants deposited with the warrant agent, as custodian on behalf of The Depository Trust Company, or DTC, and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

Transferability. Subject to applicable laws, a Pre-Funded Warrant may be transferred at the option of the holder upon surrender of the Pre-Funded Warrant to us together with the appropriate instruments of transfer.

Fractional Shares. No fractional shares of Common Stock will be issued upon the exercise of the Pre-Funded Warrants. Rather, the number of shares of Common Stock to be issued will, at our election, either be rounded up to the nearest whole number or we will pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Exchange Listing. There is no established trading market for the Pre-Funded Warrants, and we do not expect a market to develop. We do not intend to apply for a listing of the Pre-Funded Warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Pre-Funded Warrants will be limited.

Rights as a Stockholder. Except as otherwise provided in the Pre-Funded Warrants or by virtue of the holders’ ownership of shares of Common Stock, the holders of Pre-Funded Warrants do not have the rights or privileges of holders of our shares of Common Stock, including any voting rights, until such Pre-Funded Warrant holders exercise their Warrants.

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Nevada Anti-Takeover Statutes

The following provisions of the Nevada Revised Statutes (“NRS”) could, if applicable, have the effect of discouraging takeovers of our Company.

Transactions with Interested Stockholders. The NRS prohibits a publicly traded Nevada corporation from engaging in any business combination with an interested stockholder for a period of three (3) years following the date that the stockholder became an interested stockholder unless, prior to that date, the Board of Directors of the Company approved either the business combination itself or the transaction that resulted in the stockholder becoming an interested stockholder.

An “interested stockholder” is defined as any entity or person beneficially owning, directly or indirectly, 10% or more of the outstanding voting stock of the Company and any entity or person affiliated with, controlling, or controlled by any of these entities or persons. The definition of “business combination” is sufficiently broad to cover virtually any type of transaction that would allow a potential acquirer to use the Company’s assets to finance the acquisition or otherwise benefit its own interests rather than the interests of the Company and its stockholders.

In addition, business combinations that are not approved and therefore take place after the three year waiting period may also be prohibited unless approved by the Board of Directors and stockholders or the price to be paid by the interested stockholder is equal to the highest of (i) the highest price per share paid by the interested stockholder within the three (3) years immediately preceding the date of the announcement of the business combination or in the transaction in which he or she became an interested stockholder, whichever is higher; (ii) the market value per common share on the date of announcement of the business combination or the date the interested stockholder acquired the shares, whichever is higher; or (iii) if higher for the holders of preferred stock, the highest liquidation value of the preferred stock.

Acquisition of a Controlling Interest. The NRS contains provisions governing the acquisition of a “controlling interest” and provides generally that any person that acquires 20% or more of the outstanding voting shares of an “issuing corporation,” defined as Nevada corporation that has 200 or more stockholders at least 100 of whom are Nevada residents (as set forth in the Company’s stock ledger); and does business in Nevada directly or through an affiliated corporation, may be denied voting rights with respect to the acquired shares, unless a majority of the disinterested stockholder of the Company elects to restore such voting rights in whole or in part.

The statute focuses on the acquisition of a “controlling interest” defined as the ownership of outstanding shares sufficient, but for the control share law, to enable the acquiring person, directly or indirectly and individually or in association with others, to exercise (i) one-fifth or more, but less than one-third; (ii) one-third or more, but less than a majority; or (iii) a majority or more of the voting power of the Company in the election of directors.

The question of whether or not to confer voting rights may only be considered once by the stockholders and once a decision is made, it cannot be revisited. In addition, unless a corporation’s articles of incorporation or bylaws provide otherwise (i) acquired voting securities are redeemable in whole or in part by the issuing corporation at the average price paid for the securities within 30 days if the acquiring person has not given a timely information statement to the issuing corporation or if the stockholders vote not to grant voting rights to the acquiring person’s securities; and (ii) if voting rights are granted to the acquiring person, then any stockholder who voted against the grant of voting rights may demand purchase from the issuing corporation, at fair value, of all or any portion of their securities.

The provisions of this section do not apply to acquisitions made pursuant to the laws of descent and distribution, the enforcement of a judgment, or the satisfaction of a security interest, or acquisitions made in connection with certain mergers or reorganizations.

Transfer Agent

The transfer agent for our Common Stock is Securities Transfer Corporation, 2901 N. Dallas Parkway, Suite 380, Plano, Texas 75093. Their phone number is (469) 633-0101.

Penny Stock Regulation

The SEC has adopted regulations which generally define “penny stock” to be any equity security that has a market price of less than Five Dollars ($5.00) per share or an exercise price of less than Five Dollars ($5.00) per share. Such securities are subject to rules that impose additional sales practice requirements on broker-dealers who sell them. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchaser of such securities and have received the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prepared by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Finally, among other requirements, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. As our Common Stock immediately following this Offering may be subject to such penny stock rules, purchasers in this Offering will in all likelihood find it more difficult to sell their shares of Common Stock in the secondary market.

Dividend Policy

Any determination to pay dividends will be at the discretion of our Board and will depend on our financial condition, results of operations, capital requirements and other factors that our Board deems relevant. In addition, the terms of any future debt or credit facility may preclude us from paying dividends. At this time, we do not anticipate paying any future dividends.

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SHARES ELIGIBLE FOR FUTURE SALE

Prior to this Offering, only a limited public market for our Common Stock existed on the OTCQB. Future sales of substantial amounts of our Common Stock in the public market, or the anticipation of such sales, could adversely affect prevailing market prices of our Common Stock from time to time and could impair our ability to raise equity capital in the future.

Upon the closing of this Offering, there will be 9,234,584 shares of our Common Stock outstanding (9,410,084 shares if the Underwriter’s Over-Allotment Option is exercised in full). All 1,170,000 shares of Common Stock underlying the Units and Pre-Funded Units sold in this Offering will be freely tradable unless purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act. Of the remaining 8,064,584 shares of our Common Stock outstanding, 7,047,562 shares will be deemed “restricted securities” as that term is defined under Rule 144. Restricted securities may be sold in the public market only if their offer and sale is registered under the Securities Act or if the offer and sale of those securities qualify for an exemption from registration, including exemptions provided by Rules 144 and 701 under the Securities Act, which are summarized below.

Lock-Up Agreements

For further details on the lock-up agreements, see the section entitled “Underwriting - Lock-Up Agreements” on page 81 of this prospectus.

Rule 144

In general, under Rule 144 of the Securities Act, as in effect on the date of this prospectus, any person who is not our affiliate at any time during the preceding three months, and who has beneficially owned their shares for at least six months, including the holding period of any prior owner other than one of our affiliates, would be entitled to sell an unlimited number of shares of our Common Stock provided current public information about us is available, and, after owning such shares for at least one year, including the holding period of any prior owner other than one of our affiliates, would be entitled to sell an unlimited number of shares of our Common Stock without restriction.

A person who is our affiliate or who was our affiliate at any time during the preceding three months, and who has beneficially owned restricted securities for at least six months, including the holding period of any prior owner other than one of our affiliates, is entitled to sell within any three-month period a number of shares that does not exceed the greater of:

●	1% of the number of shares of our Common Stock then outstanding; or
●	the average weekly trading volume of our Common Stock during the four calendar weeks preceding the filing of a Notice of Proposed Sale of Securities pursuant to Rule 144 with respect to the sale.

Sales under Rule 144 by our affiliates are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Approximately 76.3% of the shares of Common Stock that will be outstanding following this Offering (including shares issuable pursuant to (based on an assumed market price equal to the assumed $6.00 offering price) are “restricted securities” within the meaning of Rule 144 under the Securities Act (“Rule 144”). As restricted securities, these shares may be resold only pursuant to an effective registration statement or under the requirements of Rule 144 or other applicable exemptions from registration under the Securities Act and as required under applicable state securities laws. Rule 144 provides in essence that a non-affiliate who has held restricted securities for a period of at least six months may sell their shares of Common Stock.

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Rule 701

In general, under Rule 701 of the Securities Act, any of our employees, directors, consultants or advisors who purchased shares from us in connection with a qualified compensatory stock or option plan or other written agreement and in compliance with Rule 701, is eligible to resell those shares 90 days after the effective date of the registration statement of which this prospectus forms a part in reliance on Rule 144, but without compliance with the various restrictions, including the holding period, contained in Rule 144.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section summarizes certain U.S. federal income tax considerations relating to the purchase, ownership and disposition of our Common Stock. This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder and administrative rulings and judicial decisions, all as currently in effect. These authorities may change at any time, possibly on a retroactive basis, or the U.S. Internal Revenue Service (the “IRS”), might interpret the existing authorities differently. In either case, the tax considerations of purchasing, owning or disposing of Common Stock could differ from those described below.

This discussion is addressed only to U.S. holders (defined below) which hold our shares of Common Stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all of the U.S. federal income tax considerations that might be relevant to a beneficial owner in light of such beneficial owner’s particular circumstances or to beneficial owners subject to special treatment under the U.S. federal income tax laws, including:

●	a broker, dealer or trader in securities, currencies, commodities, or notional principal contracts;
●	a bank, financial institution or insurance company;
●	a regulated investment company, a real estate investment trust or grantor trust;
●	a tax-exempt entity or organization, including an individual retirement account or Roth IRA as defined in Section 408 or 408A of the Code, respectively;
●	a person holding the Common Stock as part of a hedging, integrated, or conversion transaction or a straddle, or a person deemed to sell Common Stock under the constructive sale provisions of the Code;
●	a trader in securities that has elected the mark-to-market method of tax accounting for securities;
●	an entity that is treated as a partnership or other pass-through entity for U.S. federal income tax purposes;
●	a person who is a partner or investor in a partnership or other pass-through entity that holds the Common Stock;
●	a U.S. person whose “functional currency” is not the U.S. dollar;
●	a controlled foreign corporation or passive foreign investment company;
●	a qualified foreign pension fund or an entity that is wholly-owned by one or more qualified foreign pension funds; or
●	a U.S. expatriate.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of a share of Common Stock that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;
●

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
●

a trust if (1) it is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

 For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of a share of Common Stock that is (i) a foreign corporation, (ii) a nonresident alien individual, or (iii) a foreign estate or trust that in each case is not subject to U.S. federal income tax on a net income basis on income or gain from a share of Common Stock.

If a partnership holds shares of Common Stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partnership holding shares of Common Stock or a partner therein should consult its own tax advisors as to the tax consequences of holding and disposing of shares of Common Stock.

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You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of our Common Stock arising under the U.S. federal estate or gift tax rules or under the laws of any U.S. state or local or any non-U.S. or other taxing jurisdiction or under any applicable tax treaty.

Certain U.S. Federal Income Tax Considerations for U.S. Holders of Common Stock

Dividends on our Common Stock

We do not expect to declare or pay any distributions on our Common Stock in the foreseeable future. If we do make any distributions on shares of our Common Stock, however, such distributions will be includible in the gross income of a U.S. holder as ordinary dividend income to the extent paid out of current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Any portion of a distribution in excess of current or accumulated earnings and profits would be treated as a return of the holder’s tax basis in its Common Stock and then as gain from the sale or exchange of the Common Stock. Under current law, if certain requirements are met, a preferential U.S. federal income tax rate will apply to any dividends paid to a holder of Common Stock who is a U.S. individual.

Distributions to U.S. holders that are corporate stockholders, constituting dividends for U.S. federal income tax purposes, may qualify for the dividends received deduction, or DRD, which is generally available to corporate stockholders. No assurance can be given that we will have sufficient earnings and profits (as determined for U.S. federal income tax purposes) to cause any distributions to be eligible for a DRD. In addition, a DRD is available only if certain holding periods and other taxable income requirements are satisfied.

Sale of Common Stock

A U.S. holder of Common Stock will generally recognize gain or loss on the taxable sale, exchange, or other taxable disposition of such stock in an amount equal to the difference between such U.S. holder’s amount realized on the sale and its adjusted tax basis in the Common Stock sold. A U.S. holder’s amount realized should equal the amount of cash and the fair market value of any property received in consideration of its stock. The gain or loss should be capital gain or loss and should be long-term capital gain or loss if the Common Stock is held for more than one year at the time of disposition. The deductibility of capital losses for U.S. federal income tax purposes is subject to limitations under the Code. Under current law, long-term capital gain recognized by an individual U.S. holder is generally eligible for a preferential U.S. federal income tax rate.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to payments of dividends on shares of Common Stock and to the proceeds of a sale of Common Stock unless a U.S. holder is an exempt recipient, such as a corporation. Backup withholding will apply to those payments if a U.S. holder fails to provide its correct taxpayer identification number and certification of exempt status or fails to report in full dividend income. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Treatment of Pre-Funded Warrants

Although it is not entirely free from doubt, a Pre-Funded Warrant should be treated as a share of our common stock for U.S. federal income tax purposes and a holder of Pre-Funded Warrants should generally be taxed in the same manner as a holder of Common Stock. Accordingly, no gain or loss should be recognized upon the exercise of a Pre-Funded Warrant and, upon exercise, the holding period of a Pre-Funded Warrant should carry over to the share of Common Stock received. Similarly, the tax basis of the Pre-Funded Warrant should carry over to the share of Common Stock received upon exercise, increased by the exercise price of $0.001 per share. Each holder should consult his, her or its own tax advisor regarding the risks associated with the acquisition of Pre-Funded Warrants pursuant to this Offering (including potential alternative characterizations).

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UNDERWRITING

We intend to enter into an underwriting agreement with Aegis Capital Corp. (the “Underwriter”), with respect to the securities subject to this Offering. Subject to certain conditions, we have agreed to sell to the Underwriter such securities listed next to its name in the below table at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus.

Underwriter	Number of Common Units	Number of Pre-Funded Units
Aegis Capital Corp.

Total	[●]	[●]

The underwriting agreement will provide that the obligations of the Underwriter to pay for and accept delivery of the securities offered by this prospectus are subject to the approval of certain legal matters by its legal counsel and certain other conditions. The Underwriter is obligated to take and pay for all of the securities if any of the securities are taken. The Underwriter is not, however, required to take or pay for securities covered by the over-allotment option described below.

Over-Allotment Option

We have granted the Underwriter a 45-day option after closing of this Offering, exercisable one or more times in whole or in part, to purchase up to 175,500 additional shares of Common Stock and/or Pre-Funded Warrants, representing 15% of the shares and Pre-Funded Warrants sold in the Offering and/or up to 175,500 additional Warrants, representing 15% of the Warrants sold in the Offering, in all cases less the underwriting discount. The Underwriter may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the Offering of the Units offered by this prospectus. To the extent the option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of Common Stock or Warrants as the number listed next to the Underwriter’s name in the preceding table bears to the total number of Units listed next to the names of all Underwriters in the preceding table.

Discounts and Commissions

The following table summarizes the underwriting discounts and commissions and proceeds, before expenses, to us assuming both no exercise and full exercise by the Underwriter of the over-allotment option:

	Per Common Unit	Per Pre-Funded Unit	Total Without Over-Allotment Option	Total With Over-Allotment Option
Public offering price	$	$	$	$
Underwriting discounts and commissions (7.0%)	$	$	$	$
Non-accountable expense allowance (1.0%) (1)	$	$	$	$
Proceeds to us, before fees and expenses	$	$	$	$

(1)

We have also agreed to reimburse such underwriter for certain out-of-pocket expenses, including, but not limited to, up to $100,000 for reasonable legal fees and disbursements for the Underwriter’s counsel.

We have also agreed to indemnify the underwriters against certain liabilities, including civil liabilities under the Securities Act or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

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We will be also responsible for and will pay all expenses relating to the Offering, including, without limitation, (a) all filing fees and expenses relating to the registration of the securities with the Commission; (b) all fees and expenses relating to the listing of the Company’s Common Stock; (c) all FINRA filing fees related to this Offering; (d) all fees, expenses and disbursements relating to the registration or qualification of the securities under the “blue sky” securities laws of such states and other jurisdictions as the Underwriter may reasonably designate (including, without limitation, all filing and registration fees, and the reasonable fees and disbursements of the Company’s “blue sky” counsel, which will be the Underwriter’s counsel) unless such filings are not required in connection with the Company’s proposed listing on a national exchange, if applicable; (e) all fees, expenses and disbursements relating to the registration, qualification or exemption of the securities under the securities laws of such foreign jurisdictions as the Underwriter may reasonably designate; (f) the costs of all mailing and printing of the offering documents; (g) transfer and/or stamp taxes, if any, payable upon the transfer of securities from the Company to the Underwriter; and (h) the fees and expenses of the Company’s accountants; and (i) up to $100,000 for reasonable legal fees and disbursements for the Underwriter’s counsel.

The Company shall be responsible for Underwriter’s external counsel legal costs irrespective of whether or not the Offering is consummated, subject to a maximum of $100,000 in the event that it is not consummated. Additionally, one percent (1%) of the gross proceeds of the Offering shall be provided to the underwriter for non-accountable expenses.

The Underwriter may deduct from the net proceeds of the Offering payable to the Company on the closing date, or the closing date of the Over-Allotment Option, if any, the expenses set forth herein to be paid by the Company to the Underwriter.

We estimate the total expenses payable by us for this Offering to be approximately $1,020,000, which amount includes (i) the underwriting discount of $491,400 (7.0%), (ii) a non-accountable expense of $70,200 (1.0%) (iii) reimbursement of the accountable expenses (including up to $100,000 legal fees for the Underwriter’s counsel) and (iv) other estimated Company expenses of approximately $358,400, which includes legal, accounting, printing costs and various fees associated with the registration of our securities.

Underwriter’s Warrants

We have agreed to issue to the Underwriter (or its designed affiliates) warrants (the “Underwriter’s Warrants”) to purchase up to a total of five percent (5.0%) of the number of shares of Common Stock underlying the Units and the Pre-Funded Units sold in this Offering, excluding the shares underlying the Underwriter’s Over-Allotment Option. We are registering hereby the issuance of the Underwriter’s Warrants and the shares of Common Stock issuable upon exercise of such warrants. The Underwriter’s Warrants will be non-exercisable for 180 days following the commencement of sales of the Offering and will expire five (5) years following the commencement of such sales. The Underwriter’s Warrants will be exercisable at a price equal to 125% of the public offering price per Unit in connection with this Offering. The Representative’s Warrants shall not be redeemable. The Underwriter’s Warrants may not be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days beginning on the date of commencement of sales of the Offering, except as provided for in FINRA Rule 5110(e)(2). Notwithstanding the foregoing, the Underwriter’s Warrants may be assigned, in whole or in part, to any officer, manager or member of the Underwriter (or to officers, managers or members of any such successor or member), and to members of the underwriting syndicate or selling group. Underwriter’s Warrants may be exercised, commencing 180 days following the commencement of sales of the Offering, as to all or a lesser number of shares of Common Stock, for a period of four years and six months, will provide for cashless exercise and will contain provisions for one demand registration of the sale of the underlying shares of Common Stock, provided, there is no effective registration statement for such shares, at the Company’s expense, and unlimited “piggyback” registration rights at the Company’s expense. The sole demand registration right provided at the issuer’s expense will not be greater than five (5) years from the commencement of sales of the Offering in compliance with FINRA Rule 5110(g)(8)(C). The piggyback registration rights provided will not be greater than seven (7) years from the commencement of sales of the Offering in compliance with FINRA Rule 5110(g)(8)(D). The Underwriter’s Warrants shall further provide for anti-dilution protection (adjustment in the number and price of such Warrants and the shares underlying such Warrants) resulting from corporate events (which would include dividends, reorganizations, mergers, etc.) when the public stockholders have been proportionally affected and otherwise in compliance with FINRA Rule 5110(g)(8)(E).

79

Right of First Refusal and Certain Post Offering Investments

For a period of twenty-four (24) months from the closing date of this Offering, if the Company or any of its subsidiaries (a) decides to finance or refinance any indebtedness, the Underwriter (or any affiliate designated by the Underwriter) shall have the right to act as sole book-runner, sole manager, sole placement agent or sole agent with respect to such financing or refinancing; or (b) decides to raise funds by means of a public offering (including at-the-market facility) or a private placement or any other capital raising financing of equity, equity-linked or debt securities, the Underwriter (or any affiliate designated by Aegis) shall have the right to act as sole book-running manager, sole underwriter or sole placement agent for such financing. Notwithstanding the foregoing, the Underwriter shall have no rights hereunder with respect to off-balance sheet development and long term project financing for the Company or any of its project subsidiaries secured in the ordinary course of its business. If the Underwriter or one of its affiliates decides to accept any such engagement, the agreement governing such engagement (each, a “Subsequent Transaction Agreement”) will contain, among other things, provisions for customary fees for transactions of similar size and nature, but in no event will the fees be less than those outlined herein, and the provisions included in this Offering, including indemnification, which are appropriate to such a transaction.

Tail Financing

We have agreed that the Underwriter shall be entitled to compensation with respect to any public or private offering or other financing or capital raising transaction of any kind (“Tail Financing”) to the extent that such financing or capital is provided to the Company by funds whom the Underwriter had contacted about this Offering, during our engagement period with the Underwriter or introduced to us during our engagement period with the Underwriter, if such Tail Financing is consummated at any time within the 6 month period following the expiration or termination of our engagement letter with the Underwriter for this Offering.

Determination of Offering Price

Prior to this Offering, there has only been a limited public market for our Common Stock. The public offering price of the shares of Common Stock in this Offering will be determined by negotiation between us and the Underwriter. The principal factors considered in determining the public offering price of the Common Stock included:

●	the information in this prospectus and otherwise available to the underwriters, including our financial information;

●	the history and the prospects for the industry in which we compete;

●	the ability of our management;

●	the prospects for our future earnings;

●	the present state of our development and our current financial condition;

●	the general condition of the economy and the securities markets in the United States at the time of this Offering;

●	the recent market prices of, and the demand for, publicly traded securities of generally comparable companies; and

●	other factors as were deemed relevant.

80

We cannot assure you that the public offering price will correspond to the price at which the shares will trade in the public market following this Offering or that an active trading market for the shares will develop or continue after this Offering.

Lock-Up Agreements

Our officers, directors and ten percent (10%) or greater stockholders, as well as the holders of 1,377,852 shares of Common Stock issued simultaneously with this Offering upon the conversion of outstanding notes and payables, have agreed to enter into customary “lock-up” agreements in favor of the Underwriter pursuant to which such persons and entities agreed for a period of one hundred and eighty (180) days from the closing date of this Offering, that they shall neither offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any securities of the Company without the prior written consent of the Underwriter.

Company Standstill

The Company has agreed that, for a period of one hundred and eighty (180) days from the closing date of this Offering, that without the prior written consent of the Underwriter, it will not (a) offer, sell, issue, or otherwise transfer or dispose of, directly or indirectly, any equity of the Company or any securities convertible into or exercisable or exchangeable for equity of the Company; (b) file or caused to be filed any registration statement with the Commission relating to the offering of any equity of the Company or any securities convertible into or exercisable or exchangeable for equity of the Company; or (c) enter into any agreement or announce the intention to effect any of the actions described in subsections (a) or (b) hereof (all of such matters, the “Standstill”). So long as none of such equity securities shall be saleable in the public market until the expiration of the one hundred and eighty (180) day period described above, the following matters shall not be prohibited by the Standstill: (i) the adoption of an equity incentive plan and the grant of awards or equity pursuant to any equity incentive plan, and the filing of a registration statement on Form S-8; and (ii) the issuance of equity securities in connection with an acquisition or a strategic relationship, which may include the sale of equity securities. In no event should any equity transaction during the Standstill period result in the sale of equity at an offering price to the public less than that of this Offering.

Price Stabilization, Short Positions and Penalty Bids

In connection with this Offering, the Underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of our Common Stock. Specifically, the Underwriter may over-allot in connection with this Offering by selling more shares of Common Stock than are set forth on the cover page of this prospectus. This creates a short position in our Common Stock for its own account. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares of Common Stock over-allotted by the Underwriter is not greater than the number of shares of our Common Stock that they may purchase in the over-allotment option. In a naked short position, the number of shares of our Common Stock involved is greater than the number of shares of Common Stock in the over-allotment option. To close out a short position, the Underwriter may elect to exercise all or part of the over-allotment option. The Underwriter may also elect to stabilize the price of our Common Stock or reduce any short position by bidding for, and purchasing, our Common Stock in the open market.

The Underwriter may also impose a penalty bid. This occurs when a particular underwriter or dealer repays selling concessions allowed to it for distributing a security in this Offering because the underwriter repurchases that security in stabilizing or short covering transactions.

Finally, the Underwriter may bid for, and purchase, shares of our Common Stock in market making transactions, including “passive” market making transactions as described below.

These activities may stabilize or maintain the market price of our Common Stock at a price that is higher than the price that might otherwise exist in the absence of these activities. The Underwriter is not required to engage in these activities and may discontinue any of these activities at any time without notice.

In connection with this Offering, the Underwriter and selling group members, if any, or their affiliates may engage in passive market making transactions in our Common Stock immediately prior to the commencement of sales in this Offering, in accordance with Rule 103 of Regulation M under the Exchange Act. Rule 103 generally provides that:

81

●	a passive market maker may not effect transactions or display bids for our Common Stock in excess of the highest independent bid price by persons who are not passive market makers;

●

net purchases by a passive market maker on each day are generally limited to 30% of the passive market maker’s average daily trading volume in our Common Stock during a specified two-month prior period or 200 shares, whichever is greater, and must be discontinued when that limit is reached; and

●	passive market making bids must be identified as such.

Electronic Distribution

A prospectus in electronic format may be made available on a website maintained by the Underwriter. The Underwriter may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the Underwriter to underwriters that may make internet distributions on the same basis as other allocations. In connection with the Offering, the Underwriter or syndicate members may distribute prospectuses electronically. No forms of electronic prospectus other than prospectuses that are printable as Adobe® PDF will be used in connection with this Offering.

Other than the prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter and should not be relied upon by investors.

Affiliations

The Underwriter and its affiliates may provide, from time to time, investment banking and financial advisory services to us in the ordinary course of business, for which they may receive customary fees and commissions.

Foreign Regulatory Restrictions on Purchase of our Shares

We have not taken any action to permit a public offering of our shares outside the United States or to permit the possession or distribution of this prospectus outside the United States. People outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to this Offering of our shares and the distribution of this prospectus outside the United States.

Indemnification

We have agreed to indemnify the Underwriter against liabilities relating to the Offering arising under the Securities Act and the Exchange Act and to contribute to payments that the Underwriter may be required to make for these liabilities.

82

LEGAL MATTERS

Certain legal matters in connection with the securities offered by this prospectus have been passed upon for the Company by Sichenzia Ross Ference Carmel LLP, New York, New York. Certain other legal matters in connection with this Offering will be passed upon for the Underwriter by Kaufman & Canoles, P.C, Richmond, Virginia.

EXPERTS

Our financial statements as of December 31, 2023 and December 31, 2022 included in this prospectus have been audited by Turner, Stone & Company LLP, an independent registered public accounting firm, as stated in its report included in this prospectus, and are included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the securities being offered by this prospectus. This prospectus does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the Units offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference. All filings we make with the SEC are available on the SEC’s web site at www.sec.gov.

We are subject to the periodic reporting requirements of the Exchange Act, and we will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available on the website of the SEC referred to above. We maintain a website at www.correlateinfra.com. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge or at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. We have not incorporated by reference into this prospectus the information contained in, or that can be accessed through, our website, and you should not consider it to be a part of this prospectus.

83

 CORRELATE ENERGY CORP.

CONSOLIDATED FINANCIAL STATEMENTS

and

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

NOTE: All share and per share figures in the following F-pages do not give effect to the proposed 1-for-6 reverse stock split of our outstanding Common Stock and treasury stock to occur concurrently with the effective date of the registration statement of which this prospectus is a part and prior to the closing of this Offering.

43

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

Correlate Energy Corp.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Correlate Energy Corp. (the “Company”) as of December 31, 2023 and 2022, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the two years in the period ended December 31, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the entity has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the entity’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.

Turner, Stone & Company, L.L.P.

Accountants and Consultants

12700 Park Central Drive, Suite 1400

Dallas, Texas 75251

Telephone:972-239-1660 ⁄ Facsimile: 972-239-1665

Toll Free: 877-853-4195

Web site: turnerstone.com

INTERNATIONAL ASSOCIATION OF ACCOUNTANTS AND AUDITORS

F-1

The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

•

Goodwill Impairment Assessment: As described in Note 2 to the financial statements, the Company assesses goodwill for impairment annually during the fourth quarter or more frequently when events or changes in circumstances indicate that impairment may exist.

The principal considerations for our determination that the estimation of the fair value of the reporting unit is a critical audit matter are that there are significant judgments required by the Company when determining the fair value of the reporting unit. In particular, the fair value estimate was sensitive to significant assumptions to estimate future revenues and cash flows, including revenue growth rates, operating expenses, discount rate, and the inherent uncertainty around future market conditions as well as valuation methodologies applied by the Company.

How the Critical Audit Matter was Addressed in the Audit: Our audit procedures related to the impairment of goodwill included:

-	We assessed the reasonableness of management’s forecast of future projected results by comparing such items to industry projections and conditions found in industry reports.
-

We tested forecasted revenues and expected future cash flows by comparing forecasted amounts to actual historical results to identify material changes, corroborating the basis for increases in forecasted revenues and expected future cash flows.

-	We tested significant operating expenses and cash expenditures by comparing to historical trends and evaluating significant deviations from recent actual amounts.

•

Revenue from Contracts with Customers: As described in Note 2 to the financial statements, the Company recognizes engineering and construction contract revenue over time, due to the continuous transfer of control to the customer, based on contract cost incurred to date compared to total estimated contract cost. Revenue recognition under this method is subject to judgment as it requires management to prepare estimates of total contract revenue and costs to complete in-process contracts.

F-2

Auditing management’s estimates of total contract revenue and costs on certain engineering and construction contracts which are structured under lump-sum contractual terms and are larger in size and longer in duration was complex and subjective, requiring considerable auditor judgment in the evaluation of subjective assumptions related to certain forecasted costs and variable consideration.

How the Critical Audit Matter was Addressed in the Audit: Our audit procedures related to revenue from contracts with customers included:

-

We evaluated the application of the Company’s revenue recognition method; tested significant assumptions used to develop the estimated variable consideration and costs to complete; and tested the completeness and accuracy of the underlying data.

-

We performed audit procedures that included, among others, agreeing the estimates to supporting documentation, conducting interviews with project personnel, and performing retrospective review using historical actual costs and trends.

-	We selected a sample of project contracts and evaluated the estimates of total costs for each of the project contracts.

/s/ Turner, Stone & Company, L.L.P.

We have served as the Company's auditor since 2006.

Dallas, Texas

April 1, 2024

F-3

CORRELATE ENERGY CORP.

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2023 AND 2022

	December 31,
	2023	2022

Assets
Current assets
Cash	$1,412,379	$96,308
Accounts receivable	408,816	-
Contract assets	53,445	684,185
Prepaid expenses and other current assets	1,010,781	395,953
Total current assets	2,885,421	1,176,446

Property and equipment
Property and equipment, net	172,354	4,004
Total property and equipment	172,354	4,004

Other assets
Intangible assets - customer relationships, net	140,280	187,040
Intangible assets - developed technology, net	-	13,870
Intangible assets - development rights, net	599,784	112,744
Goodwill	762,851	762,851
Total other assets	1,502,915	1,076,505

Total assets	$4,560,690	$2,256,955

Liabilities and Stockholders' Deficit

Current liabilities
Accounts payable	$304,400	$396,743
Accounts payable, related party	800,346	673,000
Accrued expenses	1,136,099	1,285,898
Customer deposits	1,787,739	-
Shareholder advances	96,519	96,519
Line of credit	30,000	30,000
Notes payable, current portion, net of discount	1,229,773	1,513,546
Convertible notes payable, current portion, net of discount	1,420,160	-
Derivative liability	-	722,328
Total current liabilities	6,805,036	4,718,034

Notes payable, net of current portion and discount	-	344,595
Convertible notes payable, net of current portion and discount	935,307	-

Total liabilities	7,740,343	5,062,629

Commitments and contingencies (Note 3)

Stockholders' deficit
Preferred stock $0.0001 par value; authorized 50,000,000 shares with -0- issued and outstanding at December 31, 2023 and 2022, respectively	-	-
Common stock $0.0001 par value; authorized 400,000,000 shares with 36,270,674 and 35,323,626 shares issued and outstanding at December 31, 2023 and 2022, respectively	3,627	3,532
Additional paid-in capital	17,873,545	5,459,220
Accumulated deficit	(21,056,825)	(8,268,426)
Total stockholders' deficit	(3,179,653)	(2,805,674)

Total liabilities and stockholders' deficit	$4,560,690	$2,256,955

The accompanying notes are an integral part of these consolidated financial statements.

F-4

CORRELATE ENERGY CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

	For the years ended
	December 31,
	2023	2022

Revenues	$7,562,982	$3,403,648
Cost of revenues	6,181,279	3,195,966
Gross profit	1,381,703	207,682

Operating expenses
General and administrative	3,356,791	2,603,138
Stock-based compensation	2,531,568	1,982,795
Legal and professional	1,459,571	1,131,127
Depreciation and amortization	250,558	68,080
Impairment of intangible asset	-	139,700
Total operating expenses	7,598,488	5,924,840

Loss from operations	(6,216,785)	(5,717,158)

Other income (expense)
Interest expense	(656,655)	(198,845)
Amortization of debt discount	(4,866,476)	(1,019,319)
Financing costs	(4,156,291)	(368,118)
Change in fair value of derivative liability	3,107,808	140,532
Total other income (expense)	(6,571,614)	(1,445,750)

Net loss	$(12,788,399)	$(7,162,908)

Loss per share	$(0.36)	$(0.20)

Weighted average shares outstanding - basic	36,010,459	34,958,482

The accompanying notes are an integral part of these consolidated financial statements.

F-5

CORRELATE ENERGY CORP.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

	Class A Common Stock		Class B Common Stock		Common Stock		Additional Paid in	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Total

Balances, December 31, 2021	34,639,920	$3,464	-	$-	-	$-	$1,534,474	$(1,105,518)	$432,420

Elimination of Class A and Class B common stock for single class of common stock	(34,639,920)	(3,464)	-	-	34,639,920	3,464	-	-	-

Issuance of shares for cash	-	-	-	-	-	-	150,000	-	150,000

Issuance of shares for services	-	-	-	-	500,000	50	499,950	-	500,000

Issuance of shares for financing costs	-	-	-	-	23,706	2	30,256	-	30,258

Issuance of shares in connection with debt	-	-	-	-	160,000	16	(16)	-	-

Issuance of warrants in connection with debt	-	-	-	-	-	-	1,142,378	-	1,142,378

Issuance of warrants for acquisition of intangibles	-	-	-	-	-	-	119,383	-	119,383

Stock-based compensation	-	-	-	-	-	-	1,982,795	-	1,982,795

Net loss	-	-	-	-	-	-	-	(7,162,908)	(7,162,908)

Balances, December 31, 2022	-	$-	-	$-	35,323,626	$3,532	$5,459,220	$(8,268,426)	$(2,805,674)

Issuance of shares for services	-	-	-	-	572,351	58	270,557	-	270,615

Issuance of shares for intangible assets	-	-	-	-	362,319	36	249,964	-	250,000

Issuance of shares for property and equipment	-	-	-	-	92,010	9	57,497	-	57,506

Issuance of shares for financing costs	-	-	-	-	4,245	-	4,500	-	4,500

Issuance of shares for the payment of accrued interest	-	-	-	-	76,123	8	61,456	-	61,464

Issuance of warrants in connection with debt	-	-	-	-	-	-	3,343,577	-	3,343,577

Issuance of shares in connection with debt	-	-	-	-	1,200,000	120	(120)	-	-

Return of shares in connection with debt	-	-	-	-	(1,360,000)	(136)	136	-	-

Stock based compensation	-	-	-	-	-	-	2,531,568	-	2,531,568

Settlement of derivative liability	-	-	-	-	-	-	5,895,190	-	5,895,190

Net loss	-	-	-	-	-	-	-	(12,788,399)	(12,788,399)

Balances, December 31, 2023	-	$-	-	$-	36,270,674	$3,627	$17,873,545	$(21,056,825)	$(3,179,653)

The accompanying notes are an integral part of these consolidated financial statements.

F-6

CORRELATE ENERGY CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

	For the years ended
	December 31,
	2023	2022
Operating activities
Net loss	$(12,788,399)	$(7,162,908)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	250,558	68,080
Bad debt expense	-	38,352
Impairment of intangible asset	-	139,700
Amortization of debt discount	4,866,476	1,019,319
Stock issued for services	270,614	500,000
Stock-based compensation	2,531,568	1,982,795
Financing costs	4,156,291	368,118
Change in fair value of derivative liability	(3,107,808)	(140,532)
Changes in operating assets and liabilities:
Accounts receivable	(408,816)	2,455
Contract assets	630,740	(684,185)
Prepaid expenses and other current assets	(614,828)	(395,953)
Accounts payable	35,003	250,330
Accrued expenses	(9,406)	1,258,353
Customer deposits	1,787,739	-
Net cash used in operating activities	(2,400,268)	(2,756,076)

Investing activities
Purchase of property and equipment	(137,811)	(4,805)
Purchase of intangible assets	(400,000)	-
Net cash used in investing activities	(537,811)	(4,805)

Financing activities
Proceeds from issuance of notes payable	-	2,455,000
Proceeds from issuance of convertible notes payable	4,724,950	-
Repayment of notes payable	(470,800)	-
Proceeds from issuance of common stock	-	150,000
Net cash provided by financing activities	4,254,150	2,605,000

Net increase (decrease) in cash	$1,316,071	$(155,881)
Cash - beginning of the year	96,308	252,189
Cash - end of the year	$1,412,379	$96,308

Cash paid for income taxes	$-	$-
Cash paid for interest	$399,003	$74,515

Supplemental schedule of non-cash investing and financing activities
Discount on notes payable from derivative liability	$1,563,929	$-
Discount on convertible notes payable from derivative liability	$2,564,950	$-
Shares issued for settlement of accrued interest	$61,464	$-
Accrued interest settled through note payable	$78,929	$-
Settlement of derivative liability	$5,895,190	$-
Shares issued for intangible assets	$250,000	$-
Shares issued for property and equipment	$57,507	$-
Returnable shares issued in connection with notes payable	$120	$16
Return of returnable shares issued in connection with notes payable	$136	$-
Discount on note payable from issuance of warrants	$3,343,577	$1,142,378
Discount on note payable from derivative liability	$-	$525,000
Original issuance discount on note payable	$-	$175,000
Warrants issued for intangible assets	$-	$119,383
Guaranteed interest on note payable	$-	$30,800

F-7

CORRELATE ENERGY CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – NATURE OF THE ORGANIZATION AND BUSINESS

Name Change

Effective April 11, 2022, Triccar, Inc. (“TCCR”) changed its name to Correlate Infrastructure Partners Inc.

On June 8, 2023, Correlate Energy Corp. (the "Company" or “CIPI”) filed a certificate of amendment to its articles of incorporation with the Secretary of State of the State of Nevada pursuant to which it changed its corporate name from Correlate Infrastructure Partners Inc. to Correlate Energy Corp.

Nature of the Business

The accompanying consolidated financial statements include the accounts of the Company, and its subsidiaries Correlate, Inc. (“Correlate”), a Delaware corporation, and Loyal Enterprises LLC dba Solar Site Design (“Loyal”), a Tennessee limited liability company.

Correlate Energy Corp., together with its subsidiaries, is a technology-enabled vertically integrated sales, development, and fulfillment platform focused on distributed clean and resilient energy solutions in North America.

Loyal provided consulting services on acquisitions and project development tools to customers in the commercial solar industry. Effective November 2022, all of Loyal’s assets and operations were transferred to Correlate and Loyal was dissolved.

Going Concern

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. The Company has incurred losses since inception and has not generated positive cash flows from operations. These matters, among others, raise substantial doubt about the Company's ability to continue as a going concern.

The Company’s ability to continue in existence is dependent on its ability to develop additional sources of capital, and/or achieve profitable operations and positive cash flows. Management’s plans with respect to operations include aggressive marketing, acquisitions, and raising additional capital through sales of equity or debt securities as may be necessary to pursue its business plans and sustain operations until such time as the Company can achieve profitability. Management believes that aggressive marketing combined with acquisitions and additional financing as necessary will result in improved operations and cash flow in 2024 and beyond. However, there can be no assurance that management will be successful in obtaining additional funding or in attaining profitable operations. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

F-8

CORRELATE ENERGY CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant inter-company transactions and balances have been eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments and other short-term investments with maturity of three months or less, when purchased, to be cash equivalents. There were no cash equivalents as of December 31, 2023 and 2022.

The Company maintains its cash balances at financial institutions that are insured by the Federal Deposit Insurance Corporation (“FDIC”). The FDIC provides coverage of up to $250,000 per depositor, per financial institution, for the aggregate total of depositors' interest and non-interest-bearing accounts. The Company's cash balances may exceed FDIC limits. The Company has not experienced any losses on these accounts and management does not believe that the Company is exposed to any significant risks.

Accounts Receivable

Accounts receivable consists of invoiced and unpaid sales. The Company records an allowance for doubtful accounts to allow for any amounts that may not be recoverable, which is based on an analysis of the Company’s prior collection experience, customer credit worthiness, and current economic trends. Accounts are considered delinquent when payments have not been received within the agreed upon terms and are written off when management determines that collection is not probable. During the years ended December 31, 2023 and 2022, the Company recorded bad debt expenses totaling $-0- and $38,352, respectively. As of December 31, 2023 and 2022, the Company’s allowance for doubtful accounts was $-0- and $90,189, respectively.

Contract Assets

The Company’s contracts with customers contain milestone payments which do not coincide with revenue recognition. Accordingly, contract assets consist of earned but unbilled revenues.

Property and Equipment

Property and equipment are stated at historical cost net of accumulated depreciation. Repairs and maintenance are expensed as incurred.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of assets acquired and liabilities assumed.

Intangible Assets

Intangible assets are amortized over their estimated useful lives. Each period, the Company evaluates the estimated remaining useful life of its intangible assets and whether events or changes in circumstances warrant a revision to the remaining period of amortization. Management tests for impairment whenever events or changes in circumstances occur that could impact the recoverability of these assets.

As described in Note 1, Loyal assets and operations were transferred to Correlate in November 2022 and Loyal was dissolved. Management determined the trademark/trade name intangible asset related to Loyal was impaired and recorded an impairment expense of $139,700.

F-9

CORRELATE ENERGY CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Impairment Assessment

The Company evaluates intangible assets and other long-lived assets for possible impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. This includes but is not limited to significant adverse changes in business climate, market conditions or other events that indicate an asset's carrying amount may not be recoverable. Recoverability of these assets is measured by comparing the carrying amount of each asset to the future cash flows the asset is expected to generate. If the cash flows used in the test for recoverability are less than the carrying amount of these assets, the carrying amount of such assets is reduced to fair value.

The Company evaluates and tests the recoverability of its goodwill for impairment at least annually during its fourth quarter of each fiscal year or more often if and when circumstances indicate that goodwill may not be recoverable. When assessing goodwill for impairment, the Company uses qualitative and, if necessary, quantitative methods in accordance with FASB ASC 350, “Goodwill.”

Customer Deposits

The Company’s contracts with customers contain milestone payments which do not coincide with revenue recognition. Accordingly, customer deposits consist of customer payments received prior to the performance of contractual obligations.

Revenue Recognition

The Company accounts for revenue in accordance with FASB ASC 606, "Revenue from Contracts with Customers."

A performance obligation is a promise in a contract to transfer a distinct good or service to the client and is the unit of accounting in ASC 606. A contract’s transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied. For contracts with multiple performance obligations, the Company allocates the contract’s transaction price to each performance obligation based on the relative standalone selling price. Determining relative standalone selling price and identifying separate performance obligations requires judgment. Contract modifications may occur in the performance of the Company’s contracts. Contracts may be modified to account for changes in the contract specifications, requirements or duration. If a contract modification results in the addition of performance obligations priced at a standalone selling price or if the post-modification services are distinct from the services provided prior to the modification, the modification is accounted for separately. If the modified services are not distinct, they are accounted for as part of the existing contract.

The Company’s revenues are derived from contracts for engineering, procurement and construction services (“EPC”) and consulting. These contracts may have different terms based on the scope, performance obligations and complexity of the engagement, which may require us to make judgments and estimates in recognizing revenues.

The Company’s performance obligations are satisfied as work progresses or at a point in time (for defined milestones). The selection of the method to measure progress towards completion requires judgment and is based on the contract and the nature of the services to be provided.

The Company’s contracts for EPC services are typically less than one year in duration and require us to a) provide engineering services, b) purchase and obtain materials, and c) install equipment and materials to agreed-upon specifications. The EPC agreement typically may be terminated by either party in connection with a breach of the agreement that has not been timely cured, or at any time by either party provided all payments required to be made to the other party have been made, including expense reimbursement and other costs incurred by the non-terminating party in connection with preparing to provide services pursuant to the EPC agreement. The majority of our contracts provide an integrated service to the customer that includes multiple services: origination, design, analyzing, engineering, equipment procurement, construction, and testing services. For revenue recognition, we do not consider the integrated services to be distinct, combining separate scopes of work into a single commercial benefit for the customer.  As a result, we typically identify a single performance obligation in our contracts. The Company recognizes revenue using the input method, by obtaining information from its subcontractors every reporting period on the progress of the project and multiplying the percentage completed (calculated based on costs incurred to date compared to total estimated costs) by the estimated total project revenue.

The Company’s contracts for consulting services require us to assist the client in achieving certain defined project milestones. The consulting agreements typically may be terminated by either party in connection with a breach of the agreement that has not been timely cured, or at any time by either party provided all payments required to be made to the other party have been made, including expense reimbursement and other costs incurred by the non-terminating party in connection with preparing to provide services pursuant to the agreement. Revenues are recognized over time as the Company performs the consulting services and value is provided to the client.

Financial Instruments

The Company’s financial instruments include cash and cash equivalents, receivables, payables, and debt and are accounted for under the provisions of ASC Topic 825, “Financial Instruments”. The carrying amount of these financial instruments, with the exception of discounted debt, as reflected in the accompanying consolidated balance sheets approximates fair value.

F-10

CORRELATE ENERGY CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Fair Value Measurement

ASC Topic 820, “Fair Value Measurement”, requires that certain financial instruments be recognized at their fair values at our balance sheet dates. However, other financial instruments, such as debt obligations, are not required to be recognized at their fair values, but GAAP provides an option to elect fair value accounting for these instruments. GAAP requires the disclosure of the fair values of all financial instruments, regardless of whether they are recognized at their fair values or carrying amounts in our consolidated balance sheets. For financial instruments recognized at fair value, GAAP requires the disclosure of their fair values by type of instrument, along with other information, including changes in the fair values of certain financial instruments recognized in income or other comprehensive income. For financial instruments not recognized at fair value, the disclosure of their fair values is provided below under “Financial Instruments.”

Nonfinancial assets, such as property, plant and equipment, and nonfinancial liabilities are recognized at their carrying amounts in the Company’s consolidated balance sheets. GAAP does not permit nonfinancial assets and liabilities to be remeasured at their fair values. However, GAAP requires the remeasurement of such assets and liabilities to their fair values upon the occurrence of certain events, such as the impairment of property, plant and equipment. In addition, if such an event occurs, GAAP requires the disclosure of the fair value of the asset or liability along with other information, including the gain or loss recognized in income in the period the remeasurement occurred.

Level 1 - Unadjusted quoted prices in active markets that are accessible at the measurement date for identical assets or liabilities;

Level 2 - Quoted prices in markets that are not active, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability; or

Level 3 - Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity).

The Company did not have any Level 1 or Level 2 assets and liabilities at December 31, 2023 or 2022. The Derivative liabilities are Level 3 fair value measurements.

The following is a summary of activity of Level 3 liabilities during the years ended December 31, 2023 and 2022:

Balance - January 1, 2022	$-
Additions	862,860
Change in fair value	(140,532)
Balance - December 31, 2022	$722,328
Additions	8,280,670
Settlement	(5,895,190)
Change in fair value	(3,107,808)
Balance - December 31, 2023	$-

Under the Company’s contract ordering policy, the Company first considers common shares issued and outstanding as well as reserved but unissued equity awards, such as under an equity award program. All remaining equity linked instruments such as, but not limited to, options, warrants, and debt and equity with conversion features are evaluated based on the date of issuance. If the number of shares which may be issued under the Company’s agreements exceed the authorized number of shares or are unable to be determined, equity linked instruments from that date forward are considered to be derivative liabilities until such time as the number of shares which may be issued under the Company’s agreements no longer exceed the authorized number of shares and are able to be determined.

On November 7, 2022 and December 21, 2022, the Company issued note payable agreements (Note 4) which contained default provisions that contain a conversion feature meeting the definition of a derivative liability which therefore require bifurcation. Further, pursuant to the Company’s contract ordering policy, the warrant and convertible note issuances subsequent to November 7, 2022, resulted in derivative liabilities.

At December 31, 2022, the Company estimated the fair value of the conversion feature derivatives embedded in the notes payable and warrants based on assumptions used in the Cox-Ross-Rubinstein binomial pricing model using the following inputs: the price of the Company’s common stock of $1.06; risk-free interest rates ranging from 4.41% to 4.73%; expected volatility of the Company’s common stock ranging from 164% to 379%; exercise prices of $1.00; and terms from one to two years.

On June 30, 2023, the Company repaid the November 7, 2022 and December 21, 2022 note payable agreements resulting in the reclassification of derivative liabilities totaling $546,654 to additional paid in capital on the accompanying consolidated statements of stockholders’ deficit. Additionally, pursuant to the Company’s contract ordering policy, the warrant (Note 5) and convertible note (Note 4) issuances from November 7, 2022, to June 30, 2023, no longer met the definition of derivative liabilities requiring bifurcation. Accordingly, pursuant to the Company’s contract ordering policy and ASC 815-15-35-4, derivative liabilities related to the warrants and convertible notes, which were estimated to have fair values of $202,551 and $5,145,985, respectively, as of June 30, 2023, were derecognized and reclassified to additional paid in capital on the accompanying consolidated statements of stockholders’ deficit.

F-11

CORRELATE ENERGY CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, penalties and other sources are recorded when management assesses that it is probable that a liability has been incurred and the amount can be reasonably estimated.

Income Taxes

In accordance with FASB ASC Topic 740, "Income Taxes," the Company provides for the recognition of deferred tax assets if realization of such assets is more likely than not. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

In addition, the Company’s management performs an evaluation of all uncertain income tax positions taken or expected to be taken in the course of preparing the Company’s income tax returns to determine whether the income tax positions meet a “more likely than not” standard of being sustained under examination by the applicable taxing authorities. This evaluation is required to be performed for all open tax years, as defined by the various statutes of limitations, for federal and state purposes. If the Company has interest or penalties associated with insufficient taxes paid, such expenses are reported in income tax expense.

Basic and Diluted Loss Per Share

FASB ASC Topic 260, “Earnings Per Share”, requires a reconciliation of the numerator and denominator of the basic and diluted earnings (loss) per share (“EPS”) computations.

Basic earnings (loss) per share are computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding during the year. Diluted earnings (loss) per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive.

The Company had potential additional dilutive securities outstanding at December 31, 2023 and 2022 as follows.

	December 31,	December 31,
	2023	2022
Options	9,024,068	5,284,068
Warrants	17,046,823	3,780,000
Convertible notes payable	1,476,547	440,000
	27,547,438	9,504,068

Recently Issued Accounting Standards

During the year ended December 31, 2023, there were several new accounting pronouncements issued by the FASB. Each of these pronouncements, as applicable, has been or will be adopted by the Company. Management does not believe the adoption of any of these accounting pronouncements has had or will have a material impact on the Company’s consolidated financial statements.

Subsequent Events

The Company has evaluated all transactions through the date the consolidated financial statements were issued for subsequent event disclosure or adjustment consideration.

F-12

CORRELATE ENERGY CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – COMMITMENTS AND CONTINGENCIES

From time to time, the Company may be involved in litigation in the ordinary course of business. The Company is not currently involved in any litigation that the Company believes could have a material adverse effect on its financial condition or results of operations.

Executive Employment Agreements

On December 28, 2021, the Company entered into an employment agreement with Mr. Todd Michaels, President and CEO and a member of the Board, providing for an annual salary of $250,000 per year. As part of the agreement, the Company issued Mr. Michaels 1,000,000 options exercisable at $0.52 per share for ten years. The options, valued at approximately $469,000 on the issuance date, vest monthly over 36 months beginning one month from issuance.

On December 28, 2021, the Company entered into an employment agreement with Mr. Jason Loyet, Director of Commercial Solar and a member of the Board, providing for an annual salary of $150,000 per year. As part of the agreement, the Company issued Mr. Loyet 1,000,000 options exercisable at $0.52 per share for ten years. The options, valued at approximately $469,000 on the issuance date, vest monthly over 36 months beginning one month from issuance.

On January 18, 2022, the Company entered into an employment agreement with Mr. Channing Chen, Former CFO, providing for an annual salary of $200,000 per year. As part of the agreement, the Company issued Mr. Chen 1,000,000 options exercisable at $0.96 per share for ten years. The options, valued at approximately $868,000, vest monthly over 36 months from issuance. Mr. Chen resigned as CFO on August 31, 2023.

On August 24, 2023, the Company entered into an employment agreement with Mr. Johan ver Loren van Themaat, CFO, providing for an annual salary of $250,000 per year. As part of the agreement, the Company issued Mr. Themaat 500,000 options exercisable at $0.89 per share for ten years. The options, valued at approximately $444,000, vest monthly over 36 months from issuance.

NOTE 4 – DEBT

Notes Payable

On May 29, 2020, Loyal received a $20,400 Economic Injury Disaster Loan through the Small Business Administration. The note bears interest at 3.75% until maturity in March 2050. The note requires $100 monthly payments beginning in May 2022 until maturity.

On January 11, 2022, the Company entered into a 10% note agreement with P&C Ventures, Inc. totaling $1,485,000, including an original issuance discount of $135,000. The note requires quarterly interest payments with the principal due at maturity on January 11, 2023. In connection with the note agreement, the Company issued P&C Ventures, Inc., 2,700,000 warrants exercisable at $0.25 per share (Note 5). The warrants were fully vested at issuance and expire on July 11, 2023. The warrants, valued at approximately $1,958,000, represented approximately 59% of the total consideration received and resulted in an additional discount on the note totaling $799,128 pursuant to ASC 470-20-30, “Debt”.

On January 11, 2023, the Company and P&C Ventures, Inc. agreed to amend the January 11, 2022, note payable. The Company accounted for the amendment as an extinguishment of existing debt and issuance of new debt pursuant to ASC 470-50-40. As part of the agreement, $78,929 in accrued and unpaid interest was added to the principal balance, bringing the total principal balance of the note payable to $1,563,929. Additionally, the interest rate and maturity date were amended to 14% and October 11, 2023, respectively. In connection with the amendment, the Company issued P&C Ventures, Inc. 3,127,858 warrants to purchase shares of common stock exercisable at $0.85 per share. The warrants, which were immediately vested, were valued at $3,309,045 and recorded as a derivative liability pursuant to the Company’s contract ordering policy (Note 1). As a result of the derivative liability from the warrants, and pursuant to ASC 815-15-30, the Company recorded a debt discount totaling $1,563,929, which was limited to the net proceeds from the note, with the remaining $1,745,116 recognized as financing costs on the accompanying consolidated statements of operations.

On July 10, 2023, the Company and P&C Ventures, Inc. agreed to extend the maturity of the note payable, which had an outstanding principal balance of $1,563,929, from October 11, 2023 to December 11, 2023. The Company accounted for the amendment as an extinguishment of existing debt and issuance of new debt pursuant to ASC 470-50-40. In connection with the amendment, the Company agreed to extend the exercise date of 2,700,000 warrants to purchase shares of common stock exercisable at $0.25 per share from July 11, 2023 to December 11, 2023. The extension of the warrants, which were revalued at $1,825,800, resulted in a discount on the note totaling $842,375 pursuant to ASC 470-20-30.

On December 8, 2023, the Company and P&C Ventures, Inc. agreed to extend the maturity of the note payable, which had an outstanding principal balance of $1,563,929, from December 11, 2023 to July 8, 2024. The Company accounted for the amendment as an extinguishment of existing debt and issuance of new debt pursuant to ASC 470-50-40. In connection with the amendment, the Company agreed to extend the exercise date of 2,700,000 warrants to purchase shares of common stock exercisable at $0.25 per share from December 11, 2023 to January 15, 2027. The extension of the warrants, which were revalued at $3,762,987, resulted in a discount on the note totaling $1,104,775 pursuant to ASC 470-20-30.

F-13

CORRELATE ENERGY CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

From July 29, 2022 to September 29, 2022, the Company entered into eight 10% note agreements totaling $580,000. The notes, which have identical terms, require quarterly interest payments with the principal due at maturity eighteen months from issuance. In connection with the note agreements, the Company issued a total of 580,000 warrants exercisable at $1.00 per share (Note 5). The warrants were fully vested at issuance and expire from January 29, 2024 to September 29, 2024. The warrants, valued at approximately $842,000, represented approximately 59% of the total consideration received and resulted in an additional discount on the notes totaling $343,250 pursuant to ASC 470-20-30. Included in the note agreements is a note with the wife of the Company’s CEO, as further detailed in Note 7.

On November 7, 2022 and December 21, 2022, the Company entered into two 7% note agreements totaling $440,000, including $400,000 in cash proceeds and $40,000 original issuance discount. Additionally, $15,400 in guaranteed interest was added to the principal balance at issuance. The notes, which have identical terms, each require ten monthly payments of $23,540 beginning 90 days from the issuance date with the final payment due at maturity twelve months from issuance. The note agreements contained a default provision meeting the definition of a derivative liability which had valuations totaling $355,860 at issuance. In connection with the note agreements, the Company issued a total of 300,000 warrants exercisable at $1.00 per share (Note 5). The warrants were fully vested at issuance and expire from November 7, 2024 to December 21, 2024. At issuance, the warrants, valued at $343,909, were recorded as derivative liabilities pursuant to the Company’s contract ordering policy. In total, the derivative liabilities associated with the two notes totaled $699,769 at issuance and resulted in additional debt discounts totaling $400,000, which were limited to the net proceeds from the notes, with the remaining $299,769 recognized as financing costs. Further, the Company issued a total of 23,706 shares of common stock with a total value of $30,256 for financing costs and a total of 160,000 shares of common stock for returnable commitment shares.

From November 9, 2022 to November 15, 2022, the Company entered into two 10% note agreements totaling $125,000. The notes, which have identical terms, require quarterly interest payments with the principal due at maturity eighteen months from issuance. In connection with the note agreements, the Company issued a total of 125,000 warrants exercisable at $1.00 per share (Note 5). The warrants were fully vested at issuance and expire from January 29, 2024 to November 15, 2024. At issuance, the warrants, valued at $163,091, were recorded as derivative liabilities pursuant to the Company’s contract ordering policy and resulted in additional debt discounts totaling $125,000, which were limited to the net proceeds from the notes, with the remaining $38,091 recognized as financing costs. Included in the note agreements is a $25,000 note with the Company’s largest shareholder, as further detailed in Note 7.

The following table presents a summary of the Company’s notes payable at December 31, 2023:

			Balances - At Issuance		Balances - 12/31/2023
Origination	Maturity	Interest	Principal	Discount	Principal	Discount
5/29/2020	3/31/2050	4%	$20,400	$-	$20,400	$-
7/29/2022	1/29/2024	10%	50,000	29,664	50,000	1,648
8/11/2022	2/11/2024	10%	150,000	88,247	150,000	7,876
8/15/2022	2/15/2024	10%	50,000	29,513	50,000	2,630
8/31/2022	2/28/2024	10%	80,000	45,827	80,000	5,091
9/1/2022	3/1/2024	10%	50,000	29,922	50,000	3,661
9/7/2022	3/7/2024	10%	50,000	29,922	50,000	3,658
9/12/2022	3/12/2024	10%	50,000	30,316	50,000	4,382
9/29/2022	3/29/2024	10%	100,000	59,839	100,000	9,974
11/9/2022	5/9/2024	10%	25,000	25,000	25,000	6,372
11/15/2022	5/15/2024	10%	100,000	100,000	100,000	25,486
12/8/2023	7/8/2024	14%	1,563,929	1,563,929	1,563,929	988,778
					$2,289,329	$1,059,556

F-14

CORRELATE ENERGY CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table presents a summary of the Company’s notes payable at December 31, 2022:

			Balances - At Issuance		Balances - 12/31/2022
Origination	Maturity	Interest Rate	Principal	Discount	Principal	Discount
5/29/2020	3/31/2050	4%	$20,400	$-	$20,400	$-
1/11/2022	1/11/2023	10%	1,350,000	934,128	1,485,000	38,922
7/29/2022	1/29/2024	10%	50,000	29,664	50,000	21,424
8/11/2022	2/11/2024	10%	150,000	88,247	150,000	66,185
8/15/2022	2/15/2024	10%	50,000	29,513	50,000	22,133
8/31/2022	2/28/2024	10%	80,000	45,827	80,000	35,643
9/1/2022	3/1/2024	10%	50,000	29,922	50,000	23,274
9/7/2022	3/7/2024	10%	50,000	29,922	50,000	23,274
9/12/2022	3/12/2024	10%	50,000	30,316	50,000	24,422
9/29/2022	3/29/2024	10%	100,000	59,839	100,000	49,866
11/7/2022	11/7/2023	7%	200,000	220,000	235,400	192,499
11/9/2022	5/9/2024	10%	25,000	25,000	25,000	22,917
11/15/2022	5/15/2024	10%	100,000	100,000	100,000	91,667
12/21/2022	12/21/2023	7%	200,000	220,000	235,400	210,833
			$2,475,400	$1,842,378	$2,681,200	$823,059

Line of Credit

On October 3, 2014, Loyal entered into a $30,000 line of credit agreement with a former member of Loyal. The line of credit has no maturity with interest at 8.00%. As of December 31, 2023 and 2022, the outstanding principal and accrued interest totaled $33,021 and $42,130, respectively.

Convertible Notes Payable

From January 24, 2023 to June 6, 2023, the Company entered into fourteen 14% convertible note payable agreements with proceeds totaling $2,564,950. The convertible notes, which have identical terms, require quarterly interest payments with the principal due at maturity eighteen months from issuances and are convertible at $3.20 per share of common stock. The conversion features were valued at $461,238 and recorded as a derivative liability pursuant to the Company’s contract ordering policy (Note 1). In connection with the convertible notes, the Company issued a total of 5,129,900 warrants to purchase shares of common stock exercisable at $0.85 per share. The warrants, which were immediately vested, were valued at $4,510,387 and recorded as a derivative liability pursuant to the Company’s contract ordering policy. As a result of the derivative liabilities from the conversion features and warrants, and pursuant to ASC 815-15-30, the Company recorded debt discounts totaling $2,564,950, which were limited to the net proceeds from the convertible notes, with the remaining $2,406,675 recognized as financing costs on the accompanying consolidated statements of operations.

Included in the fourteen convertible notes payable is a 14% convertible note payable agreement with proceeds totaling $100,000 with the Company’s CEO issued on January 24, 2023. The convertible note requires quarterly interest payments with the principal due at maturity eighteen months from issuance and is convertible at $3.20 per share of common stock. The conversion feature was valued at $22,569 and recorded as a derivative liability pursuant to the Company’s contract ordering policy (Note 1). In connection with the convertible note, the Company issued 200,000 warrants to purchase shares of common stock exercisable at $0.85 per share. The warrants, which were immediately vested, were valued at $209,180 and recorded as a derivative liability pursuant to the Company’s contract ordering policy. As a result of the derivative liabilities from the conversion features and warrants, and pursuant to ASC 815-15-30, the Company recorded a debt discount totaling $100,000, which were limited to the net proceeds from the convertible notes, with the remaining $131,749 recognized as financing costs on the accompanying consolidated statements of operations.

From June 30, 2023 to December 18, 2023, the Company entered into fifteen 14% convertible note payable agreements with proceeds totaling $2,160,000. The convertible notes, which have identical terms, require quarterly interest payments with the principal due at maturity eighteen months from issuance and are convertible at $3.20 per share of common stock. In connection with the note agreements, the Company issued a total of 4,320,000 warrants exercisable at $0.85 per share which expire two years from issuance. The warrants, which were immediately vested, were valued at $4,308,264 and resulted in additional discount on the notes totaling $1,396,427 pursuant to ASC 470-20-30.

F-15

CORRELATE ENERGY CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table presents a summary of the Company’s convertible notes payable at December 31, 2023:

				Balances - At Issuance		Balances - 12/31/2023
Origination	Maturity	Interest	Conversion Rate	Principal	Discount	Principal	Discount
1/24/2023	7/24/2024	14%	$3.20/Share	$100,000	$100,000	$100,000	$37,884
1/25/2023	7/25/2024	14%	$3.20/Share	74,975	74,975	74,975	28,660
1/30/2023	7/30/2024	14%	$3.20/Share	100,000	100,000	100,000	38,884
2/17/2023	8/17/2024	14%	$3.20/Share	1,000,000	1,000,000	1,000,000	416,663
3/7/2023	9/7/2024	14%	$3.20/Share	100,000	100,000	100,000	45,996
3/14/2023	9/10/2024	14%	$3.20/Share	250,000	250,000	250,000	117,999
3/27/2023	9/27/2024	14%	$3.20/Share	100,000	100,000	100,000	49,496
3/30/2023	9/30/2024	14%	$3.20/Share	79,975	79,975	79,975	39,987
4/6/2023	10/6/2024	14%	$3.20/Share	50,000	50,000	50,000	24,998
4/7/2023	10/7/2024	14%	$3.20/Share	400,000	400,000	400,000	200,002
5/5/2023	11/5/2024	14%	$3.20/Share	200,000	200,000	200,000	111,112
5/9/2023	11/9/2024	14%	$3.20/Share	50,000	50,000	50,000	29,054
5/12/2023	11/12/2024	14%	$3.20/Share	50,000	50,000	50,000	29,054
6/6/2023	12/6/2024	14%	$3.20/Share	10,000	10,000	10,000	6,108
6/30/2023	12/30/2024	14%	$3.20/Share	50,000	28,334	50,000	18,893
7/7/2023	1/7/2025	14%	$3.20/Share	25,000	14,775	25,000	9,853
7/21/2023	1/21/2025	14%	$3.20/Share	35,000	20,103	35,000	13,969
7/26/2023	1/26/2025	14%	$3.20/Share	100,000	56,527	100,000	40,326
8/10/2023	2/10/2025	14%	$3.20/Share	500,000	268,545	500,000	198,867
8/24/2023	2/24/2023	14%	$3.20/Share	100,000	60,313	100,000	46,360
8/31/2023	2/28/2025	14%	$3.20/Share	100,000	60,010	100,000	46,674
10/10/2023	4/10/2025	14%	$3.20/Share	375,000	246,871	375,000	214,871
11/3/2023	5/3/2025	14%	$3.20/Share	150,000	115,950	150,000	103,808
11/7/2023	5/7/2025	14%	$3.20/Share	50,000	38,237	50,000	35,613
11/7/2023	5/7/2025	14%	$3.20/Share	50,000	38,237	50,000	35,613
11/28/2023	5/28/2025	14%	$3.20/Share	50,000	36,925	50,000	34,674
12/4/2023	6/4/2025	14%	$3.20/Share	25,000	18,295	25,000	17,407
12/6/2023	6/8/2025	14%	$3.20/Share	500,000	358,064	500,000	342,064
12/18/2023	6/18/2025	14%	$3.20/Share	50,000	35,241	50,000	34,594
						$4,724,950	$2,369,483

Future Maturities

The table below summarizes future maturities of the Company’s debt as of December 31, 2023:

December 31,	Amount
2024	$4,913,879
2025	2,110,000
2026	-
2027	-
2028	-
Thereafter	20,400
7,044,279
Less - Discounts	(3,429,039)
$3,615,240

F-16

CORRELATE ENERGY CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 – EQUITY

The total number of common stock authorized that may be issued by the Company is four hundred million (400,000,000) shares of common stock with a par value of one hundredth of one cent ($0.0001) per share.

The total number of preferred stock authorized that may be issued by the Company is fifty million (50,000,000) shares of preferred stock with a par value of one hundredth of one cent ($0.0001) per share.

At January 1, 2022, common stock authorized consisted of three hundred seventy-two million five hundred thousand (372,500,000) Class A shares with 1:1 voting rights and twenty-seven million five hundred thousand (27,500,000) Class B shares with 20:1 voting rights, and fifty million (50,000,000) shares of preferred stock with a par value of one hundredth of a cent ($0.0001) per share.

On April 5, 2022, the Company amended its Articles of Incorporation such that Class A or Class B common shares were eliminated and replaced by a single class of common stock with 1:1 voting rights.

At December 31, 2023 and 2022, common stock authorized consisted of four hundred million (400,000,000) common shares with 1:1 voting rights and fifty million (50,000,000) shares of preferred stock with a par value of one hundredth of a cent ($0.0001) per share.

To the fullest extent permitted by the laws of the state of Nevada (currently set forth in NRS 78.195), as the same now exists or may hereafter be amended or supplemented, the board of directors may fix and determine the designations, rights, preferences or other variations of each class or series within each class of capital stock of the corporation.

Common Stock

During January 2022, the Company received proceeds totaling $150,000 for 600,000 Class A shares issued in December 2021.

During May 2022, the Company issued 500,000 shares of common stock valued at $500,000 for services.

During November 2022, the Company issued 9,500 shares of common stock valued at $15,199 for financing costs and 80,000 shares of common stock for returnable commitment shares in connection with a note payable (Note 4).

During December 2022, the Company issued 14,206 shares of common stock valued at $15,057 for financing costs and 80,000 shares of common stock for returnable commitment shares in connection with a note payable (Note 4).

During January 2023, the Company issued 4,245 shares of common stock valued at $4,500 for financing costs.

During March 2023, the Company issued 17,045 shares of common stock valued at $15,000 for services.

During April 2023, the Company entered into a consulting agreement. Pursuant to the consulting agreement, the Company issued 500,000 shares of common stock valued at $425,000. 125,000 shares vested immediately, with the remaining 375,000 shares vested over 24 months.

In connection with a repayment plan created for the November 7, 2022 and December 21, 2022 notes payable (Note 4), the Company issued 1,200,000 shares of returnable common stock as security. On June 30, 2023, the notes were paid in full and 1,360,000 returnable shares, consisting of 160,000 shares issued in 2022, as noted above, and 1,200,000 shares issued in 2023, were returned to the Company and retired.

During April 2023, the Company issued 92,010 shares of common stock valued at $57,506 in connection with the purchase of software.

During June 2023, the Company issued 362,319 shares of common stock valued at $250,000 in connection with a settlement agreement wherein the Company acquired development rights.

During December 2023, the Company issued 55,306 shares of common stock valued at $82,959 for services.

During the year ended December 31, 2023, the Company paid $61,464 in accrued interest due to noteholders by issuing 76,123 shares of common stock. Included in these shares were 5,716 shares issued to the wife of the Company’s CEO and 12,410 shares issued to the Company’s CEO.

F-17

CORRELATE ENERGY CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Warrants

During the year ended December 31, 2022, the Company calculated the fair value of the warrants granted based on assumptions used in the Cox-Ross-Rubinstein binomial pricing model using the following inputs: the price of the Company’s common stock on the date of issuance; risk-free interest rates ranging from 0.70% to 4.72%, volatility ranging from 326% to 428% based on the historical volatility of the Company’s common stock, exercise prices ranging from $0.25 to $1.59, and terms of 18 to 36 months.

During the year ended December 31, 2023, the Company calculated the fair value of the warrants granted based on assumptions used in the Cox-Ross-Rubinstein binomial pricing model using the following inputs: the price of the Company’s common stock on the date of issuance; risk-free interest rates ranging from 3.66% to 5%, volatility ranging from 160% to 346% based on the historical volatility of the Company’s common stock, exercise prices ranging from $0.70 to $0.85, and terms of 24 to 60 months.

During January 2022, the Company issued 2,700,000 warrants valued at approximately $1,958,000 as part of a note agreement (Note 4).

From July 29, 2022 to November 15, 2022, the Company issued warrants to purchase 705,000 shares of common stock valued at approximately $1,005,000 as part of note agreements (Note 4). Included in these warrants is a warrant to purchase 25,000 shares of common stock which was issued to the Company’s largest shareholder and a warrant to purchase 50,000 shares of common stock which was issued to the wife of the Company’s CEO, as further detailed in Note 7.

From November 7, 2022 to December 21, 2022, the Company issued warrants to purchase 300,000 shares of common stock valued at approximately $344,000 as part of note agreements (Note 4).

During October 2022, the Company entered into an Asset Purchase Agreement whereby the Company acquired the rights to solar projects from a third party. As consideration, the Company agreed to pay the third party 25% of the developer fees received for each of the projects that are developed and issued the third party 75,000 warrants. The warrants, valued at $119,383, vested immediately and are exercisable for three years at an exercise price of $1.59 per share.

On January 11, 2023, the Company issued 3,127,858 warrants valued at $3,309,000 as part of a note agreement amendment (Note 4).

From January 24, 2023 to December 19, 2023, the Company issued warrants to purchase 9,449,900 shares of common stock valued at approximately $8,819,000 as part of note agreements (Note 4). Included in these warrants is a warrant to purchase 200,000 shares of common stock issued to the Company’s CEO.

During April 2023, the Company issued 58,496 warrants to purchase shares of common stock exercisable at $0.85 per share for two years. The warrants, which were immediately vested, were valued at $47,858.

During July 2023, the Company issued 58,240 warrants to purchase shares of common stock exercisable at $0.70 per share for two years. The warrants, which were immediately vested, were valued at $35,952.

During August 2023, the Company issued 500,000 warrants to purchase shares of common stock exercisable at $0.70 per share for five years. The warrants, which vest over 24 months, were valued at $329,434.

During October 2023, the Company issued 72,329 warrants to purchase shares of common stock exercisable at $0.85 per share for two years. The warrants, which were immediately vested, were valued at $139,512.

The table below summarizes the Company’s warrants for the year ended December 31, 2023:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Life (in years)
Warrants as of December 31, 2022	3,780,000	$0.48	0.87
Issued	13,266,823	$0.84	2.82
Exercised	-	$-	-
Warrants as of December 31, 2023	17,046,823	$0.76	1.73

F-18

CORRELATE ENERGY CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The table below summarizes the Company’s warrants for the year ended December 31, 2022:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Life (in years)
Warrants as of December 31, 2021	-	$-	-
Issued	3,780,000	$0.48	1.63
Exercised	-	$-	-
Warrants as of December 31, 2022	3,780,000	$0.48	0.87

At December 31, 2022, warrants to purchase 16,671,823 shares of common stock were vested and warrants to purchase 375,000 shares of common stock remained unvested. The Company expects to incur expenses for the unvested warrants totaling $247,074 as they vest.

Options

During the year ended December 31, 2022, the Company calculated the fair value of the options granted based on assumptions used in the Cox-Ross-Rubinstein binomial pricing model using the following inputs: the price of the Company’s common stock on the date of issuance; risk-free interest rates from 1.65% to 4.24%; volatility ranging from 282% to 330% based on the historical volatility of the Company’s common stock; various exercise prices; and terms of 5 to 10 years. The fair value of options granted is expensed as vesting occurs over the applicable service periods.

During the year ended December 31, 2022, the Company calculated the fair value of the options granted based on assumptions used in the Cox-Ross-Rubinstein binomial pricing model using the following inputs: the price of the Company’s common stock on the date of issuance; risk-free interest rates from 3.39% to 4.72%; volatility ranging from 267% to 281% based on the historical volatility of the Company’s common stock; various exercise prices; and terms of 5 years. The fair value of options granted is expensed as vesting occurs over the applicable service periods.

During December 2021, the Company issued 2,000,000 options valued at approximately $938,000 as part of executive employment agreements (Note 3).

During December 2021, the Company issued 1,000,000 options valued at approximately $469,000 as part of a non-executive employment agreement.

During January 2022, the Company issued 1,000,000 options valued at approximately $868,000 as part of executive employment agreements (Note 3).

From February to October 2022, the Company issued 395,000 options valued at approximately $473,000 as part of five non-executive employment agreements. The options vest monthly over 36 months from issuance.

During February 2022, the Company issued 50,000 options valued at approximately $46,000 as part of a consulting agreement. The options vest monthly over 36 months from issuance. The agreement was terminated in September 2022 and the options were forfeited in December 2022.

From May to September 2022, the Company issued 30,000 options valued at approximately $38,000 as part of three consulting agreements. The options vest monthly over 36 months from issuance.

During August 2022, the Company issued 750,000 options valued at approximately $1,123,000 as part of compensation to three directors (Note 7). The options vested immediately upon issuance.

During September 2023, the Company’s Stockholders approved an amendment of the 2021 Equity Incentive Plan to increase the numbers of issuable shares from 5,000,000 to 10,000,000.

From March 1, 2023 to December 27, 2023, the Company issued 2,740,000 options to purchase shares of common stock exercisable at prices ranging from $0.54 to $1.46 per share. The options, which vest over 12 to 36 months, were valued at $2,352,636.

Included in the 2,740,000 options issued above were 500,000 options to purchase shares of common stock exercisable at $0.89 per share for five years which were issued to the Company’s CFO for compensation.

Included in the 2,740,000 options issued above were 250,000 options to purchase shares of common stock exercisable at $0.77 per share for five years which were issued to the Company’s former CFO for ongoing consulting services.

During October 2023, the Company issued 1,000,000 options valued at approximately $859,000 as part of compensation to four directors (Note 7). The options vested immediately upon issuance.

F-19

CORRELATE ENERGY CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes the Company’s options for the year ended December 31, 2023:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Life (in years)
Options as of December 31, 2022	5,284,068	$0.80	4.17
Issued	3,740,000	$0.87	5.00
Forfeited	-	$-	-
Exercised	-	$-	-
Options as of December 31, 2023	9,024,068	$0.83	3.77

The following table summarizes the Company’s options for the year ended December 31, 2022:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Life (in years)
Options as of December 31, 2021	3,059,068	$0.52	5.08
Issued	2,225,000	$1.20	4.97
Forfeited	-	$-	-
Exercised	-	$-	-
Options as of December 31, 2022	5,284,068	$0.80	4.17

At December 31, 2023, options to purchase 5,253,731 shares of common stock were vested and options to purchase 3,770,337 shares of common stock remained unvested. The Company expects to incur expenses for the unvested options totaling $2,957,252 as they vest.

NOTE 6 – CONCENTRATIONS

As of December 31, 2023 and 2022, and for the years then ended, the Company had the following revenue and accounts receivable concentrations:

	Revenues		Accounts Receivable
Customer	2023	2022	12/31/2023	12/31/2022
Customer A	88%	*	*	*
Customer B	*	*	87%	*
Customer C	*	48%	*	*
Customer D	*	38%	10%	*
Customer E	*	12%	*	*

* = Less than 10%

F-20

CORRELATE ENERGY CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 – RELATED PARTY TRANSACTIONS

Shareholder Advances and Payables

At December 31, 2023 and 2022, the Company had advances payable of $22,154, respectively, due to the Company’s President and CEO, Mr. Todd Michaels. Mr. Michaels is also a member of the Company’s Board of Directors.

At December 31, 2023 and 2022, the Company had advances payable of $11,865 due to a significant shareholder.

At December 31, 2023 and 2022, the Company had advances payable of $62,500 due to the Company’s largest shareholder.

At December 31, 2023 and 2022, the Company had accounts payable of $258,000 and $256,000, respectively, due to Elysian Fields Disposal, LLC, an entity owned by the Company’s largest shareholder. The Company incurred $2,000 and $5,000 of operating expenses with the entity during the years ended December 31, 2023 and 2022, respectively.

At December 31, 2023 and 2022, the Company had accounts payable of $78,346 and $73,000, respectively, due to Loutex Production Company, an entity owned by the Company’s largest shareholder. The Company incurred $4,900 and $23,000 of operating expenses with the entity during the years ended December 31, 2023 and 2022, respectively.

At December 31, 2023, the Company had accounts payable of $120,000 due to P&C Ventures, Inc. The Company incurred $240,000 of operating expenses with P&C Ventures Inc. during the period ended December 31, 2023. Mr. Cory Hunt, who was named a director of the Company on December 28, 2021, is an officer of P&C Ventures, Inc.

Michaels Consulting

At December 31, 2023 and 2022, the Company had accounts payable of $344,000, respectively, due to Michaels Consulting, an entity owned by the wife of Mr. Michaels.

Notes Payable

Mr. Cory Hunt, who was named a director of the Company on December 28, 2021, is an owner and officer of P&C Ventures, Inc. During January 2022, the Company entered into a note agreement with P&C Ventures, Inc. totaling $1,485,000 and issued 2,700,000 warrants related to the note, as disclosed in Note 4. During January 2023, the Company amended the January 2022 note agreement with P&C Ventures, Inc. and issued warrants related to the amendment, as disclosed in Note 4. During July 2023, the Company amended the January 2023 agreement and modified warrants related to the original note, as disclosed in Note 4. During December 2023, the Company amended the July 2023 agreement and modified warrants related to the original note, as disclosed in Note 4.

During September 2022, the Company entered into a note agreement with the wife of Mr. Michaels totaling $50,000 and issued 50,000 warrants, valued at approximately $75,000, related to the note, as disclosed in Note 4.

During November 2022, the Company entered into a note agreement with the Company’s largest shareholder totaling $25,000 and issued 25,000 warrants, valued at approximately $39,000, related to the note, as disclosed in Note 4.

Convertible Notes Payable

During January 2023, the Company entered into a convertible note agreement with Mr. Michaels totaling $100,000 and issued 200,000 warrants, valued at approximately $209,000, related to the note, as disclosed in Note 4.

Director Options

During October 2023, four of the Company’s directors, Robert Powell, Cory Hunt, Matthew Flemming, and Eli Albrecht, each received 250,000 options valued at approximately $215,000 (Note 5). The options vested immediately upon issuance.

During August 2022, three of the Company’s directors, Robert Powell, Cory Hunt, and Matthew Flemming, each received 250,000 options valued at approximately $374,000 (Note 5). The options vested immediately upon issuance.

Accrued Bonus

At December 31, 2023, the Company had accrued bonus compensation for its CEO, CFO and former CFO of approximately $150,000, $50,000 and $115,000, respectively.

At December 31, 2022, the Company had accrued bonus compensation for its CEO and former CFO of approximately $150,000 and $115,000, respectively.

F-21

CORRELATE ENERGY CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 – INTANGIBLE ASSETS

The Company’s intangible assets as of December 31, 2023, are summarized as follows:

			Accumulated
Type	Useful Life	Amount	Amortization	Net
Development rights	2-3 years	$769,383	$169,599	$599,784
Customer relationships	5 years	233,800	93,520	140,280
		$1,003,183	$263,119	$740,064

The Company’s intangible assets as of December 31, 2022, are summarized as follows:

			Accumulated
Type	Useful Life	Amount	Amortization	Net
Development rights	2-3 years	$119,383	$6,639	$112,744
Customer relationships	5 years	233,800	46,760	187,040
Developed technology	2 years	27,750	13,880	13,870
		$380,933	$67,279	$313,654

Future amortization of the Company’s intangible assets as of December 31, 2023 are as follows:

December 31,	Amount
2024	$319,884
2025	286,852
2026	133,328
$740,064

F-22

CORRELATE ENERGY CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 – INCOME TAX

The Company accounts for income taxes under ASC 740-10, which provides for an asset and liability approach of accounting for income taxes. Under this approach, deferred tax assets and liabilities are recognized based on anticipated future tax consequences, using currently enacted tax laws, attributed to temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts are calculated for income tax purposes. The provision (benefit) for income taxes for the years ended December 31, 2023, and 2022, assumes a statutory 21%, effective tax rate for federal income taxes.

	2023	2022
Federal tax statutory rate	21%	21%
Temporary differences	1%	5%
Permanent differences	-4%	-6%
Valuation Allowance	-18%	-20%
	0%	0%

The Company had deferred income tax assets as of December 31, 2023, and 2022, as follows:

	2023	2022
Deferred Tax Assets
Net operating loss carryforwards	$3,260,000	$1,589,000
Temporary differences	1,040,000	217,000
Permanent differences
Valuation allowance	(4,300,000)	(1,806,000)
Net deferred tax assets	$-	$-

The Company provides for a valuation allowance when it is more likely than not that it will not realize a portion of the deferred tax assets. The Company has established a valuation allowance against the net deferred tax asset due to the uncertainty that enough taxable income will be generated in those taxing jurisdictions to utilize the assets. Therefore, the Company has not reflected any benefit of such deferred tax assets in the accompanying financial statements. The Company’s net deferred tax asset and valuation allowance increased by $2,494,000 and $1,567,000 in the fiscal years ending December 31, 2023, and 2022, respectively.

At December 31, 2023, the Company had approximately $13,899,180 in federal net operating loss carryforwards. $13,601,748 of these carry forwards are allowed to be carried forward indefinitely and are to be limited to 80% of the taxable income. The remaining amount can be carried forward for 20 years with no income limitation. Pursuant to Internal Revenue Code Section 382, the future utilization of the Company’s net operating loss carryforwards to offset future taxable income may be subject to an annual limitation as a result of ownership changes that may have occurred previously or that could occur in the future.

As of December 31, 2023, the Company had no uncertain tax positions, or interest and penalties, that qualify for either recognition or disclosure in the financial statements. The company is subject to U.S. federal, state, and local income tax examinations by tax authorities for years 2019 through 2023. The tax return for the fiscal year ended December 31, 2023, has not yet been filed.

F-23

CORRELATE ENERGY CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 – SUBSEQUENT EVENTS

From January 10, 2024 to February 20, 2024, eight warrant holders cashless exercised a total of 5,307,500 warrants to purchase common stock, resulting in the issuance of 3,764,559 shares of common stock.

During January 2024, two of the Company’s directors, Dr. Christine Gulbranson and Alina Zagaytova, each received 250,000 options valued at approximately $474,000. The options vested immediately upon issuance.

From January 29, 2024 to March 12, 2024, the Company and seven holders of notes payable which matured between January 29, 2024 and March 12, 2024, agreed to extend the maturity of the note payables, which had outstanding principal balances totaling $480,000, by six months. The Company accounted for each amendment as an extinguishment of existing debt and issuance of new debt pursuant to ASC 470-50-40. In connection with the amendments, the Company agreed to extend the exercise date of 480,000 warrants to purchase shares of common stock, originally issued with the notes payable and set to expire on the maturity date of the notes payable, exercisable at $1.00 per share by approximately three years. The extension of the warrants, which were valued at $761,247, resulted in a discount on the notes totaling $294,017 pursuant to ASC 470-20-30.

F-24

CORRELATE ENERGY CORP.

1,170,000 Units, Each Unit Consisting of One Share of Common Stock

and One Warrant to Purchase One Share of Common Stock,

1,170,000 Pre-Funded Units, Each Pre-Funded Unit Consisting of One Pre-Funded Warrant to Purchase

One Share of Common Stock and One Warrant to Purchase One Share of Common Stock,

and the shares of Common Stock underlying such Warrants and Pre-Funded Warrants

PRELIMINARY PROSPECTUS

Sole Book-Running Manager

Aegis Capital Corp.

, 2024

Through and including _____________ , 2024 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

84

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses, all of which will be borne by the Registrant, in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. All amounts shown are estimates except for the SEC registration fee.

SEC Registration Fee	$2,855.89
NYSE listing fees	$50,000
FINRA filing fee	$3,402.33
Fees of Transfer Agent	$5,000
Accounting fees	$20,000
Legal fees and expenses	$250,000
Miscellaneous	$127,141.78
Total	$458,400

Item 14. Indemnification of Directors and Officers.

Pursuant to the Registrant’s articles of incorporation, as amended, and bylaws, the Registrant may indemnify any person (including his estate) made or threatened to be made a party to any suit or proceeding, whether civil or criminal, because he was a director or officer of the Registrant or served at the Registrant’s request as a director or officer of a subsidiary of the Registrant, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorney fees actually and necessarily incurred as a result of such threat, suit or proceeding, or any appeal therein, to the fullest extent permitted by the Nevada Revised Statutes.

Item 15. Recent Sales of Unregistered Securities.

During the last three years, the Company has issued unregistered securities below. None of these transactions involved any underwriters, underwriting discounts or commissions, except as specified below, or any public offering, and, unless otherwise indicated below, the Company believes that each transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(a)(2) and/or Rule 506 of Regulation D promulgated thereunder, and/or Regulation S promulgated thereunder regarding offshore offers and sales. All recipients had adequate access, through their relationships with the Company, to information about the Company.

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The share and dollar amounts listed below have not been adjusted to reflect the Company’s intended 1-for-6 reverse stock split of the outstanding Common Stock.

•

On December 21, 2022, the Company issued a second note to a third-party investor (“Investor”) in the face amount of $220,000 in connection with the securities purchase agreement previously entered into between the parties in November 2022. On the closing date of the second note, the Company issued the Investor a total of 14,206 commitment shares as additional consideration for the purchase of the note (the “Second Closing Commitment Shares”) and an additional 80,000 restricted shares of common stock as returnable shares (the “Second Closing Returnable Shares”). The shares shall be returned to the Company by the Investor if no event of default occurs under the note that has not been cured within any applicable cure period. In addition, on the closing date of the second note, the Company issued the Investor warrants to purchase 150,000 shares of common stock at an exercise price of $1.00 per share. The warrants shall vest immediately and be exercisable for a period of five years from the issuance date. All of the shares of common stock issued in connection herewith were issued pursuant to Section 4(2) of the Securities Act of 1933, as amended.

•

On December 21, 2022, the Company and its wholly-owned subsidiary, Correlate Inc., entered into a security agreement with the Investor pursuant to which the Company granted a security interest in and to all of its assets, subject to prior liens and security interests, and Correlate Inc. granted a security interest in its ownership of one of its wholly-owned subsidiaries.

•

In connection with each of the Correlate Exchange Agreement and the Loyal Exchange Agreement, the Company issued an aggregate of 8,500,000 shares of its Class A Common Stock to the Correlate Shareholders and the Loyal Members in a private transaction in reliance upon exemptions from registration pursuant to Section 4(2) of the Securities Act and the rules and regulations promulgated thereunder.

•

In December 2021, the Company issued 3,970,000 shares of its Class A Common Stock to certain of its employees, service providers, board members and consultants in private transactions in reliance upon exemptions from registration pursuant to Section 4(2) of the Securities Act and the rules and regulations promulgated thereunder.

•

In December 2021, the Company entered into common stock purchase agreements with accredited investors for the purchase and sale of 2,030,000 shares of the Company’s Class A Common Stock for aggregate proceeds of $507,500. The shares of Class A Common Stock were issued to the investors in a private transaction in reliance upon exemptions from registration pursuant to Section 4(2) of the Securities Act and the rules and regulations promulgated thereunder.

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Item 16. Exhibits and Financial Statement Schedules.

(a) The following exhibits are filed as part of this Registration Statement:

Exhibit No.:	Description:
1.1**	Form of Underwriting Agreement
3.1***	Triccar Inc. Articles of Incorporation (1)
3.1.1***	Amendment to Articles of Incorporation dated April 4, 2022 (2)
3.1.2***	Amendment to Articles of Incorporation dated June 8, 2023 (3)
3.2***	Amended and Restated Bylaws adopted on January 28, 2020
4.1**	Form of Representative Warrant
4.2**	Form of Warrants
4.3**	Form of Pre-Funded Warrant
4.4**	Form of the Warrant Agent Agreement (Warrants)
4.5**	Form of the Warrant Agent Agreement (Pre-Funded Warrants)
5.1**	Opinion of Sichenzia Ross Ference Carmel LLP
10.1***

Reorganization and Stock Purchase Agreement dated as of December 12, 2019 (the “Agreement”) is by and among Frontier Oilfield Services, Inc. (“Frontier”), TRICCAR Holdings, Inc. and shareholders of Frontier (1)

10.2***	Agreement and Plan of Merger (1)
10.3***	Agreement and Plan of Share Exchange dated December 28, 2021, by and between Triccar Inc., Correlate Inc. and the Correlate shareholders (4)
10.4***	Agreement and Plan of Share Exchange dated December 28, 2021, by and between Triccar Inc., Loyal Enterprises LLC and the Loyal Members (4)
10.5***	Employment agreement between the Company and Todd Michaels dated December 28, 2021 (4)
10.6***	Employment Agreement entered into between the Company and Channing F. Chen dated January 18, 2022 (5)
10.7***	Employment Agreement entered into between the Company and Mr. Johan ver Loren van Themaat, dated August 24, 2023
10.8***	2021 Equity Incentive Plan (6)
10.9**	2015 Equity Incentive Plan
10.10**	Form of Convertible Note Agreement
14.1**	Code of Ethics
23.1*	Consent of Turner, Stone & Company, L.L.P.
23.2**	Consent of Sichenzia Ross Ference Carmel LLP (included in Exhibit 5.1 hereto)
24.1	Power of Attorney (included in signature page)
99.1**	Form of Audit Committee Charter
99.2**	Form of Compensation Committee Charter
99.3**	Form of Nominating and Corporate Governance Committee Charter
101.INS	XBRL Instance Document
101.SCH	XBRL Taxonomy Extension Schema Document
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	XBRL Taxonomy Extension Label Linkbase Document
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document
107*	Filing Fee Table

*Filed herewith.

**To be filed by amendment.

*** Previously filed.

(1)	Filed as an exhibit to the Company’s Form 8-K filed on March 6, 2020, and incorporated by reference herein.
(2) (3) (4)

Filed as an exhibit to the Company’s Form 10-K filed on April 14, 2022, and incorporated by reference herein.

Filed as an exhibit to the Company’s Schedule 14C filed on May 16, 2023, and incorporated by reference herein.

Filed as an exhibit to the Company’s Form 8-K filed on January 3, 2022, and incorporated by reference herein.

(5) (6)

Filed as an exhibit to the Company’s Form 8-K filed on January 25, 2022, and incorporated by reference herein.

Filed as an exhibit to the Company’s Schedule 14C filed on September 27, 2023, and incorporated by reference herein.

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Item 17. Undertakings.

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended.

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that:

(1)

For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)

For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(Remainder of page intentionally left blank.)

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Boise, Idaho, on April 26, 2024.

CORRELATE ENERGY CORP.

By:	/s/ Todd Michaels
Name:	Todd Michaels
Title:	Chief Executive Officer, President, Interim Chief Financial Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Todd Michaels his or her true and lawful attorney-in-fact, with full power of substitution and re-substitution for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments including pre- and post-effective amendments to this registration statement, any subsequent registration statement for the same offering which may be filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and pre- or post-effective amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his or her substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Todd Michaels	Chief Executive Officer, President and Director	April 26, 2024
Todd Michaels	(Principal Executive Officer)

/s/ Johan ver Loren van Themaat	Chief Financial Officer	April 26, 2024
Johan ver Loren van Themaat	(Principal Financial Officer and Principal Accounting Officer)

*	Director	April 26, 2024
Jason Loyet

*	Chairman of the Board of Directors	April 26, 2024
Matthew Flemming

*	Director	April 26, 2024
Bob Powell

*	Director	April 26, 2024
Cory Hunt

*	Director	April 26, 2024
Eli Albrecht

/s/ Dr. Christine Gulbranson	Director	April 26, 2024
Dr. Christine Gulbranson

/s/ Alina Zagaytova	Director	April 26, 2024
Alina Zagaytova

*By:	/s/ Todd Michaels
Todd Michaels, Attorney-In-Fact

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